UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

New York REIT, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

167,868,816 (includes (a) 165,854,418 shares of common stock and (b) 2,014,398 units of limited partnership in New York Recovery Operating Partnership, L.P. (including 841,660 limited partnership units entitled “OP Units” and 1,172,738 limited partnership units entitled “LTIP Units” that have been earned in accordance with the terms of the registrant’s 2014 Advisor Multi-Year Outperformance Agreement) that will receive liquidating distributions on a one-for-one basis with shares of common stock).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$11.50 (based on the estimated maximum liquidating distributions per share or unit)

(4)	Proposed maximum aggregate value of transaction:

$1,930,491,384

(5)	Total fee paid:

$194,400.48

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT DATED SEPTEMBER 26, 2016 — SUBJECT TO COMPLETION

[           ], 2016

Dear Stockholder:

On behalf of the board of directors, I cordially invite you to attend a special meeting of the stockholders of New York REIT, Inc., a Maryland corporation (the “Company,” “we,” “us,” “our,” or “our company”), to be held on [        ] [          ], 2016, at [   ], local time, at [        ].

At the special meeting, we will ask you to approve a plan of liquidation and dissolution (the “plan of liquidation”) for the Company. You will also be asked to approve a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of liquidation. The principal purpose of the plan of liquidation is to provide our stockholders with what our board of directors believes, at this time, is the best alternative to maximize stockholder value within a reasonable period of time. The plan of liquidation involves:

•	selling our real estate and real estate related assets,
•	paying our liabilities,
•	distributing our current cash and the net proceeds of our liquidation to our stockholders,
•	winding up our operations, and
•	dissolving the Company.

The Company has estimated that the net proceeds that will be distributed to stockholders over time from the plan of liquidation, including regular monthly dividends and taking into account estimated transaction costs, will be between $8.73 and $11.50 per share. This range is solely an estimate and we cannot guarantee at this time the exact amount that you will receive.

Once a quorum is present or represented by proxy at the special meeting, the affirmative vote of at least a majority of the outstanding shares of our common stock is required to approve the plan of liquidation.

Our board of directors believes that the plan of liquidation is advisable and in the best interests of the Company, has approved the plan of liquidation, and recommends that you vote “FOR” the plan of liquidation. You should carefully read the plan of liquidation, a copy of which is attached as Exhibit A to the accompanying proxy statement. Our board of directors also recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of liquidation.

Your vote is important. Regardless of whether you plan to attend the special meeting, we urge you to submit your proxy as soon as possible. You may do this by completing, signing and dating the enclosed proxy card and returning it to us in the accompanying postage paid return envelope. You may also authorize a proxy to vote your shares via the internet or by telephone. Please follow the directions provided in your proxy card or your voting instructions form. This will not prevent you from voting in person at the special meeting, but will assure that your vote will be counted if you are unable to attend the special meeting.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER AND FOR YOUR CONTINUED SUPPORT OF AND INTEREST IN THE COMPANY.

Sincerely,

[        ]

Randolph C. Read
Non-Executive Chairman of the Board of Directors

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held on [           ], 2016

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of New York REIT, Inc., a Maryland corporation (the “Company,” “we,” “us,” or “our,” or “our company”), will be held on [          ][          ], 2016, at [   ], local time, at [          ]. The proxy solicitation materials were mailed to stockholders on or about [           ], 2016. At the special meeting, stockholders will vote upon the following proposals:

1.	a proposal to approve a plan of liquidation and dissolution (the “plan of liquidation”) for the Company pursuant to which we will undertake the following, among other things:
•	sell or otherwise dispose of all or substantially all of our assets (including, without limitation, any assets held by our operating partnership, New York Recovery Operating Partnership, L.P. (the “OP”), and its and our subsidiaries) in exchange for cash or such other assets as may be conveniently liquidated or distributed;
•	pay or provide for our liabilities and expenses, which may include the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;
•	distribute our current cash and the remaining proceeds of the liquidation to you after the payment of or provision for our liabilities and expenses, and take all necessary or advisable actions to wind up our affairs;
•	if we cannot sell our assets and pay our debts within 24 months of the date you approve the plan of liquidation we intend, for tax purposes, to transfer and assign our remaining assets and liabilities to a liquidating trust and distribute beneficial interests in the liquidating trust equivalent to our stockholders’ ownership interests in the Company to our stockholders; and
•	wind up our operations and dissolve the Company, all in accordance with the plan of liquidation attached to the accompanying proxy statement as Exhibit A; and
2.	a proposal to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies in favor of the proposal to approve the plan of liquidation proposal.

Any action may be taken on the foregoing matters at the special meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the special meeting may be adjourned, or to which the special meeting may be postponed.

Our board of directors believes that the plan of liquidation is advisable and in the best interests of the Company, has approved the plan of liquidation, and recommends that you vote “FOR” the plan of liquidation. You should carefully read the plan of liquidation, a copy of which is attached as Exhibit A to the accompanying proxy statement. Our board of directors also recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of liquidation.

Our board of directors has fixed the close of business on [          ], 2016, as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting, and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.

Regardless of whether you plan to attend the special meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided. You may also authorize a proxy to vote your shares electronically via the internet at or by telephone. For specific instructions on voting, please refer to the instructions on your proxy card or your voting instructions form. Any proxy may be revoked by delivery of a later dated proxy. If you attend the special meeting, you may vote in person if you wish, even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

By Order of the Board of Directors,

[          ]

Nicholas Radesca
Interim Chief Financial Officer, Treasurer and Secretary

New York, New York
[           ], 2016

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following are some questions that you, as a stockholder of the Company, may have regarding the special meeting, voting and the plan of liquidation, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement because the information in this section may not provide all the information that might be important to you with respect to the proposals being considered at the special meeting. Additional important information is also contained in the exhibits to, and the documents incorporated by reference in, this proxy statement. In this section and elsewhere in this proxy statement, references to “you” refers to the holders of the Company’s common stock to whom the notice of special meeting and this proxy statement are addressed.

Q:	What am I being asked to vote upon?
A:	At the special meeting, we will ask you to approve the plan of liquidation and authorize our board of directors to cause the Company to take all actions necessary and advisable to implement and conclude the plan of liquidation. You will also be asked to approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies in favor of the proposal to approve the plan of liquidation.
Q:	Why is the plan of liquidation being proposed?
A:	On September 30, 2015, our board of directors, after discussions with stockholders of the Company, determined to consider potential strategic alternatives to maximize stockholder value within a reasonable period of time and engaged in a strategic review process pursuant to which, with assistance and input from our outside advisors and other representatives of the Company, our board of directors sought to identify potential purchasers for the Company’s assets or the Company as a whole and to evaluate other alternative transactions.

From October 2015 through May 2016, in accordance with our board of directors’ direction, over 100 parties were contacted, including foreign investors, publicly traded real estate investment trusts for U.S. federal income tax purposes (“REITs”), private equity funds and other real estate investors, regarding their potential interest in a strategic transaction at an asset or entity level, 85 of which signed a non-disclosure agreement at the asset or entity level or both.

After a thorough review of the alternatives reasonably available to us, our board of directors concluded that, at this time, pursuing a plan of liquidation is the best alternative to maximize stockholder value within a reasonable period of time.

Q:	What are the recommendations of our board of directors with respect to the proposals?
A:	Our board of directors determined that the terms of the plan of liquidation are advisable and in the best interests of the Company and approved the sale of all of our assets and our dissolution in accordance with the plan of liquidation, subject to stockholder approval. Therefore, our board of directors recommends that you vote “FOR” the plan of liquidation proposal. Our board of directors recommends that you also vote “FOR” the adjournment proposal.
Q:	What are the key provisions of the plan of liquidation?
A:	The plan of liquidation provides, in pertinent part, that, among other things:
•	We will be authorized to sell all of our assets, liquidate and dissolve the Company and its subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of our charter, our bylaws and the laws of the State of Maryland.
•	We will not engage in any business activities, except (i) to exercise the option to purchase the remaining equity interests in WWP Holdings, LLC (the “WWP Option”), (ii) to seek new financing to repay the Company’s existing credit facility (the “Credit Facility”) and exercise the WWP Option, or (iii) to the extent otherwise necessary to preserve the value of our assets, wind up our business, pay or establish a reserve fund for our debts and distribute our assets to our stockholders, all in accordance with our charter and our bylaws, and the plan of liquidation.

•	We will be authorized to satisfy any existing contractual obligations (including any capital call requirements), pay for required tenant improvements and capital expenditures at our real estate properties (including real estate properties owned by joint ventures in which the Company owns an interest) if our board of directors so chooses and make protective acquisitions or advances with respect to our existing assets.
•	We will be authorized to provide for the payment of any and all claims and obligations of ours, including all contingent, conditional or contractual claims known to us. We may do so through the creation of a reserve fund or in other ways.
•	Once we make our final distribution, other than a final distribution made as an in kind distribution of beneficial interests in a liquidating trust, and dissolve, all of our outstanding shares of common stock will be cancelled and we will cease to exist.
•	If we cannot sell our assets and pay our debts within 24 months of the date you approve the plan of liquidation we intend, for tax purposes, to transfer and assign our remaining assets and liabilities to a liquidating trust. This would be necessary in order for us, assuming we remain qualified as a REIT, to be eligible to deduct amounts distributed pursuant to the plan of liquidation as dividends paid and thereby meet our annual distribution requirement and not be subject to U.S. federal income tax on such amounts. Upon transfer and assignment, our stockholders will receive beneficial interests in the liquidating trust equivalent to our stockholders’ ownership interests in the Company as represented by the shares of our common stock held by our stockholders prior to the transfer and assignment. The liquidating trust will pay or provide for all of our liabilities and distribute any remaining net proceeds from the sale of its assets to the holders of beneficial interests in the liquidating trust. The amounts that you would receive from the liquidating trust are included in our estimates of the total amount of cash that you will receive in the liquidation described in the section entitled “Estimated Liquidating Distributions.” The transfer of our assets to a liquidating trust is a taxable event to our stockholders notwithstanding that our stockholders may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. Your interests in a liquidating trust will be generally non-transferable except by will, intestate succession or operation of law.
•	Until we are dissolved, our board of directors may terminate, modify or amend the plan of liquidation without further action by our stockholders.
Q:	Who will oversee the liquidation?
A:	The sale of the Company’s assets will be administered by our board of directors and New York Recovery Advisors, LLC (our “Advisor”) (or any replacement advisor) in accordance with the plan of liquidation and our existing advisory agreement with the Advisor (or any replacement advisor) and subject to the Company’s governing documents. In accordance with our announcement on September 7, 2016, we have issued a Request For Proposals (“RFP”) for all interested, qualified parties to serve as our external advisor upon expiration of our existing advisory agreement with the Advisor, which is terminable by us or the Advisor on December 26, 2016 on 60 days prior written notice. We expect to complete this RFP process and make a selection of an advisor prior to the special meeting. Whether our existing Advisor will continue in that capacity or be replaced with a new party has not yet been determined.

We are externally managed by the Advisor and have no employees of our own. We rely on the Advisor to run our business subject to oversight from our board of directors. The Advisor’s responsibilities include, but are not limited to, operating our portfolio, acquiring assets, disposing of assets, arranging financings, providing accounting services, providing information technology services, preparing and filing all reports required to be filed by it with the Securities and Exchange Commission (the “SEC”), the Internal Revenue Service (the “IRS”) and other regulatory agencies, maintaining our REIT status, and maintaining our compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). For more information on the risks associated with our relationship with our Advisor, see “Risk Factors — Our board of directors is soliciting proposals from third parties to serve as our external advisor commencing

December 27, 2016, and, if the existing advisory agreement is terminated and no suitable replacement for the Advisor is found, we may not be able to execute the plan of liquidation as effectively as we have anticipated.”

Q:	What will I receive in the liquidation?
A:	It is currently estimated that the net proceeds that will be distributed to stockholders over time from the plan of liquidation, including regular monthly dividends and taking into account debt repayment and estimated transaction costs, will be between $8.73 and $11.50 per share (our “Total Liquidating Distributions Range”). Our Total Liquidating Distributions Range is an estimate and does not necessarily reflect the actual amount that our stockholders will receive in liquidating distributions, and the actual amount may be more or less than the Total Liquidating Distributions Range, for various reasons discussed in this proxy statement, including in the section entitled “Risk Factors.” Amounts available for distribution to stockholders are dependent on a number of factors, including actual proceeds from the sale of our assets, fees and expenses incurred in connection with the sale of our assets, expenses incurred in the administration of our properties prior to disposition, general administrative expenses of the Company, including contractual management fees paid to the Advisor or any replacement advisor and other liabilities that may be incurred by the Company.

We will make liquidating distributions in one or more payments. However, we cannot be sure how many liquidating distributions will be made, or when they will be made. The actual timing of the liquidating distributions we pay under the plan of liquidation depends on a number of factors outside of our control discussed in this proxy statement, including in the section entitled “Risk Factors.”

You may also receive an interest in a liquidating trust that we may establish under the circumstances discussed below. Distributions that you may receive from the liquidating trust, if any, are included in our estimates of the Total Liquidating Distributions Range. Further, if we establish a reserve fund to pay for liabilities following the liquidation, the timing and amount of your distributions in the liquidation may be adversely impacted.

Q:	When will I receive my liquidating distributions?
A:	We will seek to sell most or all of our assets and make most or all of the liquidating distributions within six to 12 months after the plan of liquidation is approved by our stockholders, although there is no assurance such sales and such distributions will be made within that time. We expect to make liquidating distributions to our stockholders throughout the period of the liquidation process and to make the final liquidating distribution after we sell all of our assets, make reasonable provisions for all known claims and obligations, including all contingent, conditional or contractual claims, as well as provisions that are reasonably likely to be sufficient to provide compensation for any claim against us, our operating partnership, New York Recovery Operating Partnership, L.P. (the “OP”), or its or our subsidiaries in connection with any pending action, suit or proceeding to which any of the Company, the OP or any of their respective subsidiaries is a party. We will be unable to pay liquidating distributions until we repay the amount required to be repaid under the new credit facility refinancing the Credit Facility, which may delay the timing of liquidating distributions or, depending on the terms of the new credit facility, prevent liquidating distributions until we repay our indebtedness in full.

If we have not sold all of our assets and paid all of our liabilities within 24 months after stockholder approval of the plan of liquidation, or if our board of directors otherwise determines that it is advantageous to do so, we intend, for tax purposes, to transfer and assign our remaining assets and liabilities to a liquidating trust. This is necessary in order for us, assuming we remain qualified as a REIT, to be eligible to deduct amounts distributed pursuant to the plan of liquidation as dividends paid and thereby meet our annual distribution requirement and not be subject to U.S. federal income tax on such amounts. Upon transfer and assignment, our stockholders will receive beneficial interests in the liquidating trust equivalent to the ownership interests in the Company as represented by the shares of our common stock prior to the transfer and assignment. The liquidating trust will pay or provide for all of our liabilities and distribute any remaining net proceeds from the sale of its assets to the holders of beneficial interests in the liquidating trust.

If we establish a reserve fund, we may make a final distribution of any funds remaining in the reserve fund after we determine that all of our liabilities have been paid.

The actual amounts and times of the liquidating distributions will be determined by our board of directors or, if a liquidating trust is formed, by the trustees of the liquidating trust, in their discretion. If you transfer your shares during the liquidation, the right to receive liquidating distributions will transfer with those shares.

Q:	What will happen to my shares of stock?
A:	If our stockholders approve the plan of liquidation and we complete the liquidation, all shares of our common stock owned by you will be cancelled at the end of the liquidation process.
Q:	What is a liquidating trust?
A:	A liquidating trust is a trust organized for the primary purpose of liquidating and distributing the assets transferred to it. Pursuant to applicable rules relating to entities that qualify as a REIT, in order to be able to deduct liquidating distributions as dividends, we must complete our liquidation within 24 months of the date the plan of liquidation is approved by you. If we are unable to do so, we may satisfy this requirement by transferring and assigning our remaining assets and liabilities to a liquidating trust prior to the end of the 24-month period. This is necessary in order for us, assuming we remain qualified as a REIT, to be eligible to deduct amounts distributed pursuant to the plan of liquidation as dividends paid and thereby meet our annual distribution requirement and not be subject to U.S. federal income tax on such amounts. If we form a liquidating trust, we will transfer to our stockholders beneficial interests in the liquidating trust. Your interests in a liquidating trust will be generally non-transferable except by will, intestate succession or operation of law.
Q:	How was the Total Liquidating Distributions Range calculated?
A:	Our estimated Total Liquidating Distributions Range was derived from estimated total gross real estate sale proceeds, including an estimated value range for the additional interest in the Worldwide Plaza property we expect to acquire upon exercise of the WWP Option, less total debt, the price of exercising the WWP Option, estimated asset sale transaction costs and estimated liquidation costs, but adjusted upwards for estimated interim operating cash flows, as well as existing cash and working capital (estimated as of June 30, 2016). Our estimated Total Liquidating Distributions Range also assumes that our regular monthly dividends will be suspended in October 2016. Amounts available for distribution to stockholders are dependent on a number of factors, including actual proceeds from the sale of our assets, fees and expenses incurred in connection with the sale of our assets, expenses incurred in the administration of our properties prior to disposition, general administrative expenses of the Company, including contractual management fees paid to the Advisor or any replacement advisor and other liabilities that may be incurred by the Company.
Q:	Will I continue to receive regular monthly dividends during the implementation of the plan of liquidation?
A:	If the plan of liquidation is approved, our board of directors will review whether to continue to pay monthly dividends, taking into consideration our capital needs, including the funds needed to exercise the WWP Option. In addition, as part of our continuing review of operating results and proposed asset sales, our board of directors will continue to review our future dividend policy. There is no assurance that we will continue paying a monthly dividend at the existing rate, if at all.
Q:	What alternatives to liquidation have you considered?
A:	We engaged in a strategic review process pursuant to which, at the direction of our board of directors and with input from the Company’s outside advisors and other representatives of the Company, we sought to identify potential purchasers for the Company’s assets or the Company as a whole and to evaluate other alternative transactions. As part of this process, we considered a number of potential alternatives including:
•	a sale or merger of the Company;

•	other entity-level transactions, including proposals received during the strategic alternatives process which involved an investment and contribution of property from a third-party investor combined with an internalization of our management and changes to the composition of our board of directors;
•	the series of the transactions (the “JBG Combination Transactions”) contemplated by the Master Combination Agreement (the “JBG Combination Agreement”) with JBG Properties, Inc. and JBG/Operating Partners, L.P. (collectively “JBG Management Entities”), and certain pooled investment funds that are affiliates of the JBG Management Entities (collectively with the JBG Management Entities and certain affiliated entities, “JBG”) under which the real estate interests and management business interests of JBG would be contributed to the Company and the OP in exchange for newly issued units of limited partner interests in the OP entitled “OP Units” (“OP Units”) and newly issued shares of our common stock;
•	seeking to dispose of one or more of our assets through individual asset sales or portfolio sales; and
•	continuing to operate our business.

However, following the termination of the JBG Combination Agreement and after reviewing the alternatives reasonably available to us, we concluded, and our board of directors believes, that, at this time, pursuing a plan of liquidation is the best alternative to maximize stockholder value within a reasonable period of time. For further information, please see the section entitled “Proposal One: Plan of Liquidation — Background of the Plan of Liquidation.”

Q:	What are the U.S. federal income tax consequences of the liquidation to stockholders?
A:	In general, if the plan of liquidation is approved and the Company is liquidated, distributions to you under the plan of liquidation, including your pro rata share of the fair market value of any assets that are transferred to a liquidating trust, should not be taxable to you for U.S. federal income tax purposes until the aggregate amount of liquidating distributions to you exceeds your adjusted tax basis in your shares of common stock, and then should be taxable to you as capital gain (assuming you hold your shares as a capital asset). To the extent the aggregate amount of liquidating distributions to you is less than your adjusted tax basis in your shares of common stock, you generally will recognize a capital loss (assuming you hold your shares as a capital asset) in the year the final distribution is received by you. The transfer of our assets to a liquidating trust is a taxable event to our stockholders notwithstanding that the stockholders may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. Please see the sections entitled “Material U.S. Federal Income Tax Consequences” for a more detailed summary of the possible U.S. federal income tax consequences to you. You should consult your tax advisor as to the tax effect of your particular circumstances.
Q:	Will we continue to maintain our status as a REIT?
A:	We anticipate that we will continue to satisfy the requirements necessary to qualify as a REIT until such time, if at all, as we transfer any remaining assets and liabilities to a liquidating trust, and that we will make distributions sufficient to ensure that we will not be required to pay U.S. federal income tax. Nevertheless, due to the changes in the nature of our assets and our sources of income that may result during this period, and the need to retain assets to meet liabilities, we can neither assure you that we will continue to qualify as a REIT nor that we will not become subject to U.S. federal income tax during the liquidation process. Any taxes imposed on us (because we are unable to retain our status as a REIT or we become subject to U.S. federal income tax during the liquidation process) could materially reduce the amount of cash available for distribution to our stockholders.
Q.	What will happen if the plan of liquidation is not approved by our stockholders?
A:	If the plan of liquidation is not approved by our stockholders, our board of directors will determine what other reasonably available alternatives to pursue are in the best interests of the Company, including, without limitation, potentially continuing to operate the business. However, we believe, at this time, that the other alternatives to the plan of liquidation are less desirable for us.

Q:	Can the plan of liquidation be abandoned to pursue a strategic alternative (or for any other reason)?
A:	Our board of directors may terminate, modify or amend the plan of liquidation without further action by our stockholders and for any reason (including, without limitation, to pursue any other strategic alternatives that are, or may become, available to us) both before and after approval of the plan of liquidation by our stockholders. See “Material U.S. Federal Income Tax Consequences — Tax Consequences to Our Company.”
Q:	Do you currently have agreements to sell your assets?
A:	As of the date of this proxy statement, we have not entered into any binding agreements to sell any of our assets. Under Maryland law, we are not permitted to sell all or substantially all of our assets before receiving stockholder approval, but we currently expect to begin marketing some or all of our assets before such approval is obtained and could potentially close on some asset sales prior to such stockholder approval.
Q:	Are there any interests in the liquidation that differ from my own?
A:	Yes. In considering the recommendation of the board of directors to approve the plan of liquidation, our stockholders should be aware that our Advisor and our directors and executive officers, including all of our executive officers and one of our directors in their capacity as executives or members of the Advisor, may be deemed to have interests in the liquidation that are in addition to, or different from, your interests as a stockholder, including the following:
•	The following fees and expenses are payable to our Advisor and its affiliates under existing agreements with us:
•	If our Advisor provides a substantial amount of services as determined by our independent directors in connection with a sale of one or more properties, our Advisor may receive a brokerage commission in an amount not to exceed the lesser of 2% of the contract sales price of the property and one-half of the total brokerage commission paid if a third-party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission.
•	Our Advisor is entitled to receive asset management fees and may receive reimbursement of expenses in connection with the implementation of the plan of liquidation.
•	New York Recovery Properties, LLC (the “Property Manager”), which is under common control and ownership with the Advisor, is entitled to receive fees and reimbursements under a property management agreement that has a term expiring on September 1, 2017, although fees have historically been waived. Since we commenced active operations in June 2010, the Property Manager has waived property management fees and the Advisor declined to request general and administrative expense reimbursements until the third quarter of 2015 and has, in prior periods, waived certain other fees and expense reimbursements. During this period, the aggregate amount of all fees and expense reimbursements waived or not requested was approximately $13.7 million.

We expect that the new advisory agreement we enter into with the Advisor or a replacement advisor may have different terms to take into account the plan of liquidation.

•	All outstanding and unvested restricted shares of common stock issued under the Company’s employee and director incentive restricted share plan (“restricted shares”), including 153,266 unvested restricted shares held by our directors and executive officers in the aggregate, will vest upon the sale of all or substantially all of our assets.
•	All outstanding and unvested earned limited partnership units of the OP entitled “LTIP Units” (“LTIP Units”) issued under the Company’s 2014 Second Amended and Restated 2014 Advisor Multi-Year Outperformance Agreement (the “OPP”) will vest upon the sale of all or substantially all of our assets, and there are currently 1,172,738 LTIP Units that have been earned but have not yet vested, 24,170 of which are held by Nicholas Radesca, our interim chief financial officer, and the remainder of which are held by the individual members of American Realty Capital III, LLC (our “Sponsor”), which owns and controls our Advisor, including 229,714 earned LTIP Units held by Michael A. Happel, our chief executive officer and president, and 124,198 earned LTIP Units held by William Kahane, a member of our board of directors and a control person of the Advisor.
•	Additional LTIP Units issued under the OPP to the Advisor are eligible to be earned on the final valuation date under the OPP scheduled to occur in April 2017, based on the achievement of certain performance criteria, and the OPP provides that if a liquidation in the good faith judgment of the compensation committee of our board of directors necessitates action by way of equitable or proportionate adjustment in the terms of these LTIP Units to avoid distortion in the value of the LTIP Units, the compensation committee shall make equitable or proportionate adjustments and take such other action as it deems necessary to maintain the LTIP Unit rights under the OPP so that they are substantially proportionate to the rights of LTIP Units existing prior to the liquidation.

Our board of directors was aware of these interests and considered them in making its recommendations. For further information regarding these and other interests that differ from your interests, please see the section entitled “Proposal One: Plan of Liquidation — Interests of Certain Persons in the Plan of Liquidation.”

Q:	What other matters will be voted on at the special meeting?
A:	In addition to asking you to vote on the plan of liquidation proposal, we are asking you to consider and vote on a proposal to permit adjournment of the special meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes present at the time of that meeting to approve the plan of liquidation proposal. We refer to this as the adjournment proposal. The vote for the plan of liquidation proposal is separate from the vote for the adjournment proposal.
Q:	Who is entitled to vote at the meeting?
A:	If our records show that you were a holder of shares of our common stock at the close of business on [ ], 2016, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date.
Q:	How many shares can vote?
A:	As of the close of business on the record date, [ ] shares of common stock of the Company were issued and outstanding and entitled to vote. There is no other class of voting securities outstanding. You are entitled to one vote for each share of common stock you held as of the close of business on the record date. The proxy card shows the number of shares of our common stock you are entitled to vote.
Q:	What constitutes a quorum?
A:	A quorum refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. The presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast will constitute a quorum for the transaction of business at the meeting. If a share is represented for any purpose at the special meeting it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and broker non-votes, if any, will be counted for purposes of determining the existence of a quorum.
Q:	What vote of stockholders is required to approve the proposals?
A:	Approval of the plan of liquidation proposal will require the affirmative vote of the holders of at least a majority of the shares of our common stock then outstanding and entitled to vote thereon. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal.

Q:	What effect will abstentions have on the vote approval for the liquidation proposal and for the adjournment proposal?
A:	Approval of the plan of liquidation proposal will require the affirmative vote of the holders of at least a majority of the shares of our common stock. As a result, an abstention will have the same effect as a vote against the plan of liquidation proposal. An abstention will have no effect on the outcome of the vote on the adjournment proposal.
Q:	What effect will broker non-votes have on the vote approval for the liquidation proposal and the adjournment proposal?
A:	A broker non-vote occurs when stockholders who hold their shares of common stock through a broker, bank or other nominee (i.e., in “street name”) fail to provide such brokers with specific instructions on how to vote the shares, and the brokers do not have discretion to vote the shares under applicable stock exchange rules. Because approval of the sale of all of the assets of a corporation and the dissolution of a corporation are both matters for which brokers are prohibited from exercising their discretion, a broker non-vote will have the same effect as a vote against the plan of liquidation proposal. A broker non-vote will have no effect on the outcome of the vote on the adjournment proposal.
Q:	What happens if I do not vote?
A:	If you do not vote, it will have the same effect as a vote against the plan of liquidation proposal, but will have no effect on the adjournment proposal.
Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A:	Your broker will not vote your shares unless you provide your broker with instructions on how to vote. You should follow the procedures provided by your broker regarding how to instruct them to vote your shares.
Q:	How may I vote?
A:	You may vote in person at the special meeting or by authorizing a proxy to vote your shares. Stockholders may submit their votes by authorizing a proxy by mail by completing, signing, dating and returning their proxy card in the enclosed envelope. Stockholders also have the following two options for authorizing a proxy to vote their shares:
•	via the internet at any time prior to 11:59 p.m. Eastern Time on [ ], [ ], 2016, please refer to the instructions on your proxy card or your voting instructions form; or
•	by telephone at any time prior to 11:59 p.m. Eastern Time on [ ], [ ], 2016, please refer to the instructions on your proxy card or your voting instructions form.

For those stockholders with internet access, we encourage you to authorize a proxy to vote your shares via the internet, a convenient means of authorizing a proxy that also provides cost savings to us. In addition, when you authorize a proxy to vote your shares via the internet or by telephone prior to the special meeting date, your proxy authorization is recorded immediately and there is no risk that postal delays will cause your vote by proxy to arrive late and, therefore, not be counted. For further instructions on authorizing a proxy to vote your shares, see your proxy card. You may also vote your shares at the special meeting. If you attend the special meeting, you may vote in person, and any proxies that you authorized by mail or by internet or telephone will be superseded by the vote that you cast at the special meeting.

By casting your vote in any of the ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

Voting in Person

Stockholders of record may vote in person by ballot at the special meeting. Instructions for in person voting, including directions to the special meeting, can be obtained by calling our proxy solicitor, D.F. King & Co., Inc. (“D.F. King”) toll-free at (877) 674-6273 or collect at (212) 269-5550 or by email: nyreit@dfking.com. Please note that even if you plan to attend the special meeting in person, we encourage you to submit a proxy in advance to ensure your shares are represented. Your vote in person at the special meeting will revoke any previously submitted proxy.

If you own common stock in “street name,” you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, as brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. You should instruct your broker, bank or other nominee as to how to vote your shares of our common stock following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares of our common stock. If you hold your shares of our common stock through a broker, bank or other nominee and wish to vote in person at the special meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).

Q:	How will proxies be voted?
A:	Shares represented by valid proxies will be voted at the special meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, your shares will be “FOR” the plan of liquidation proposal and “FOR” the adjournment proposal.

No other business will be presented at the special meeting other than as set forth in the attached Notice of Special Meeting of Stockholders.

Q:	Who is paying for this proxy solicitation?
A:	We have retained D.F. King, a professional proxy solicitation firm, to aid in the solicitation of proxies at a fee estimated to be approximately $[ ]. We have agreed to indemnify D.F. King against certain liabilities that it may incur arising out of the services it provides in connection with the special meeting. D.F. King has advised us that approximately [ ] of its employees will be involved in the proxy solicitation on our behalf.

We will pay all of the expenses incurred in connection with the solicitation of proxies, including preparing, assembling, printing and mailing the materials used in the solicitation of proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of shares of our common stock held of record by such persons. Solicitation of proxies will be primarily by mail. In addition to D.F. King, certain of our directors or officers and certain officers, managers or members of other affiliates of ours, also may solicit proxies by telephone, internet or in person.

Q:	What should I do now?
A:	You should complete, date and sign your proxy card and return it promptly in the enclosed postage-prepaid envelope, or authorize a proxy to vote your shares by internet or telephone (please refer to the instructions on your proxy card or your voting instructions form), as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the special meeting in person.
Q:	How can I change my vote or revoke a proxy?
A:	You may revoke your proxy or change your vote at any time before your proxy is voted at the special meeting. If you are a holder of record, you can do this in any of the three following ways:
•	by sending a written notice to the Secretary of the Company at the address set forth under “Where You Can Find More Information,” in time to be received before the special meeting, stating that you would like to revoke your proxy;
•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting, or by completing a later dated proxy over the internet or by telephone, in which case your later dated proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone at the special meeting will not revoke any proxy that you have previously given.

If you are a holder of record and you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of the Company no later than the beginning of the special meeting. If your shares are held in street name by your broker, bank or other nominee, you should contact them to change your vote.

Q:	Do I have appraisal rights?
A:	No. Objecting stockholders are not entitled under Maryland law or our charter to appraisal rights or to any similar rights of dissenters in connection with the transactions contemplated by the plan of liquidation.
Q:	Whom should I call with other questions?
A:	If you have additional questions about this proxy statement or the special meeting or would like additional copies of this proxy statement, please contact our proxy solicitor, D.F. King, at:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders call toll-free: (877) 674-6273
Banks and brokers call collect: (212) 269-5550
Email: nyreit@dfking.com

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For additional information concerning the plan of liquidation, you should read this entire proxy statement, including the exhibit, and the other documents incorporated by reference in this proxy statement. A copy of the plan of liquidation is included as Exhibit A to this proxy statement. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this proxy statement.

Our Business

We were incorporated on October 6, 2009 as a Maryland corporation that qualified as a REIT beginning with our taxable year ended December 31, 2010. On April 15, 2014, we listed our common stock on the New York Stock Exchange (“NYSE”) under the symbol “NYRT.”

We purchased our first property and commenced active operations in June 2010. As of June 30, 2016, we owned 19 properties located in New York City aggregating 3.3 million rentable square feet with occupancy of 93% and a weighted-average remaining lease term of 9.3 years. Our portfolio primarily consists of office and retail properties, which, as of June 30, 2016, represented 83% and 9%, respectively, of rentable square feet. We have acquired hotel and other types of real properties to diversify our portfolio. Properties other than office and retail spaces represented 8% of rentable square feet.

Substantially all of our business is conducted through the OP. Our only significant asset is the general partnership interests we own in the OP and assets held by us for the use and benefit of the OP.

Our Advisor

We have no employees, and the Advisor, pursuant to the advisory agreement, serves as our external advisor and manages our day-to-day operations. The Property Manager serves as our property manager, unless services are performed by a third party for specific properties. The Advisor and Property Manager are under common control with AR Global Investments, LLC (the successor business to AR Capital, LLC, “AR Global”), the parent of our Sponsor.

In accordance with our announcement on September 7, 2016, we have issued an RFP for all interested, qualified parties to serve as our external advisor upon expiration of our existing advisory agreement with the Advisor, which is terminable by us or the Advisor on December 26, 2016 on 60 days prior written notice. Whether our existing Advisor will continue in that capacity or be replaced with a new party has not yet been determined. We expect to complete this RFP process and make a selection of an advisor prior to the special meeting.

We are externally managed by the Advisor and have no employees of our own. We rely on the Advisor to run our business subject to oversight from our board of directors. The Advisor’s responsibilities include, but are not limited to, operating our portfolio, acquiring assets, disposing of assets, arranging financings, providing accounting services, providing information technology services, preparing and filing all reports required to be filed by it with the SEC, the IRS and other regulatory agencies, maintaining our REIT status, and maintaining our compliance with the Sarbanes-Oxley Act. For more information on the risks associated with our relationship with our Advisor, see “Risk Factors — Our board of directors is soliciting proposals from third parties to serve as our external advisor commencing December 27, 2016, and, if the existing advisory agreement is terminated and no suitable replacement for the Advisor is found, we may not be able to execute the plan of liquidation as effectively as we have anticipated.”

New Financing and Exercise of WWP Option

We are currently seeking to obtain new financing of approximately $760 million in order to repay the Credit Facility in full, to provide additional liquidity for the Company to exercise the WWP Option and to provide increased flexibility to sell assets and distribute the proceeds to stockholders. The new financing is expected to permit asset sales and provide for a release price to be paid upon closing of an asset sale which will be applied to prepay the outstanding principal amount of the new financing.

We have the right to exercise the WWP Option starting in January 2017 and intend to do so using, in part, the proceeds from this new financing.

The plan of liquidation generally prohibits us from engaging in any business activities, except for exercising the WWP Option and seeking this new financing.

The Special Meeting

The special meeting will be held on [       ] [           ], 2016, at [   ] local time, at [        ]. For more information on the special meeting, see the section entitled “The Special Meeting.”

Vote Required

Approval of the plan of liquidation proposal will require the affirmative vote of the holders of at least a majority of the shares of our common stock issued and outstanding and entitled to vote on the proposal. A stockholder’s failure to return a proxy or give instructions to his or her broker or abstention from voting will have the same effect as an affirmative vote against this proposal and, consequently, the plan of liquidation. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal.

Record Date for Voting

The close of business on [           ], 2016 is the record date for determining eligibility to vote at the special meeting. Each holder of our common stock on the record date will be entitled to one vote per share on all matters coming before the special meeting. On the record date, there were [    ] shares of our common stock outstanding and entitled to vote at the special meeting.

The Plan of Liquidation

The principal purpose of the plan of liquidation is to maximize stockholder value within a reasonable period of time. In the liquidation, we will sell or otherwise dispose of all or substantially all of our assets (including, without limitation, any assets held by the OP and its and our subsidiaries), and the purchasers of each of our assets will be the sole beneficiaries of any earnings and growth of that asset following the sale of such asset. Accordingly, we and our stockholders will neither benefit from any potential increase in the value of our assets, nor will we or our stockholders bear the risk of any potential decrease in the earnings or value of these assets following the sale of such assets.

Following the completion of the sale or transfer of all of our assets in accordance with the plan of liquidation, we will pay or provide for our liabilities and expenses, distribute the remaining proceeds of the liquidation of our assets to our stockholders, wind up our operations and dissolve.

Our common stock is currently registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to our plan of liquidation, we expect to terminate registration of our common stock under the Exchange Act after we have sold all our assets or transferred them to a liquidating trust.

Background of the Plan of Liquidation

In the summer of 2015, representatives of the Company received feedback from various stockholders of the Company expressing concern regarding the Company’s ability to fund continued growth given its stock price, capital availability and cost of capital and expressing a preference for the Company to consider and potentially pursue strategic alternatives to enhance stockholder value, including a sale or merger of the Company, as compared to recapitalizing certain assets as part of a going concern strategy. On September 30, 2015, our board of directors determined to consider potential strategic alternatives in order to maximize stockholder value within a reasonable period of time and approved the engagement of Wells Fargo Securities LLC (“Wells Fargo Securities”) to assist the our board of directors in evaluating a potential strategic transaction at the asset or entity level.

From October 2015 through May 2016, in accordance with our board of directors’ direction, Wells Fargo Securities contacted over 100 parties, including foreign investors, publicly traded REITs, private equity funds and other real estate investors, to solicit potential interest in a strategic transaction at an asset or entity level, 85 of which signed a non-disclosure agreement at the asset or entity level or both. Following the termination of the JBG Combination Agreement on August 2, 2016, an additional seven parties executed entity-level non-disclosure agreements.

In December 2015, our board of directors authorized us to enter into an exclusivity agreement with a publicly traded REIT (referred to herein as “Party A”) to negotiate the definitive terms of the sale of all shares of our common stock for consideration payable predominantly in cash, but Party A withdrew from these negotiations shortly afterwards and informed us in January 2016 that it was no longer interested in pursuing a potential transaction.

On May 25, 2016, the Company entered into a JBG Combination Agreement with JBG under which the real estate interests and management business interests of JBG would be contributed to the Company and the OP in exchange for approximately 319.9 million newly issued shares of common stock of the Company and newly issued OP Units in a series of transactions referred to herein as the JBG Combination Transactions.

Following the announcement of the JBG Combination Agreement, both the Company and JBG received negative feedback regarding the JBG Combination Transactions. The Company and JBG met with a number of stockholders of the Company in the weeks following the announcement, who generally indicated that they would not support a vote for the JBG Combination Transactions. Among the concerns voiced by stockholders and considered by our board of directors were the value ascribed to the assets to be contributed by JBG to the Company and the lack of consideration in cash or liquid securities payable to the Company’s stockholders. With a view towards addressing these stockholder concerns, the Company and JBG held discussions during July 2016 concerning revisions to the terms of the JBG Combination Transactions. Ultimately, our board of directors concluded that a mutually agreeable revision to the terms of the JBG Combination Transactions could not be reached, and, on August 2, 2016, we entered into an agreement with JBG terminating the JBG Combination Agreement.

During the period in which it had considered strategic alternatives, including potential transactions with Party A and JBG, our board of directors had also considered selling all or substantially all of the Company’s assets pursuant to a plan of liquidation as an alternative, although it also considered potential impediments to doing so, including restrictions in the Credit Facility and the need to secure financing in order to exercise the WWP Option.

Our board of directors discussed liquidation as a potentially attractive alternative given the potential disadvantages of continuing to operate the Company as a stand-alone entity, including the Company’s relatively small scale compared to other publicly traded REITs focused primarily on New York City, its limited internal growth prospects, its external management structure, the difficulty the Company faced in raising new capital and the difficulty of making accretive acquisitions relative to its cost of capital at the time at multiple meetings, including:

•	on November 15 and 17, 2015, when our board of directors was first considering the steps to take in connection with indications of interest received in the third-party solicitation process;
•	on January 20, 2016, following formal termination of the discussions with Party A;
•	on March 28, 2016, prior to our board of directors authorizing entry into an exclusivity agreement with JBG; and
•	on May 8, 2016, prior to our board of directors authorizing a further extension of exclusivity with JBG.

During the period in which our board of directors considered a potential termination of the JBG Combination Agreement or revisions to the JBG Combination Transactions, our board of directors also discussed and ultimately approved, concurrently with approving the termination of the JBG Combination Agreement, a plan to begin the process of selling assets to the extent permitted under its Credit Facility and Maryland law, with the proceeds distributed to stockholders, and concurrently seeking to obtain new financing.

On August 17, 2016, we entered into an amendment to the Credit Facility modifying a representation in the Credit Facility, which previously prohibited the contemplation of a liquidation, so that the modified representation would permit the Company to contemplate, and ultimately adopt, a plan of liquidation if the Company so desired.

On August 21, 2016, our board of directors determined that the plan of liquidation was advisable and in the best interests of the Company, approved the plan of liquidation and recommended that the our stockholders vote to approve the plan of liquidation. This approval was by a vote of five directors voting for and one director voting against.

Reasons for the Plan of Liquidation

In evaluating the plan of liquidation, our board of directors consulted with management and the Advisor, as well as outside legal and financial advisors. In reaching its determination that the plan of liquidation is advisable and in the best interests of the Company and approving the plan of liquidation and recommending that our stockholders vote to approve the plan of liquidation, our board of directors considered a number of factors, including, in our board of directors view, the following material factors:

•	our board of directors believed that the Company, with the assistance of Wells Fargo Securities, had checked the market for a sale of the entire Company or other entity-level transactions through the strategic review process conducted from October 2015 through May 2016, contacting over 100 parties;
•	our board of directors determined, based upon discussions with certain of our stockholders, that many of our stockholders preferred a liquidation of the Company’s assets or another transaction that provided our stockholders with cash or liquid securities for their shares of our common stock rather than having the Company operate as a going concern;
•	the tax benefits to certain of our stockholders from the fact that liquidating distributions will be non-taxable to a U.S. stockholder until cumulative liquidating distributions to that stockholder exceed the tax basis in the stockholder’s shares and then would be taxable at capital gains rates, rather than a portion of each distribution potentially being taxable at ordinary income rates if distributions were made in the ordinary course of business rather than as liquidating distributions;
•	our board of directors considered the fact that the Company could still, if the opportunity arose, consider and pursue an entity-level transaction for consideration payable in cash or liquid securities during the course of implementing a plan of liquidation; and
•	following this review and consideration, our board of directors believes that the liquidating distributions that the Company will make to stockholders in connection with the plan of liquidation would likely maximize stockholder value within a reasonable period of time.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors related to the plan of liquidation. The risks and other countervailing factors relating to the plan of liquidation include, but are not limited to, the following:

•	the need to complete a refinancing of, or amend, the Credit Facility to enable the Company to proceed with the sale of all or substantially all the Company’s assets without breaching the Credit Facility;
•	the fact that the Credit Facility limits our ability to sell the 12 assets included in the borrowing base of the Credit Facility pursuant to a plan of liquidation or otherwise, unless the Credit Facility is repaid or amended or the Company substitutes additional unencumbered collateral with equal or greater value and equal or greater net operating income;
•	the existing loans encumbering the Worldwide Plaza property include provisions which could limit the Company’s ability to assume those loans without lender consent upon the exercise of the WWP Option and could also indirectly limit the Company’s ability to sell assets prior to the exercise of the WWP Option due to the risk that the Company’s sale of assets prior to exercising the WWP Option could cause the Company not to meet the requirements for assuming the loans encumbering the Worldwide Plaza property without lender consent;
•	repayment of the existing loans encumbering the Worldwide Plaza property could result in a substantial defeasance cost, which, as of November 1, 2016, we estimate to be approximately $168.3 million;

•	that the Company would need to raise additional capital to exercise the WWP Option;
•	if the WWP Option is exercised, we may be liable for New York State and New York City real property transfer taxes on the sale of that portion of the Worldwide Plaza property that we would not have liability for had we sold the WWP Option directly;
•	it is possible we could become subject to the 100% excise tax on “prohibited transactions” if we are unable to avail ourselves of the safe harbor provided in the Code on the sales of our assets pursuant to the plan of liquidation or otherwise structure our property sales so that such tax would not be applicable;
•	we intend, for tax purposes, to transfer our remaining unsold properties to a liquidating trust if we are unable to sell all of our assets and distribute the net proceeds to our stockholders within 24 months of the plan of liquidation being approved by stockholders, which may cause stockholders to recognize taxable gain at the time of such transfer, prior to the receipt of cash, and may have adverse tax consequences on tax-exempt and non-U.S. stockholders; and
•	the costs incurred by the Company in connection with implementing the plan of liquidation would be significant and may be greater than estimated.

In addition, our board of directors was aware of and considered the interests of its directors and executive officers, including all of our executive officers and one of our directors in their capacity as executives or members of the Advisor, that are different from, or in addition to, the interests of our stockholders generally.

Recommendation of Our Board of Directors

Our board of directors recommends that you vote “FOR” the plan of liquidation and “FOR” the adjournment proposal.

Interests in the Liquidation That Differ from Your Interests

Our Advisor and our directors and executive officers, including all of our executive officers and one of our directors in their capacity as executives or members of the Advisor, may be deemed to have interests in the liquidation that are in addition to, or different from, your interests as a stockholder, including the following:

•	The following fees and expenses are payable to our Advisor and its affiliates under existing agreements with us:
•	If our Advisor provides a substantial amount of services as determined by our independent directors in connection with a sale of one or more properties, our Advisor may receive a brokerage commission in an amount not to exceed the lesser of 2% of the contract sales price of the property and one-half of the total brokerage commission paid if a third-party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission.
•	Our Advisor is entitled to receive asset management fees and may receive reimbursement of expenses in connection with the implementation of the plan of liquidation.
•	The Property Manager, which is under common control and ownership with the Advisor, is entitled to receive fees and reimbursements under a property management agreement that has a term expiring on September 1, 2017, although fees have historically been waived. Since we commenced active operations in June 2010, the Property Manager has waived property management fees and the Advisor declined to request general and administrative expense reimbursements until the third quarter of 2015 and has, in prior periods, waived certain other fees and expense reimbursements. During this period, the aggregate amount of all fees and expense reimbursements waived or not requested was approximately $13.7 million.

We expect that the new advisory agreement we enter into with the Advisor or a replacement advisor may have different terms to take into account the plan of liquidation.

•	All outstanding and unvested restricted shares, including 153,266 unvested restricted shares held by our directors and executive officers in the aggregate, will vest upon the sale of all or substantially all of our assets.
•	All outstanding and unvested earned LTIP Units issued under the OPP will vest upon the sale of all or substantially all of our assets, and there are currently 1,172,738 LTIP Units that have been earned but have not yet vested, 24,170 of which are held by Nicholas Radesca, our interim chief financial officer, and the remainder of which are held by the individual members of our Sponsor, which owns and controls our Advisor, including 229,714 earned LTIP Units held by Michael A. Happel, our chief executive officer and president, and 124,198 earned LTIP Units held by William Kahane, a member of our board of directors and a control person of the Advisor.
•	Additional LTIP Units issued under the OPP to the Advisor are eligible to be earned on the final valuation date under the OPP scheduled to occur in April 2017, based on the achievement of certain performance criteria, and the OPP provides that if a liquidation in the good faith judgment of the compensation committee of our board of directors necessitates action by way of equitable or proportionate adjustment in the terms of these LTIP Units to avoid distortion in the value of the LTIP Units, the compensation committee shall make equitable or proportionate adjustments and take such other action as it deems necessary to maintain the LTIP Unit rights under the OPP so that they are substantially proportionate to the rights of LTIP Units existing prior to the liquidation.

Our board of directors is aware of these interests and considered them in making its recommendations. For further information regarding these and other interests that differ from your interests please see the section entitled “Proposal One: Plan of Liquidation — Interests of Certain Persons in the Plan of Liquidation.”

Estimated Liquidating Distributions

We will seek to sell most or all of our assets and make most or all of the liquidating distributions within six to 12 months after the plan of liquidation is approved by our stockholders, although there is no assurance such distributions will be made within that time period. Our board of directors has not established a specific timetable for paying liquidating distributions to stockholders under the plan of liquidation. Under the terms of the plan of liquidation and Maryland law, we may make one or more distributions from time to time, after providing or reserving for the payment of our obligations and liabilities, as we sell or otherwise liquidate our assets. We will be unable to pay liquidating distributions until we repay the amount required to be repaid under the new credit facility refinancing the Credit Facility, which may delay the timing of liquidating distributions or, depending on the terms of the new credit facility, prevent liquidating distributions until we repay our indebtedness in full. All distributions will be paid to stockholders of record at the close of business on the record dates to be determined by our board of directors, pro rata based on the number of shares owned by each stockholder.

The Company, with input from the Eastdil Secured group of Wells Fargo Securities, has estimated that the net proceeds that will be distributed to stockholders over time from the plan of liquidation, including regular monthly dividends through October 2016 and taking into account debt repayment and estimated transaction costs, will be between $8.73 and $11.50 per share, which we refer to herein as the Total Liquidating Distributions Range. Our Total Liquidating Distributions Range is an estimate and does not necessarily reflect the actual amount that our stockholders will receive in liquidating distributions, and the actual amount may be more or less than the Total Liquidating Distributions Range, for various reasons discussed in this proxy statement, including in the section entitled “Risk Factors.”

The actual amounts that we will distribute to you in the liquidation will depend upon the actual amount of our liabilities, the actual proceeds from the sale of our properties, the actual fees and expenses incurred in connection with the sale of our properties, the actual expenses incurred in the administration of our properties prior to disposition, the actual general and administrative expenses of the Company, including contractual management fees paid to the Advisor or any replacement advisor and other liabilities that may be incurred by the Company, our ability to continue to meet the requirements necessary to retain our status as a REIT throughout the period of the liquidation process, our ability to avoid U.S. federal income and excise taxes throughout the period of the liquidation process, and other factors.

We will make liquidating distributions in one or more payments. However, we cannot be sure how many liquidating distributions will be made, or when they will be made. The actual timing of the liquidating distributions we pay under the plan of liquidation is depends on a number of factors outside of our control discussed in this proxy statement, including in the section entitled “Risk Factors.”

You may also receive an interest in a liquidating trust that we may establish under the circumstances discussed below. Distributions that you may receive from the liquidating trust, if any, are included in our estimates of the Total Liquidating Distributions Range. Further, if we establish a reserve fund to pay for liabilities following the liquidation, the timing and amount of your distributions in the liquidation may be adversely impacted.

In estimating our Total Liquidating Distributions Range, we have relied on management’s estimate, with input from the Eastdil Secured group of Wells Fargo Securities, of the value of our assets and the costs we will incur as a result of and during the liquidation process. Our estimated Total Liquidating Distributions Range was derived from estimated total gross real estate sales prices, including an estimated value range for the additional interest in the Worldwide Plaza property we expect to acquire upon exercise of the WWP Option, less total debt, the price of exercising the WWP Option, estimated asset sale transaction costs and estimated liquidation costs, but adjusted upwards for estimated interim operating cash flows, as well as existing cash and working capital (estimated as of June 30, 2016).

Material U.S. Federal Income Tax Consequences of the Plan of Liquidation

Generally, distributions to our stockholders (including distributions to a liquidating trust) will be taxable to our stockholders. You will recognize gain or loss equal to the difference between your adjusted tax basis in your shares of our common stock and the amount of cash and the fair market value, net of any accompanying liabilities, of property distributed to you (including your share of the fair market value of any property, net of any accompanying liabilities, distributed to a liquidating trust). The taxation of such gain or loss will depend on the circumstances of each stockholder, among other things. See “Material U.S. Federal Income Tax Consequences.”

No Appraisal Rights

Objecting stockholders are not entitled under Maryland law or our charter to appraisal rights or to any similar rights of dissenters for their shares of our common stock in connection with the transactions contemplated by the plan of liquidation.

Risk Factors

The actual amount of liquidating distributions we pay to you may be more or less than our Total Liquidating Distributions Range. Factors that could cause actual payments to be lower than our Total Liquidating Distributions Range include, among others, the risks set forth below:

•	We cannot assure you of the actual amount you will receive in liquidating distributions or when you will receive them.
•	If we are unable to find buyers for our assets on a timely basis or at our expected sales prices, our liquidating distributions may be delayed or reduced.
•	The current terms of the Credit Facility prevent us from proceeding with the sale of all or substantially all our assets and other restrictions in the Credit Facility limit our ability to complete sales of the 12 assets included in the Credit Facility borrowing base, limit our ability to pay dividends beyond a certain level, and limit our ability to take other steps required to implement a plan of liquidation effectively. While we are currently seeking to obtain new financing to repay the Credit Facility, there can be no assurance that such financing will be available on a timely basis, on favorable terms or at all.
•	We do not currently have sufficient funds to exercise the WWP Option.
•	The existing loans encumbering the Worldwide Plaza property include provisions which could restrict our ability to assume those loans without lender consent upon exercise of the WWP Option and indirectly could limit our ability to sell assets prior to exercising the WWP Option.

•	We would need our joint venture partner’s consent in order to sell our existing 48.9% ownership interest in the Worldwide Plaza property or to sell the WWP Option.
•	If we are unable to satisfy all of our obligations to creditors, or if we have underestimated our future expenses, the amount of liquidation proceeds will be reduced.
•	Decreases in property values may reduce the amount we receive upon a sale of our assets, which would reduce the amount you receive in liquidating distributions.
•	If our liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced.
•	Defaults under future sale agreements may delay or reduce liquidating distributions.
•	If we are unable to maintain the occupancy rates of currently leased space and lease currently available space or if tenants default under their leases or other obligations to us during the liquidation process our cash flow will be reduced, and our liquidating distributions may be reduced.
•	If the plan of liquidation is approved, we may not continue to pay monthly dividends.
•	Our failure to remain qualified as a REIT would reduce the amount of our liquidating distributions.
•	Pursuing the plan of liquidation may increase the risk that we will become liable for U.S. federal income and excise taxes.
•	The sale of our assets may cause us to be subject to a 100% excise tax on the net income from “prohibited transactions,” which would reduce the amount of our liquidating distributions.
•	Our entity value may be adversely affected by adoption of the plan of liquidation.
•	Our board of directors may terminate, modify or amend the plan of liquidation at any time before or after it is approved by our stockholders.
•	Because liquidating distributions may be made in multiple tax years, if we were to abandon the plan of liquidation in a tax year subsequent to one in which we already made liquidating distributions, the timing and character of your taxation with respect to liquidating distributions made to you in the prior tax year could change, which may subject you to tax liability (which tax liability could be at ordinary income rather than capital gains rates) in the prior tax year that you would not otherwise have been subject to, and we could lose our REIT status as of the beginning of such prior tax year.
•	Our board of directors will have the authority to cause us to sell our assets under terms less favorable than those assumed for the purpose of estimating our Total Liquidating Distributions Range.
•	Approval of the plan of liquidation may lead to stockholder litigation which could result in substantial costs and distract our management.
•	Our directors and executive officers may have conflicts of interest that may influence their support of the plan of liquidation.
•	Approval of the plan of liquidation will cause our basis of accounting to change, which could require us to write-down our assets.
•	Stockholders could be liable to creditors to the extent of liquidating distributions received if contingent reserves are insufficient to satisfy our liabilities.
•	If our plan of liquidation is approved, our common stock may be delisted from the NYSE.
•	If our plan of liquidation is approved, we will continue to incur the expenses of complying with public company reporting requirements during the implementation of the plan of liquidation.
•	Certain institutional stockholders may be required to sell their shares of our common stock or shares of our common stock may fail to meet the requirements to be on certain indexes as a result of the plan of liquidation.

•	There can be no assurance that our adoption of the plan of liquidation will result in maximizing stockholder value within a reasonable period of time than through other alternatives at this time.
•	Our board of directors is soliciting proposals from third parties to serve as our external advisor commencing December 27, 2016, and, if the existing advisory agreement is terminated and no suitable replacement for the Advisor is found, we may not be able to execute the plan of liquidation as effectively as we have anticipated.
•	Our ability to implement the plan of liquidation depends to a significant degree upon the contributions of our executive officers, and other key personnel of our Advisor or, if we retain a new advisor, the key personnel of our new advisor, and there is no assurance such officers and personnel will remain in place through completion of the liquidation.

For more information on the risks associated with our proposed plan of liquidation, see the section entitled “Risk Factors.”

RISK FACTORS

There are many risks associated with our business, the conflicts of interests that arise out of our relationship with the Advisor and its affiliates, the real estate industry and the New York metropolitan statistical area in general, our properties and assets in particular and our tax status as a REIT. These risks are described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, in subsequently filed Quarterly Reports on Form 10-Q and in certain of our Current Reports on Form 8-K, each of which are incorporated herein by reference. In addition to these risks, you should consider the following additional risks associated with our plan of liquidation when deciding how to vote on that proposal.

We cannot assure you of the actual amount you will receive in liquidating distributions or when you will receive them.

Our Total Liquidating Distributions Range is an estimate and does not necessarily reflect the actual amount that our stockholders will receive in liquidating distributions. The preparation of these estimates involved judgments and assumptions with respect to the liquidation process and may not be realized. We cannot assure you that actual results will not vary materially from the estimates. The actual amount that we will distribute to you in the liquidation will depend upon the actual amount of our liabilities, the actual proceeds from the sale of our properties, the actual fees and expenses incurred in connection with the sale of our properties, the actual expenses incurred in the administration of our properties prior to disposition, the actual general and administrative expenses of the Company, including contractual management fees paid to the Advisor or any replacement advisor and other liabilities that may be incurred by the Company, our ability to continue to meet the requirements necessary to retain our status as a REIT throughout the period of the liquidation process, our ability to avoid U.S. federal income and excise taxes throughout the period of the liquidation process and other factors. If our liabilities (including, without limitation, tax liabilities and compliance costs) are greater than we currently expect or if the sales prices of our assets are less than we expect, you will receive less than the Total Liquidating Distributions Range for each share of our common stock that you currently own.

We will seek to sell most or all of our assets and make most or all of the liquidating distributions within six to 12 months after the plan of liquidation is approved by our stockholders, although there is no assurance such sales and such distributions will be made within that time period. We will be unable to pay liquidating distributions until we repay the amount required to be repaid under the new credit facility refinancing the Credit Facility, which may delay the timing of liquidating distributions or, depending on the terms of the new credit facility, prevent liquidating distributions until we repay our indebtedness in full. Additionally, our board of directors has discretion as to the timing of distributions of net sales proceeds. See “Proposal One: Plan of Liquidation and Dissolution — Estimated Liquidating Distributions — Calculation of Estimated Liquidating Distributions” for further details.

Our expectations about the amount of liquidating distributions that we will make and when we will make them are based on many estimates and assumptions, one or more of which may prove to be incorrect. As a result, the actual amount of liquidating distributions we pay to you may be more or less than the Total Liquidating Distributions Range. In addition, the liquidating distributions may be paid later than we predict.

If we are unable to find buyers for our assets on a timely basis or at our expected sales prices, our liquidating distributions may be delayed or reduced.

As of the date of this proxy statement, none of our assets are subject to a binding sale agreement providing for their sale. In calculating our Total Liquidating Distributions Range, we assumed that we will be able to find buyers for all of our assets at amounts based on our estimated range of gross real estate sales prices. However, we may have overestimated the sales prices that we will ultimately be able to obtain for these assets. For example, in order to find buyers in a timely manner, we may be required to lower our asking price below the low end of our current estimate of the asset’s market value. If we are not able to find buyers for these assets in a timely manner or if we have overestimated the sales prices we will receive, our liquidating distributions to our stockholders would be delayed or reduced. Furthermore, real estate sales prices are constantly changing and fluctuate with changes in interest rates, supply and demand dynamics, occupancy percentages, lease rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tendencies and a number of other factors, both local and national. Our liquidation proceeds may also be affected by the terms of prepayment or assumption costs associated with debt encumbering our real estate assets. In addition, transactional fees and expenses or unknown liabilities, if any, may adversely impact the net liquidation proceeds from our assets.

The current terms of the Credit Facility prevent us from proceeding with the sale of all or substantially all our assets and other restrictions in the Credit Facility limit our ability to complete sales of the 12 assets included in the Credit Facility borrowing base, limit our ability to pay dividends beyond a certain level, and limit our ability to take other steps required to implement a plan of liquidation effectively. While we are currently seeking to obtain new financing to repay the Credit Facility, there can be no assurance that such financing will be available on a timely basis, on favorable terms or at all.

The sale of all or substantially all of our assets is not permitted under the Credit Facility. The Credit Facility also restricts us from selling the 12 properties currently included in the “borrowing base” unless we substitute a property with equal or greater value and equal or greater net operating income and contains requirements as to the minimum number of properties in our borrowing base. In addition, the Credit Facility contains operating covenants that limit our ability to, among other things, pay dividends or distributions to stockholders above a percentage threshold of our Modified Funds From Operations (as defined in the Credit Facility), and financial covenants, including the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth.

The terms of our Credit Facility could adversely affect our ability to engage in the type of actions contemplated by the plan of liquidation. In the event that we breach any of these terms, we could be in default under our Credit Facility or other indebtedness and may be required to repay our indebtedness with capital from other sources. Under such circumstances, other sources of debt or equity capital may not be available to us, or may be available only on unattractive terms.

While we have begun the process of seeking new financing to repay the Credit Facility on terms that will facilitate our implementation of the plan of liquidation, there can be no assurance that such financing will be available on a timely basis, on acceptable terms or at all. Any delay in our ability to obtain new financing may delay our completion of asset sales, pursuant to the plan of liquidation or otherwise, and may reduce or delay the liquidating distributions that will be paid to our stockholders.

We do not currently have sufficient funds to exercise the WWP Option.

We do not currently have access to the estimated $270 million in additional capital required to exercise the WWP Option when we have the right to do so, commencing on January 1, 2017 and extending through June 30, 2017. We also will require additional capital to fund our other capital needs, including funds that will be needed to implement the plan of liquidation effectively. For example, we may be required to invest capital to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct these defects or to make these improvements. Any reduction in the value of our assets would make it more difficult for us to sell those assets for the amounts that we have estimated. Reductions in the amounts that we receive when we sell our assets could decrease the payment of distributions to stockholders.

While we have commenced the process of seeking new financing in sufficient amount to exercise the WWP Option and meet our other capital needs, there can be no assurance that such financing will be available on a timely basis, on favorable terms or at all. Our failure to meet our capital needs with financing that is on favorable terms could reduce and delay the liquidating distributions we make to our stockholders.

The existing loans encumbering the Worldwide Plaza property include provisions which could restrict our ability to assume those loans without lender consent upon exercise of the WWP Option and indirectly could limit our ability to sell assets prior to exercising the WWP Option.

In order be a “qualified transferee” eligible to assume the existing loans encumbering the Worldwide Plaza property without lender consent, we would be required to meet a minimum net worth requirement of $750.0 million and a minimum value of real estate assets controlled (through ownership or management) requirement of $2.0 billion (exclusive of our interest in the Worldwide Plaza property and exclusive of cash).

Selling some of our assets prior to exercising the WWP Option could result in us failing to meet the requirement as to real estate assets controlled. In addition, even if we do not sell assets, there can be no assurance that we will meet the requirements to be a “qualified transferee” at the time that we desire to exercise the WWP Option. Repayment of the existing loans encumbering the Worldwide Plaza property would result in a substantial defeasance cost, which we estimated would be approximately $168.3 million as of November 1, 2016, and, to the extent we do not meet the requirements to be a “qualified transferee,” we may not be able to obtain lender consent on commercially reasonable terms, or at all. These provisions and circumstances may limit our ability to complete the sale of any properties before the WWP Option is exercised.

We would need our joint venture partner’s consent in order to sell our existing 48.9% ownership interest in the Worldwide Plaza property or to sell the WWP Option.

Consent of our joint venture partner is not required to exercise the WWP Option, but consent is required to sell our existing 48.9% ownership interest in the Worldwide Plaza property or to sell the WWP Option instead of exercising it. There can be no assurance that our joint venture partner will consent if we seek to sell our existing 48.9% ownership interest in the Worldwide Plaza property or to sell the WWP Option or, if consent is given, whether it will be given on commercially reasonable terms. Any amounts we are required to pay to our joint venture partner to induce it to consent would reduce the proceeds from the sale of the asset and the amount of liquidating distributions we make to our stockholders.

If we are unable to satisfy all of our obligations to creditors, or if we have underestimated our future expenses, the amount of liquidation proceeds will be reduced.

If the plan of liquidation is approved by the stockholders, we intend to file articles of dissolution with the State Department of Assessments and Taxation of Maryland (“SDAT”) promptly after the sale of all of our remaining assets or at such time as we have transferred our company’s remaining assets, subject to its liabilities, into a liquidating trust. Pursuant to Maryland law, our company will continue to exist for the purpose of paying, satisfying and discharging any debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs. We intend to pay for all liabilities and distribute all of our remaining assets, which may be accomplished by the formation of a liquidating trust, before we file our articles of dissolution.

Under Maryland law, certain obligations or liabilities imposed by law on our stockholders, directors, or officers cannot be avoided by the dissolution. For example, if we make distributions to our stockholders without making adequate provisions for payment of creditors’ claims, our stockholders could be liable to the creditors to the extent of the distributions in excess of the amount of any payments due to creditors. The liability of any stockholder is, however, limited to the amounts previously received by such stockholder from us (and from any liquidating trust). Accordingly, in such event, a stockholder could be required to return all liquidating distributions previously made to such stockholder and a stockholder could receive nothing from us under the plan of liquidation. Moreover, in the event a stockholder has paid taxes on amounts previously received as a liquidating distribution, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. Therefore, to the extent that we have underestimated the size of our contingency reserve and distributions to our stockholders have already been made, our stockholders may be required to return some or all of such distributions.

Decreases in property values may reduce the amount we receive upon a sale of our assets, which would reduce the amount you receive in liquidating distributions.

The plan of liquidation provides for the sale of all or substantially all of our assets, all of which are real estate investments, and we cannot predict whether we will be able to do so at a price or on the terms and conditions acceptable to us. Investments in real properties are relatively illiquid. The amount we receive upon sale of our assets depends on the underlying value of our assets, and the underlying value of our assets may be reduced by a number of factors that are beyond our control, including, without limitation, the following:

•	changes in general economic or local conditions;

•	changes in supply of or demand for similar or competing properties in an area;
•	changes in interest rates and availability of mortgage funds that may render the sale of a property difficult or unattractive;
•	increases in operating expenses;
•	the financial performance of our tenants, and the ability of our tenants to satisfy their obligations under their leases;
•	vacancies and inability to lease or sublease space;
•	potential major repairs which are not presently contemplated or other contingent liabilities associated with the assets;
•	competition;
•	changes in tax, real estate, environmental and zoning laws; and
•	periods of high interest rates and tight money supply.

If our liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced.

Before making the final liquidating distribution, we will need to pay or arrange for the payment of all of our transaction costs in the liquidation, all other costs and all valid claims of our creditors. Our board of directors may also decide to acquire one or more insurance policies covering unknown or contingent claims against us, for which we would pay a premium which has not yet been determined. Our board of directors may also decide to establish a reserve fund to pay these contingent claims. The amounts of transaction costs that we will incur in the liquidation are not yet final, so we have used estimates of these costs in calculating our Total Liquidating Distributions Range. To the extent that we have underestimated these costs in calculating our Total Liquidating Distributions Range, our actual liquidating distributions may be lower than our estimated. In addition, if the claims of our creditors are greater than we have anticipated or we decide to acquire one or more insurance policies covering unknown or contingent claims against us, our liquidating distributions may be delayed or reduced. Further, if a reserve fund is established, payment of liquidating distributions to our stockholders may be delayed or reduced.

Defaults under future sale agreements may delay or reduce liquidating distributions.

If you approve the plan of liquidation, we will seek to enter into binding sale agreements for each of our properties. The consummation of the potential sales for which we will enter into sale agreements in the future will be subject to satisfaction of closing conditions. If any of the transactions contemplated by these future sale agreements do not close because of a buyer default, failure of a closing condition or for any other reason, we may not be able to enter into a new agreement on a timely basis or on terms that are as favorable as the original sale agreement. Any delay in the completion of asset sales could delay our payment of liquidating distributions to our stockholders. We will also incur additional costs involved in locating a new buyer and negotiating a new sale agreement for this asset. These additional costs are not included in our estimated Total Liquidating Distributions Range. If we incur these additional costs, our liquidating distributions to our stockholders would be reduced.

If we are unable to maintain the occupancy rates of currently leased space and lease currently available space or if tenants default under their leases or other obligations to us during the liquidation process, our cash flow will be reduced and our liquidating distributions may be reduced.

We depend on tenants for revenue, and, accordingly, our revenue is dependent upon the success and economic viability of our tenants. In calculating the Total Liquidating Distributions Range, we assumed that we would maintain the occupancy rates of currently-leased space, that we would be able to rent certain currently available space and that we would not experience any significant tenant defaults during the liquidation process that were not subsequently cured. Negative trends in one or more of these factors during the liquidation process may adversely affect the sales price of the impacted assets, which would reduce our liquidating distributions. Moreover, to the extent that we receive less rental income than we expect during the liquidation process, our liquidating distributions will be reduced. We may also decide in the event of a tenant default to restructure the lease, which could require us to substantially reduce the rent payable to us under the lease, or make other modifications that are unfavorable to us. Any reduction in our operating cash flow could cause the payment of liquidating distributions to our stockholders to be delayed or reduced.

If the plan of liquidation is approved, we may not continue to pay monthly dividends.

In addition to factors that affect our ability to pay regular monthly dividends prior to adoption of our plan of liquidation, including the availability of cash flow from operations, our ability to continue to pay monthly dividends if the plan of liquidation is approved could be affected by our capital needs in implementing the plan of liquidation, including the funds needed to exercise the WWP Option. If the plan of liquidation is approved, our board of directors will review whether to continue to pay monthly dividends, taking into consideration our capital needs, including the funds needed to exercise the WWP Option. In addition, as part of our continuing review of operating results and proposed asset sales, our board of directors will continue to review our future dividend policy. There is no assurance that we will continue paying a monthly dividend at the existing rate, if at all.

Our ability to pay monthly dividends could also be affected by covenants in the new credit facility we are seeking. Accordingly, if the plan of liquidation is approved, there can be no assurance that we will continue to pay monthly dividends. Even if our stockholders do not approve the plan of liquidation, there can be no assurance at what rate we will pay monthly dividends, if at all.

Our failure to remain qualified as a REIT would reduce the amount of our liquidating distributions.

Although our board of directors does not presently intend to terminate our REIT status prior to the final distribution of our assets and our dissolution, our board of directors may take actions pursuant to the plan of liquidation which would result in such a loss of REIT status. Upon the final distribution of our assets and our dissolution, our existence and our REIT status will terminate. However, there is a risk that our actions in pursuit of the plan of liquidation may cause us to fail to meet one or more of the requirements that must be met in order to qualify as a REIT prior to completion of the plan of liquidation. For example, to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and certain other sources that are itemized in the REIT provisions in the Internal Revenue Code of 1986, as amended (the “Code”), mainly interest and dividends. We may encounter difficulties satisfying these requirements as part of the liquidation process. In addition, in selling our assets, we may recognize ordinary income in excess of the cash received. The REIT provisions in the Code require us to pay out a large portion of our ordinary income in the form of a dividend to stockholders. However, to the extent that we recognize ordinary income without any cash available for distribution, and if we are unable to borrow to fund the required dividend or find another way to meet the REIT distribution requirements, we may cease to qualify as a REIT. While we expect to comply with the requirements necessary to qualify as a REIT in any taxable year, if we are unable to do so, we will, among other things (unless entitled to relief under certain statutory provisions):

•	not be allowed a deduction for dividends paid to stockholders in computing our taxable income;
•	be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates;
•	be subject to increased state and local taxes; and
•	be disqualified from treatment as a REIT for the taxable year in which we lose our qualification and for the four following taxable years.

As a result of these consequences, our failure to qualify as a REIT could cause the amount of the liquidating distributions to our stockholders to be reduced.

Pursuing the plan of liquidation may increase the risk that we will become liable for U.S. federal income and excise taxes.

We generally are not subject to U.S. federal income tax to the extent that we distribute to our stockholders during each taxable year (or, under certain circumstances, during the subsequent taxable year) dividends equal to our taxable income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain). However, we are subject to U.S. federal income tax to the extent that our taxable income exceeds the amount of dividends distributed to our stockholders for the taxable year. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income for that year, plus 95% of our capital gain net income for that year, plus 100% of our undistributed taxable income from prior years. While we intend to make distributions to our stockholders sufficient to avoid the imposition of any U.S. federal income tax on our taxable income and the imposition of the excise tax, differences in timing between our actual cash flow and the recognition of our taxable income, could cause us to have to either borrow funds on a short-term basis to meet the REIT distribution requirements, find another alternative for meeting the REIT distribution requirements, or pay U.S. federal income and excise taxes. In addition (and as discussed in more detail below), net income from the sale of properties that are “dealer” properties (a “prohibited transaction” under the Code) would be subject to a 100% excise tax. The cost of borrowing or the payment of U.S. federal income and excise taxes would reduce the amount of liquidating distributions to our stockholders.

The sale of our assets may cause us to be subject to a 100% excise tax on the net income from “prohibited transactions,” which would reduce the amount of our liquidating distributions.

REITs are subject to a 100% excise tax on any net income from “prohibited transactions,” which include sales or other dispositions of property held for sale to customers in the ordinary course of the REIT’s trade or business which is not a foreclosure property. The determination of whether property is held for sale to customers in the ordinary course of our trade or business is inherently factual in nature and, thus, cannot be predicted with certainty. The Code provides a “safe harbor” which, if all its conditions are met, would protect a REIT’s property sales from being considered prohibited transactions. The conditions include, among other things, that the property be held by us for at least two years for the production of rental income and that we do not have more than seven property sales in any taxable year (there are alternative conditions to this seven sales condition, but those alternatives could not be met in the context of our complete liquidation). Each of the properties we currently own has been held by us for at least two years for the production of rental income, and we may attempt to manage the timing of the sales of our properties so that we are able to meet the safe harbor in connection with our plan of liquidation. However, if we were to exercise the WWP Option (or were to acquire an additional real estate asset in order to preserve the value of our existing assets during the liquidation process) and if we are to completely liquidate within 24 months of approval of the plan of liquidation by our stockholders, we could not satisfy the safe harbor with respect to the portion of the Worldwide Plaza property we acquired through the exercise of the WWP Option (and any additional real estate asset acquired). Regardless of whether a transaction qualifies for the safe harbor, we believe, but cannot assure you, that all of our properties are held for investment, should not be considered to be held for sale to customers in the ordinary course of our trade or business (including our interest in the Worldwide Plaza property and any additional interest acquired through the exercise of the WWP Option and any additionally acquired real estate asset) and we intend to structure our property sales pursuant to the plan of liquidation in a manner that none of these sales will be subject to this tax. However, because of the number of properties that would have to be sold and the inability to meet the safe harbor with respect to at least a portion of the Worldwide Plaza property (and any additionally acquired real estate asset), there is a risk that the IRS could seek to treat some or all of the property sales as prohibited transactions resulting in the payment of taxes by us, in which case the amount of liquidating distributions to our stockholders could be significantly reduced.

Distributing interests in a liquidating trust may cause you to recognize taxable gain prior to the receipt of cash.

The REIT provisions of the Code generally require that each year we distribute as a dividend to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain). Liquidating distributions we make pursuant to a plan of liquidation will qualify for the dividends paid deduction, provided that they are made within 24 months of the adoption of such plan. Conditions may arise which cause us not to be able to liquidate within such 24-month period. For instance, it may not be possible to sell our assets at acceptable prices during such period. In such event, rather than retain our assets and risk losing our status as a REIT, we intend, for tax purposes, to transfer our remaining assets and liabilities to a liquidating trust in order to meet the 24-month requirement. We may also elect to transfer our remaining assets and liabilities to a liquidating trust within such 24-month period to avoid the costs of operating as a public company. Such a contribution would be treated for U.S. federal income tax purposes as a distribution of our remaining assets to our stockholders, followed by a contribution of the assets to the liquidating trust. As a result, you would recognize gain to the extent your share of the cash and the fair market value of any assets received by the liquidating trust was greater than your tax basis in your stock (reduced by the amount of all prior liquidating distributions made to you during the liquidation period) prior to the subsequent sale of such assets and the distribution to you of the net cash proceeds, if any. Pursuant to IRS guidance, the liquidating trust generally could have up to three years to complete the sale of our assets and distribute the net proceeds to you. Such transfer also may have adverse tax consequences for tax-exempt and non-U.S. stockholders, including with respect to the on-going activity of the liquidating trust.

In addition, it is possible that the fair market value of the assets received by the liquidating trust, as estimated for purposes of determining the extent of the stockholder’s gain at the time interests in the liquidating trust are distributed to the stockholders, will exceed the cash or fair market value of property received by the liquidating trust on a sale of the assets. In this case, the stockholder would recognize a loss in a taxable year subsequent to the taxable year in which the gain was recognized, which loss may be limited under the Code.

Our entity value may be adversely affected by adoption of the plan of liquidation.

Once our stockholders approve the plan of liquidation, we will begin the process of winding-up our operations. This may dissuade parties that might have an interest in acquiring our company from pursuing such an acquisition and may, especially as the liquidation process progresses and draws closer to completion, also preclude other possible courses of action not yet identified by our board of directors.

Our board of directors may terminate, modify or amend the plan of liquidation at any time before or after it is approved by our stockholders.

Our board of directors has adopted and approved the plan of liquidation. Nevertheless, our board of directors may terminate the plan of liquidation for any reason. This power of termination may be exercised both before and after any approval of the plan of liquidation proposal by our stockholders, up to the time that the articles of dissolution have been accepted for record by the SDAT. Notwithstanding approval of the plan of liquidation proposal by our stockholders, our board of directors may modify or amend the plan of liquidation without further action by our stockholders to the extent permitted under then current law. Although our board of directors has no present intention to pursue any alternative to the plan of liquidation, our board of directors may conclude either that its duties under applicable law require it to pursue business opportunities that present themselves or that abandoning the plan of liquidation is otherwise in the best interests of the Company. If our board of directors elects to pursue any alternative to the plan of liquidation, our stockholders may not receive any liquidating distributions.

Because liquidating distributions may be made in multiple tax years, if we were to abandon the plan of liquidation in a tax year subsequent to one in which we already made liquidating distributions, the timing and character of your taxation with respect to liquidating distributions made to you in the prior tax year could change, which may subject you to tax liability (which tax liability could be at ordinary income rather than capital gains rates) in the prior tax year that you would not otherwise have been subject to, and we could lose our REIT status as of the beginning of such prior tax year.

The U.S. federal income tax consequences of abandoning a plan of liquidation are not entirely clear once we have begun making liquidating distributions, in particular because liquidating distributions could be made in multiple tax years during the 24 months we have for U.S. federal income tax purposes to complete our liquidation after the plan of liquidation has been approved by our stockholders. In general, distributions to you under the plan of liquidation, including your pro rata share of the fair market value of any assets that are transferred to a liquidating trust, should not be taxable to you for U.S. federal income tax purposes until the aggregate amount of liquidating distributions to you exceeds your adjusted tax basis in your shares of common stock, and then should be taxable to you as capital gain (assuming you hold your shares as a capital asset). However, if we abandon the plan of liquidation, the U.S. federal income tax treatment of any liquidating distributions already made pursuant to the plan of liquidation would change because they would no longer be treated as having been made as part of our complete liquidation. Instead, any such distributions would be treated as either a distribution made with respect to the shares you hold, subject to the normal rules of U.S. federal income tax the distributions you currently receive are subject to, or as payment to you for the sale or exchange of your shares in partial redemption of them. Whether sale or distribution treatment would apply to you depends on your particular circumstances and we cannot predict which would apply; however, regardless of which treatment would apply, each distribution likely would be at least be partially taxable to you. Accordingly, if we had made liquidating distributions in the tax year we adopted the plan of liquidation which did not exceed your tax basis in your shares (and therefore were not taxable to you), and we abandoned the plan of liquidation in the subsequent tax year, you may now have a tax liability with respect to the distributions made to you in the prior tax year, and, if they are treated as distributions rather than a sale or exchange, whether you are taxed at ordinary income or capital gains rates may depend on whether we had declared any portion of such distributions as capital gain dividends. In addition, liquidating distributions we make pursuant to a plan of liquidation qualify for the dividends paid deduction (which helps us ensure we meet our annual distribution requirement during our liquidation process), provided that they are made within 24 months of the adoption of such plan; however, if such distributions were no longer made pursuant to our complete liquidation within 24 months of the adoption of our plan of liquidation, whether any part of such distributions qualify for the dividends paid deduction will depend on different criteria. If we had made some liquidating distributions in one tax year and we abandoned the plan of liquidation in the subsequent tax year, it is possible that we may not have made sufficient distributions in that first tax year to satisfy our annual distribution requirement for that tax year which, if we are unable to cure such failure, could result in the loss of our REIT status effective as of the beginning of that first tax year.

Our board of directors will have the authority to cause us to sell our assets under terms less favorable than those assumed for the purpose of estimating our Total Liquidating Distributions Range.

If the plan of liquidation proposal is approved, our board of directors will have the authority to cause us to sell any and all of our assets on such terms and to such parties as our board of directors determines in its sole discretion. Notably, you will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.

Approval of the plan of liquidation may lead to stockholder litigation which could result in substantial costs and distract our management.

Historically, extraordinary corporate actions by a company, such as our proposed plan of liquidation, often lead to securities class action lawsuits being filed against that company. We may become involved in this type of litigation as a result of our proposal of the plan of liquidation, which risk may be increased if stockholders approve the plan of liquidation. If a lawsuit is filed against us, the litigation may be expensive and, even if we ultimately prevail, the process of defending against the lawsuit will divert management’s attention from implementing the plan of liquidation and otherwise operating our business. If we do not prevail in such a lawsuit, we may be liable for damages. We cannot predict the amount of any such damages, however, if applicable, they may be significant and may cause liquidating distributions to our stockholders to be delayed.

Our directors and executive officers may have conflicts of interest that may influence their support of the plan of liquidation.

Our directors and executive officers, including all of our executive officers and one of our directors in their capacity as executives or members of the Advisor, may be deemed to have interests in the liquidation that are in addition to, or different from, your interests as a stockholder, including the following:

•	The following fees and expenses are payable to our Advisor and its affiliates under existing agreements with us:

•	If our Advisor provides a substantial amount of services as determined by our independent directors in connection with a sale of one or more properties, our Advisor may receive a brokerage commission in an amount not to exceed the lesser of 2% of the contract sales price of the property and one-half of the total brokerage commission paid if a third-party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission.
•	Our Advisor is entitled to receive asset management fees and may receive reimbursement of expenses in connection with the implementation of the plan of liquidation.
•	The Property Manager, which is under common control and ownership with the Advisor, is entitled to receive fees and reimbursements under a property management agreement that has a term expiring on September 1, 2017, although fees have historically been waived. Since we commenced active operations in June 2010, the Property Manager has waived property management fees and the Advisor declined to request general and administrative expense reimbursements until the third quarter of 2015 and has, in prior periods, waived certain other fees and expense reimbursements. During this period, the aggregate amount of all fees and expense reimbursements waived or not requested was approximately $13.7 million.

We expect that the new advisory agreement we enter into with the Advisor or a replacement advisor may have different terms to take into account the plan of liquidation.

•	All outstanding and unvested restricted shares, including 153,266 unvested restricted shares held by our directors and executive officers in the aggregate, will vest upon the sale of all or substantially all of our assets.
•	All outstanding and unvested earned LTIP Units issued under the OPP will vest upon the sale of all or substantially all of our assets, and there are currently 1,172,738 LTIP Units that have been earned but have not yet vested, 24,170 of which are held by Nicholas Radesca, our interim chief financial officer, and the remainder of which are held by the individual members of our Sponsor, which owns and controls our Advisor, including 229,714 earned LTIP Units held by Michael A. Happel, our chief executive officer and president, and 124,198 earned LTIP Units held by William Kahane, a member of our board of directors and a control person of the Advisor.
•	Additional LTIP Units issued under the OPP to the Advisor are eligible to be earned on the final valuation date under the OPP scheduled to occur in April 2017, based on the achievement of certain performance criteria, and the OPP provides that if a liquidation in the good faith judgment of the compensation committee of our board of directors necessitates action by way of equitable or proportionate adjustment in the terms of these LTIP Units to avoid distortion in the value of the LTIP Units, the compensation committee shall make equitable or proportionate adjustments and take such other action as it deems necessary to maintain the LTIP Unit rights under the OPP so that they are substantially proportionate to the rights of LTIP Units existing prior to the liquidation.

Our board of directors is soliciting proposals from third parties to serve as our external advisor commencing December 27, 2016, and, if the existing advisory agreement is terminated and no suitable replacement for the Advisor is found, we may not be able to execute the plan of liquidation as effectively as we have anticipated.

The existing advisory agreement between the Company and our Advisor is terminable by us or the Advisor on December 26, 2016 on 60 days prior written notice. In accordance with our announcement on September 7, 2016, we have issued an RFP for all interested, qualified parties to serve as our external advisor. Accordingly, there can be no assurance that our Advisor will continue providing services to us after December 26, 2016. We expect to complete this RFP process and make a selection of an advisor prior to the special meeting, but there can be no assurance we will be able to do so. If the existing advisory agreement is terminated and no suitable replacement is found as a result of the RFP or otherwise to provide the management services we require, we may not be able to effectively execute the plan of liquidation thereby resulting in, among other things, possible delays in the sales of our properties.

Our ability to implement the plan of liquidation depends to a significant degree upon the contributions of our executive officers, and other key personnel of our Advisor or, if we retain a new advisor, the key personnel of our new advisor, and there is no assurance such officers and personnel will remain in place through completion of the liquidation.

We are externally managed by the Advisor and have no employees of our own. Personnel and services that we require are provided to us under contracts with our Advisor and its affiliates and will be provided, if our Advisor is replaced, by our new advisor. We depend on our Advisor to manage our operations and manage our real estate assets, including sale of our real estate assets. The Advisor’s responsibilities also include arranging financings, providing accounting services, providing information technology services, preparing and filing all reports required to be filed by it with the SEC, the IRS and other regulatory agencies, maintaining our REIT status, and maintaining our compliance with the Sarbanes-Oxley Act. Accordingly, our ability to implement the plan of liquidation depends to a significant degree upon the contributions of our executive officers, and other key personnel of our Advisor. We cannot guarantee that all, or any, of these key personnel, will continue to provide services to us or our Advisor, particularly in light of the liquidation of our business and potential termination of the advisory agreement with our Advisor, and the loss of any of these key personnel could cause our ability to successfully implement the plan of liquidation to suffer. Similarly, the loss of any key personnel of our new advisor, if we retain a new advisor, could cause our ability to successfully implement the plan of liquidation to suffer.

Approval of the plan of liquidation will cause our basis of accounting to change, which could require us to write-down our assets.

Once the stockholders approve the proposed plan of liquidation or adoption of the plan of liquidation appears imminent, we must change our basis of accounting from the going-concern basis to the liquidation basis of accounting. In order for our financial statements to be in accordance with generally accepted accounting principles under the liquidation basis of accounting, all of our assets must be stated at their estimated net realizable value, and all of our liabilities must be recorded at the estimated amounts at which the liabilities are expected to be settled. Based on the most recent available information, if the plan of liquidation is adopted, we currently expect to make liquidating distributions that exceed the amount of our net assets as reported on our June 30, 2016 financial statements which were prepared in accordance with generally accepted accounting principles for a going concern. However, we cannot assure you what the ultimate amounts of such liquidating distributions will be. Therefore, there is a risk that the liquidation basis of accounting may entail write-downs of certain of our assets to values substantially less than their respective current carrying amounts, and may require that certain of our liabilities be increased or certain other liabilities be recorded to reflect the anticipated effects of an orderly liquidation.

Until the plan of liquidation approved, we will continue to use the going-concern basis of accounting. If our stockholders do not approve the plan of liquidation, we will continue to account for our assets and liabilities under the going-concern basis of accounting. Under the going-concern basis, assets and liabilities are expected to be realized in the normal course of business. However, long-lived assets to be sold or disposed of should be reported at the lower of carrying amount or estimated fair value less cost to sell. For long-lived assets to be held and used, when a change in circumstances occurs, our management must assess whether we can recover the carrying amounts of our long-lived assets. If our management determines that, based on all of the available information, we cannot recover those carrying amounts, an impairment of value of our long-lived assets has occurred and the assets should be written down to their estimated fair value.

In addition, write-downs in our assets could reduce the price that a third party would be willing to pay to acquire your shares or our assets.

Stockholders could be liable to creditors to the extent of liquidating distributions received if contingent reserves are insufficient to satisfy our liabilities.

If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, our creditors could seek an injunction to prevent us from making distributions under the plan of liquidation on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or holders of beneficial interests of the liquidating trust under the plan of liquidation.

If our plan of liquidation is approved, our common stock may be delisted from the NYSE.

Under the rules of NYSE, the exchange has discretionary authority to delist our common stock if we proceed with a plan of liquidation. In addition, the exchange may commence delisting proceedings against us if (i) the average closing price of our common stock falls below $1.00 per share over a 30-day consecutive trading period, (ii) our average market capitalization falls below $15 million over a 30-day consecutive trading period, or (iii) we lose our REIT qualification. Even if the NYSE does not move to delist our common stock, we may voluntarily delist our common stock from the NYSE in an effort to reduce our operating expenses and maximize our liquidating distributions. If our common stock is delisted, you may have difficulty trading your share of our common stock on the secondary market.

If our plan of liquidation is approved, we will continue to incur the expenses of complying with public company reporting requirements during the implementation of the plan of liquidation.

Through the implementation our plan of liquidation, we will have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even if compliance with these reporting requirements is economically burdensome. In order to curtail expenses, we may, after filing our articles of dissolution, to seek relief from the SEC from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution, along with any other reports that the SEC might require, but would discontinue filing Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

As a result of the plan of liquidation, certain institutional stockholders may be required to sell their shares of our common stock or shares of our common stock may fail to meet the requirements to be on certain indexes.

Upon the adoption of the plan of liquidation, the governing documents of certain of our institutional investors may prohibit them from holding shares of our common stock. Similarly, any index of which our shares of common stock are a member, such as the Russell 2000, may have restrictions that would require our common stock to no longer be part of such index. If either or both of these were to be the case, such institutional investors and other investors who invest in stocks included on such index would be required to divest of the shares of our common stock they hold which would create downward pressure on the trading price of our common stock. If this were to occur, stockholders who sell shares of common stock prior to the completion of the liquidation may receive less than the estimated liquidation proceeds.

There can be no assurance that our adoption of the plan of liquidation will result in greater returns to you on your investment within a reasonable period of time than you would receive through other alternatives at this time.

If our stockholders approve the plan of liquidation, you will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold. While our board of directors believes that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives at this time, such belief relies on certain assumptions and judgments concerning future events. Therefore, it is possible that continuing with the status quo or pursuing one or more of the other alternatives provide you with a greater return within a reasonable period of time. In that case, we will be foregoing those attractive opportunities if we implement the plan of liquidation. If the plan of liquidation is not approved by you and our other stockholders, our board of directors will evaluate other strategies or alternatives.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains, in addition to historical information, certain forward-looking statements that involve significant risks and uncertainties, which are difficult to predict, and are not guarantees of future performance. Such statements can generally be identified by words such as “anticipates,” “expects,” “intends,” “may,” “will,” “should,” “could,” “plans,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Among many other examples, the following statements are examples of the forward-looking statements in this proxy statement:

•	all predictions of the amount or timing of liquidating distributions to be received by stockholders;
•	all statements regarding our ability to continue to qualify as a REIT;
•	all statements regarding the potential replacement of the Advisor;
•	all statements regarding how our board of directors will interpret and comply with the terms of the plan of liquidation;
•	all statements regarding the timing of asset dispositions and the sales price we expect to receive for assets; and
•	all statements regarding future cash flows, future business prospects, future revenues, future working capital, the amount of expenses expected to be incurred, the amount or existence of future contingent liabilities, the amount of cash reserves to be established in the future, future liquidity, future capital needs, future interest costs, future income or the effects of the liquidation.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known (and unknown) risks, uncertainties and other unpredictable factors, many of which are beyond our control. Many relevant risks are described in the section entitled “Risk Factors” as well as throughout this proxy statement and in the “Risk Factors” sections included in the documents incorporated by reference (see the section entitled “Where You Can Find More Information”), and you should consider these important cautionary factors as you read this proxy statement.

The forward-looking statements contained in this proxy statement reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or implied in any forward-looking statement. We are not able to predict all of the factors that may affect future results. For a discussion of these and other factors that could cause actual results to differ materially from any forward-looking statements, see the risk factors discussed below and in Item 1A, “Risk Factors,” and in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other risks and uncertainties detailed in such annual report and our other reports and filings with the SEC. These risks, contingencies and uncertainties include:

•	uncertainties relating the exact amount or timing of our sales of assets and liquidating distributions;
•	uncertainties regarding our ability to continue to qualify as a REIT;
•	availability of qualified personnel;
•	uncertainties relating to our asset portfolio;
•	uncertainties relating to our operations;
•	uncertainties relating our ability to obtain new financing to repay the Credit Facility and exercise the WWP Option;
•	uncertainties relating to domestic and international economic and political conditions;

•	uncertainties regarding the impact of regulations, changes in government policy and industry competition;
•	unexpected costs or unexpected liabilities that may arise from the transactions contemplated by the plan of liquidation;
•	changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets, including events or circumstances that undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large financial institutions or other significant corporations;
•	actual or potential conflicts of interest which certain of our executive officers and our directors have in connection with the liquidation;
•	changes in governmental regulations, tax laws (including changes to laws governing the taxation of REITs) and rates, and similar matters; and
•	other risks detailed from time to time in our reports filed with the SEC.

The cautionary statements contained or incorporated by reference into in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except for our ongoing obligations to disclose certain information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors to be exercised at the special meeting to be held on [    ], 2016 at [    ], local time. The special meeting will be held at [          ]. The purpose of the special meeting is for you to consider and vote on the following matters:

1.	the plan of liquidation proposal; and
2.	the adjournment proposal.

Recommendations of the Board of Directors

Our board of directors determined that the terms of the plan of liquidation are advisable and in the best interests of the Company and approved the sale of all of our assets and our dissolution in accordance with the plan of liquidation, subject to stockholder approval. Therefore, our board of directors recommends that you vote “FOR” the plan of liquidation proposal. Our board of directors recommends that you also vote “FOR” the adjournment proposal.

Record Date, Notice and Quorum

All stockholders of record as of the close of business on [           ], 2016, the record date for determining stockholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting.

As of the record date, there were [    ] shares of our common stock issued and outstanding and entitled to vote at the special meeting, held by approximately [    ] holders of record. Each share of our common stock is entitled to one vote on each proposal presented at the special meeting.

At the special meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting constitutes a quorum for purposes of transacting business at the special meeting. Shares of our common stock represented at the special meeting, but not voted, including shares for which a stockholder directs an “abstention” from voting or “broker non-votes,” will be counted as present for purposes of determining a quorum.

Required Vote

The plan of liquidation proposal requires the affirmative vote of holders of shares of common stock entitled to cast a majority of all the votes entitled to be cast on such proposal. The adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting on such proposal, assuming a quorum is present.

For purposes of approval of the plan of liquidation, abstentions and broker non-votes, if any, will count toward the presence of a quorum but will have the same effect as votes cast against the proposals. Each of our stockholders is entitled to cast one vote on each matter presented at the special meeting for each share of our common stock owned by the stockholder on the record date.

In order for your shares of common stock to be included in the vote, if you are a stockholder of record, you must either return the enclosed proxy card, authorize your proxy or voting instructions by telephone or internet or vote in person at the special meeting.

As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of [    ] shares of our common stock, entitling them to exercise less than 1% of the voting power of the common stock entitled to vote at the special meeting.

Votes cast by proxy or in person at the special meeting will be counted by the person appointed by us to act as inspector of election for the special meeting. The inspector of election will also determine whether a quorum is present at the special meeting.

Proxies and Revocation

All shares of our common stock entitled to vote and which are represented by properly completed proxies received prior to the special meeting that are not revoked, will be voted at the special meeting as instructed on the proxies. If you properly submit a proxy card, but do not indicate how your shares of common stock should be voted on a proposal, the shares of common stock represented by your proxy card will be voted as the board of directors recommends and therefore (1) “FOR” the plan of liquidation proposal and (2) “FOR” the adjournment proposal.

You may revoke your proxy or change your vote at any time before your proxy is voted at the special meeting. If you are a holder of record, you can do this in any of the three following ways:

•	by sending a written notice to the Secretary of the Company, at 405 Park Avenue, 14th Floor, New York, New York 10022, in time to be received before the special meeting, stating that you would like to revoke your proxy;
•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting, or by completing a later dated proxy over the internet or by telephone, in which case your later dated proxy will be recorded and your earlier proxy revoked; or
•	if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone at the special meeting will not revoke any proxy that you have previously given.

If you are a holder of record and you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of the Company no later than the beginning of the special meeting. If your shares are held in street name by your broker, bank or other nominee, you should contact them to change your vote.

Solicitation of Proxies

We have retained D.F. King, a professional proxy solicitation firm, to aid in the solicitation of proxies at a fee estimated to be approximately $[    ]. We have agreed to indemnify D.F. King against certain liabilities that it may incur arising out of the services it provides in connection with the special meeting. D.F. King has advised us that approximately [    ] of its employees will be involved in the proxy solicitation on our behalf.

We will pay all of the expenses incurred in connection with the solicitation of proxies, including preparing, assembling, printing and mailing the materials used in the solicitation of proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of shares of our common stock held of record by such persons. Solicitation of proxies will be primarily by mail. In addition to D.F. King, certain of our directors or officers and certain officers, managers or members of other affiliates of ours, also may solicit proxies by telephone, internet or in person.

Adjournments

The special meeting may be adjourned for the purpose of soliciting additional proxies if the holders of a sufficient number of shares of our common stock are not present at the special meeting, in person or by proxy, to constitute a quorum, or when reconvened following any adjournment.

Your Vote is Important

Regardless of whether you plan to attend the special meeting in person, please authorize a proxy to vote your shares of common stock as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the pre-addressed postage-prepaid envelope provided or, if the option is available to you, call the toll free telephone number listed on your proxy card or use the internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. You may revoke your proxy at any time before it is voted.

BUSINESS

Overview

We were incorporated on October 6, 2009 as a Maryland corporation that qualified as a REIT beginning with our taxable year ended December 31, 2010. On April 15, 2014, we listed our common stock on the NYSE under the symbol “NYRT.”

We purchased our first property and commenced active operations in June 2010. As of June 30, 2016, we owned 19 properties located in New York City aggregating 3.3 million rentable square feet with occupancy of 93% and a weighted-average remaining lease term of 9.3 years. Our portfolio primarily consists of office and retail properties, which, as of June 30, 2016, represented 83% and 9%, respectively, of rentable square feet. We have acquired hotel and other types of real properties to diversify our portfolio. Properties other than office and retail spaces represented 8% of rentable square feet.

Substantially all of our business is conducted through the OP. Our only significant asset is the general partnership interests we own in the OP and assets held by us for the use and benefit of the OP. We are externally managed by the Advisor and have no employees of our own. We rely on the Advisor to run our business subject to oversight from our board of directors.

Our Advisor

We have retained the Advisor to manage our affairs on a day-to-day basis. The Property Manager serves as our property manager, unless services are performed by a third party for specific properties. The Advisor and Property Manager are under common control with AR Global, the parent of our Sponsor.

The Advisor, pursuant to the advisory agreement, serves as our external advisor and manages our day-to-day operations. The services provided by the Advisor, include: (i) serving as our investment and financial advisor; (ii) performing and supervising the various administrative functions necessary for the day-to-day management of our operations, including providing personnel necessary to perform such services; (iii) engaging and conducting business with consultants, accountants, lenders, attorneys, brokers and other service providers and overseeing the performance of services; (iv) overseeing acquisitions and dispositions of investments and recommending acquisitions and dispositions of investments to our board of directors; (v) arranging for financings and refinancings; (v) overseeing and managing our existing investments; (vi) managing accounting and other record-keeping functions; (vii) preparing and filing all reports required to be filed by it with the SEC, the IRS and other regulatory agencies; (viii) maintain our compliance with the Sarbanes-Oxley Act; and (ix) monitoring compliance with our Credit Facility and property-level indebtedness.

Under the existing advisory agreement, we have agreed to pay an asset management fee to our Advisor equal to 0.50% per annum of the cost of assets; provided that if the cost of assets exceeds $3.0 billion on the applicable determination date, then the asset management fee is equal to 0.50% per annum of the cost of assets up to $3.0 billion and 0.40% per annum of the cost of assets in excess of $3.0 billion.

If our Advisor provides a substantial amount of services as determined by our independent directors in connection with a sale of one or more properties, the Advisor may receive a property disposition fee not to exceed the lesser of 2.0% of the contract sales price of the property and 50% of the competitive real estate commission paid if a third party broker is also involved; provided, however that in no event may the property disposition fee paid to the Advisor when added to real estate commissions paid to unaffiliated third parties exceed the lesser of 6.0% of the contract sales price and a competitive real estate commission.

We reimburse the Advisor for costs and expenses paid or incurred by the Advisor and its affiliates in connection with providing services to us (including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services), although we will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives a separate fee.

The existing advisory agreement is for a term expiring on December 26, 2016 and will be automatically renewed for consecutive six-month terms, unless terminated by either party on 60 days written notice prior to the expiration of the term.

Pursuant to a separate amended and restated management agreement with the Property Manager, which is an affiliate of the Advisor, we have agreed to pay the Property Manager fees equal to: (i) for non-hotel properties, 4.0% of gross revenues from the properties managed plus market-based leasing commissions; and (ii) for hotel properties, a fee based on a percentage of gross revenues at a market rate in light of the size, type and location of the hotel property plus a customary incentive fee based on performance. If we contract directly with third parties for such services we have agreed to pay the Property Manager an oversight fee equal to 1.0% of the gross revenues of the property managed. The property management agreement has a term expiring on September 1, 2017, and thereafter is automatically renewed for an additional one-year term unless either party gives 60 days prior written notice of its intention not to renew.

Since we commenced active operations in June 2010, the Property Manager has waived property management fees and the Advisor declined to request general and administrative expense reimbursements until the third quarter of 2015 and has, in prior periods, waived certain other fees and expense reimbursements. During this period, the aggregate amount of all fees and expense reimbursements waived or not requested was approximately $13.7 million.

The sale of the Company’s assets will be administered by our board of directors and the Advisor (or any replacement advisor) in accordance with the plan of liquidation and the existing advisory agreement with the Advisor (or any replacement advisor) and subject to the Company’s governing documents.

In accordance with our announcement on September 7, 2016, we have requested proposals from interested, qualified parties to serve as our external advisor upon expiration of our existing advisory agreement with the Advisor, which is terminable by us or the Advisor on December 26, 2016 on 60 days prior written notice. Whether our existing Advisor will continue in that capacity or be replaced with a new party has not yet been determined. For more information on the risks associated with our relationship with our Advisor, see the section entitled “Risk Factors — Our board of directors is soliciting proposals from third parties to serve as our external advisor commencing December 27, 2016, and, if the existing advisory agreement is terminated and no suitable replacement for the Advisor is found, we may not be able to execute the plan of liquidation as effectively as we have anticipated.”

We expect that the new advisory agreement we enter into with the Advisor or a replacement advisor may have different terms to take into account the plan of liquidation.

Our Properties

Our properties as of June 30, 2016 are described in the table below.

Property	Ownership	Rentable Square Feet(1)	Percent Occupied(2)	Annualized Cash Rent (in thousands)	Annualized Cash Rent Per Square Foot	Number of Leases
Manhattan Office Properties – Office
Design Center	100.0%	81,082	93.9%	$4,213	55.32	17
416 Washington Street	100.0%	1,565	100.0%	60	38.22	1
256 West 38th Street	100.0%	88,683	67.5%	2,495	41.66	9
229 West 36th Street	100.0%	129,751	100.0%	5,923	45.65	8
218 West 18th Street	100.0%	165,670	100.0%	9,726	58.70	7
50 Varick Street	100.0%	158,574	100.0%	7,916	49.92	1
333 West 34th Street	100.0%	317,040	100.0%	15,364	48.46	3
1440 Broadway	100.0%	711,800	74.6%	31,032	58.45	10
One Worldwide Plaza	48.9%	878,613	100.0%	59,215	67.40	9
245-249 West 17th Street	100.0%	214,666	100.0%	15,115	70.41	1
Manhattan Office Properties – Office Total		2,747,444	92.2%	151,059	59.64	66
Manhattan Office Properties – Retail
256 West 38th Street	100.0%	28,360	100.0%	1,199	42.28	3
229 West 36th Street	100.0%	20,132	100.0%	1,065	52.91	1
333 West 34th Street	100.0%	29,688	100.0%	1,490	50.19	1
1440 Broadway	100.0%	37,619	95.5%	5,108	142.17	7
One Worldwide Plaza	48.9%	123,213	100.0%	5,087	41.29	20
245-249 West 17th Street	100.0%	66,628	100.0%	5,496	82.49	3
Manhattan Office Properties – Retail Total		305,640	99.4%	19,445	63.98	35
Sub-Total/Weighted Average Manhattan Office Properties		3,053,084	92.9%	170,504	60.10	101
Manhattan Stand Alone Retail
367-387 Bleecker Street	100.0%	9,724	91.9%	2,445	273.69	4
33 West 56th Street	100.0%	12,856	100.0%	460	35.79	1
416 Washington Street	100.0%	7,436	48.5%	298	82.78	1
One Jackson Square	100.0%	8,392	100.0%	1,683	200.57	4
350 West 42nd Street	100.0%	42,774	100.0%	1,765	41.27	4
350 Bleecker Street	100.0%	14,511	84.6%	744	60.59	2
Sub-Total/Weighted Average Manhattan Stand Alone Retail		95,693	92.8%	7,395	83.25	16
Outer-Borough Properties
1100 Kings Highway, Brooklyn	100.0%	61,318	100.0%	2,821	46.01	5
Sub-Total/Weighted Average Outer-Borough Properties		61,318	100.0%	2,821	46.01	5
Portfolio Total		3,210,095	93.0%	$180,720	60.50	122

(1)	Does not include 128,612 square feet at the Viceroy Hotel, antenna leases or 15,055 square feet at the garage at 416 Washington Street, which is being operated under a management contract with a third party. Includes pro rata share of our investment in the Worldwide Plaza property.
(2)	Inclusive of leases signed but not yet commenced.

New Credit Facility and Exercise of WWP Option

We are currently seeking to obtain new financing of approximately $760 million in order to repay the Credit Facility in full, to provide additional liquidity for the Company to exercise the WWP Option and to provide increased flexibility to sell assets and distribute the proceeds to stockholders. The new financing is expected to permit asset sales and provide for a release price to be paid upon closing of an asset sale which will be applied to prepay the outstanding principal amount of the new financing.

We have the right to exercise the WWP Option starting in January 2017 and intend to do so using, in part, the proceeds from this new financing.

The plan of liquidation generally prohibits us from engaging in any business activities, except for exercising the WWP Option and seeking this new financing.

SELECTED FINANCIAL DATA

The following table presents selected financial data as of June 30, 2016 and December 31, 2015, 2014, 2013, 2012 and 2011 and for the six months ended June 30, 2016 and the years ended December 31, 2015, 2014, 2013, 2012 and 2011. The consolidated operating data for the years ended December 31, 2015, 2014 and 2013 and the consolidated balance sheet data as of December 31, 2015 and 2014 have been derived from the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and incorporated by reference in this proxy statement. The consolidated operating data for the years ended December 31, 2012 and 2011 and the consolidated balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from the Company’s audited consolidated financial statements for such periods, which have not been incorporated into this proxy statement by reference. The consolidated operating data for the six months ended June 30, 2016 and the consolidated balance sheet data as of June 30, 2016 have been derived from the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, which is incorporated by reference in this proxy statement.

You should read this summary of selected historical financial information together with the financial statements filed with the SEC and incorporated by reference into this proxy statement and their accompanying notes and management’s discussion and analysis of operations and financial condition of the Company. See “Where You Can Find More Available Information.” Interim results for the six months ended June 30, 2016 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2016.

Balance sheet data (In thousands)	June 30, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011
Total real estate investments, at cost	$1,824,272	$1,822,903	$1,888,366	$1,542,805	$360,857	$125,626
Total assets(1)	1,986,445	2,064,762	2,117,971	2,044,240	362,550	134,225
Mortgage notes payable, net of deferred financing costs(1)	363,468	381,443	169,377	168,651	180,269	72,511
Credit Facility	485,000	485,000	635,000	305,000	19,995	—
Notes payable	—	—	—	—	—	5,933
Total liabilities(1)	954,421	972,493	922,294	594,981	220,119	83,034
Total equity	1,032,024	1,092,269	1,195,677	1,449,259	142,431	51,191

(1)	Historical figures have been adjusted to comply with new accounting guidance effective for the Company’s fiscal year ending December 31, 2016, which now requires deferred financing costs related to mortgage notes payable to be reflected as a reduction of the principal amount of the liability instead of as an asset.

Operating data (In thousands, except share and per share data)	Six Months Ended June 30, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Total revenues	$76,623	$174,521	$155,567	$55,887	$15,422	$7,535
Operating expenses	77,120	195,415	227,540	65,105	16,787	6,888
Operating income (loss)	(488)	(20,894)	(71,973)	(9,218)	(1,365)	647
Total other expenses	(10,900)	(19,375)	(22,312)	(10,093)	(5,007)	(3,912)
Net income (loss)	(11,388)	(40,269)	(94,285)	(19,311)	(6,372)	(3,265)
Net loss (income) attributable to non-controlling interests	(335)	1,188	1,257	32	33	(154)
Net loss attributable to stockholders	$(11,053)	$(39,081)	$(93,028)	$(19,279)	$(6,339)	$(3,419)
Other data:
Cash flows provided by operations	$6,095	$37,725	$6,535	$9,428	$3,030	$263
Cash flows provided by (used in) investing activities	41,808	61,907	(327,835)	(1,309,508)	(145,753)	(25,736)
Cash flows provided by (used in) financing activities	(58,377)	(23,540)	110,435	1,528,103	137,855	35,346
Per share data:
Net income (loss) per common share – basic and diluted	$(0.07)	$(0.24)	$(0.56)	$(0.26)	$(0.52)	$(2.31)
Dividends and distributions declared per common share	$0.230	$0.460	$0.490	$0.605	$0.605	$0.605
Weighted-average number of common shares outstanding, basic	164,354,242	162,165,580	166,959,316	73,074,872	12,187,623	2,070,184
Weighted-average number of common shares outstanding, diluted	164,354,242	162,165,580	166,959,316	73,074,872	12,187,623	2,070,184

PROPOSAL ONE: PLAN OF LIQUIDATION AND DISSOLUTION

General

At the special meeting, our stockholders will be asked to consider and vote upon a proposal for approval of the plan of liquidation. If our stockholders approve this proposal, we intend to begin implementing the plan of liquidation as soon as practicable. Pursuant to the plan of liquidation, our board of directors will cause us to sell, convey, transfer and deliver or otherwise dispose of any or all of our assets in one or more transactions without further approval of the stockholders. We, acting for ourselves or in our capacity as the general partner of the OP, as appropriate, will not engage in any business activities, except exercise the WWP Option, seek new financing to repay the Credit Facility, provide capital to exercise the WWP Option and for other purposes and or otherwise to the extent necessary to preserve the value of our assets, including but not limited to assets held in the OP and their subsidiaries, wind up our business and affairs, discharge, pay or establish a reserve fund for all of our liabilities, including but not limited to contingent liabilities and the liabilities of the OP or its subsidiaries, distribute the net proceeds remaining to the limited and general partners of the OP in accordance with the OP’s limited partnership agreement, as amended, and distribute the net proceeds remaining to our stockholders, all in accordance with our charter, our bylaws and the plan of liquidation.

The plan of liquidation requires us to sell all of our assets for cash or such other assets as may be conveniently liquidated or distributed to our stockholders. We will make reasonable provisions for all known claims and obligations, including all contingent, conditional or contractual claims, as well as provisions that are reasonably likely to be sufficient to provide compensation for any claim against us, the OP or its or our subsidiaries in connection with any pending action, suit or proceeding to which any of us is a party.

After selling all of our assets, distributing our assets, paying off all of our known liabilities and expenses, and making reasonable provisions for any unknown or contingent liabilities, we expect to distribute the net proceeds of our liquidation to our stockholders. We, with input from the Eastdil Secured group of Wells Fargo Securities, estimate that our company has a Total Liquidating Distributions Range of between $8.73 and $11.50 per share. Our Total Liquidating Distributions Range does not necessarily reflect the actual amount that our stockholders will receive in liquidating distributions, and the actual amount may be more or less than the Total Liquidating Distributions Range, for various reasons discussed in this proxy statement, including in the section entitled “Risk Factors.” Amounts available for distribution to stockholders are dependent on a number of factors, including actual proceeds from the sale of our properties, fees and expenses incurred in connection with the sale of our properties, expenses incurred in the administration of our properties prior to disposition, general and administrative expenses of the Company, including contractual management fees paid to the Advisor or any replacement advisor and other liabilities that may be incurred by the Company.

We will make liquidating distributions in one or more payments. However, we cannot be sure how many liquidating distributions will be paid, or when they will be paid.

Pursuant to our plan of liquidation, we expect to terminate registration of our common stock under the Exchange Act after we have sold all our assets or transferred them to a liquidating trust, as well as cease filing reports with the SEC and file articles of dissolution with the SDAT when appropriate. Our board of directors may elect to terminate our Exchange Act registration sooner if our board believes it to be in the best interests of the Company. Furthermore, the plan of liquidation authorizes our board of directors to establish a reserve fund to pay unknown or contingent liabilities as a result of which, the final payout to our stockholders may not occur for three or more years following the filing of our articles of dissolution. If we cannot dispose of our assets and pay or provide for our liabilities within 24 months after approval by our stockholders of the plan of liquidation, or if our board of directors otherwise determines that it is advantageous to do so before the end of such 24-month period, we intend, for tax purposes, to transfer and assign our remaining assets and liabilities to a liquidating trust. This would be necessary in order for us, assuming we remain qualified as a REIT, to be eligible to deduct amounts distributed pursuant to the plan of liquidation as dividends paid and thereby meet our annual distribution requirement and not be subject to U.S. federal income tax on such amounts. Upon transfer and assignment, our stockholders will receive beneficial interests in the liquidating trust equivalent to their ownership interests in the Company as represented by the shares of our common stock held by our stockholders prior to the transfer and assignment. The liquidating trust will pay or provide for all of our liabilities and distribute any remaining net proceeds from the sale of its assets to the holders of beneficial interests in the liquidating trust. Shares of beneficial interest in the liquidating trust generally will not be transferable. The liquidating trust would be managed by trustees designated by our board of directors. Activities of the liquidating trust will be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding the assets for the benefit of the holders of beneficial interests in the liquidating trust, temporarily investing the proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the liquidating trust, making liquidating distributions to the holders of beneficial interests in the liquidating trust and taking other actions as may be deemed necessary or appropriate by the trustees of the liquidating trust to conserve and protect the assets of the liquidating trust and provide for the orderly liquidation of the trust.

Our board of directors may terminate, modify or amend the plan of liquidation without further action by the stockholders and for any reason both before and after approval of the plan of liquidation by the stockholders.

Background of the Plan of Liquidation

In July 2015, the Company and our board of directors determined to evaluate a potential recapitalization of certain assets of the Company on a joint venture basis with the goal of generating additional capital for investment as part of a going concern strategy and engaged Wells Fargo Securities as its financial advisor to assist the Company and our board of directors in the process. During the period the Company was involved in this evaluation, representatives of the Company received feedback from various stockholders of the Company expressing a preference for the Company to consider and potentially pursue strategic alternatives to enhance stockholder value, including a sale or merger of the Company, as compared to recapitalizing certain assets as part of a going concern strategy.

On September 30, 2015, at a meeting of our board of directors with management and representatives of Proskauer Rose LLP (“Proskauer”), outside legal counsel to the Company, and Wells Fargo Securities present, Wells Fargo Securities discussed with our board of directors certain information regarding potential strategic alternatives. Following this discussion, our board of directors decided to consider a broader range of strategic alternatives instead of the recapitalization strategy to maximize stockholder value within a reasonable period of time and unanimously approved expanding the scope of Wells Fargo Securities’ engagement to assisting our board of directors in evaluating a potential strategic transaction at the asset or entity level or both.

On November 9, 2016, Keith Locker and James Nelson were elected as directors. During October and November of 2015, in accordance with the directives of our board of directors, Wells Fargo Securities contacted over 80 parties, including foreign investors, publicly traded REITs, private equity funds and other real estate investors, to solicit potential interest in a strategic transaction with the Company at an asset or entity level. During this period, 70 parties signed either an asset-level non-disclosure agreement, an entity-level non-disclosure agreement or both. In total, from October 2015 through the announcement of the execution of the JBG Combination Agreement in May 2016, over 100 parties were contacted and 85 parties executed non-disclosure agreements, including 61 parties that executed entity-level non-disclosure agreements and 24 other parties that executed only asset-level non-disclosure agreements. Following the termination of the JBG Combination Agreement on August 2, 2016, an additional seven parties executed entity-level non-disclosure agreements.

In addition to JBG, the following parties that entered into either an entity-level non-disclosure agreement, an asset-level non-disclosure agreement or both and had significant engagement with the Company or made non-binding proposals for potential transactions, none of which resulted in a definitive agreement (except for the JBG Combination Agreement with JBG, which was ultimately terminated before the transactions contemplated thereby could be completed) as described in more detail herein:

Party	Description
Party A	A publicly traded REIT
Party B	An asset management company in partnership with a privately held New York-based real estate company
Party C	A real estate private equity firm that is also the external advisor to a publicly traded REIT
Party C REIT	A publicly traded REIT externally advised by Party C
Party D	A publicly traded REIT
Party E	A real estate private equity firm
Party F	A real estate private equity firm
Party G	A privately held New York-based real estate company
Party H	A privately held New York-based real estate company
Party I	A real estate private equity firm
Party J	A subsidiary of a foreign-listed public company

The parties that entered into non-disclosure agreements in October and November of 2015 (including all the parties listed in the table above except for Party F and Party H) were requested to submit indications of interest or proposals by November 12, 2015. They were also encouraged to provide indications of interest or proposals for transactions involving the entirety of the Company, but to the extent any of these parties was not interested in an entity-level transaction, they were informed that the Company would also consider proposals involving individual assets. On or around the deadline, the Company received indications of interest from three parties to engage in an entity-level transaction as follows:

•	Party A. A written indication of interest received on November 13, 2015 contemplating a merger between the Company and a wholly owned subsidiary of Party A in which Party A would acquire all shares of our common stock for $11.00 per share, payable 90% in cash and 10% in Party A common stock valued at not less than a fixed price that was approximately 4% greater than the closing price of Party A common stock on the date on which the indication of interest was submitted.
•	Party B. A written indication of interest received on November 13, 2015 contemplating an acquisition of all shares of our common stock for $9.75 per share payable 100% in cash. Party B’s proposal was conditioned on, among other things, raising sufficient capital to fund the purchase price. Party B verbally indicated that it would partner with a specific foreign sovereign wealth fund to finance Party B’s proposed transaction, but had not yet secured a commitment from this investor.
•	Party C. A written indication of interest received on November 16, 2015 contemplating acquiring all shares of our common stock for $10.50 per share payable 100% in cash. Party C’s proposal was conditioned on, among other things, raising sufficient capital to fund the purchase price. Party C stated that it had identified (but would not name) a potential foreign investor to provide the necessary capital but had not yet secured a commitment from this investor.

Party C also provided a verbal indication of interest on November 13, 2015 contemplating Party C REIT purchasing all of the Company’s assets, other than the Worldwide Plaza property. The consideration to be paid by Party C REIT was to include cash in an amount needed to repay the Credit Facility, assumption or refinancing of existing mortgage debt, and the balance payable in Party C REIT common stock based on an unspecified value above the then current closing price of Party C REIT common stock. Party C indicated a gross asset value for all of the Company’s assets, other than the Worldwide Plaza property, of approximately $2.0 billion (inclusive of existing secured debt); however, the implied price of the proposal was indeterminate due to the lack of specificity around the amount and value of the Party C REIT common stock consideration.

In addition, on or around the deadline for submitting indications of interest, the Company received an aggregate 15 indications of interest contemplating the purchase, through individual asset sales or portfolio sales, of all of the Company’s 16 core assets, except for the Viceroy Hotel and 245-249 West 17th Street. While the Company received non-binding indications of interest for many of its individual properties, the Company did not actively market each individual property in a process tailored to each of the Company’s individual assets given its preference for first pursuing an entity-level transaction at the time.

On November 15, 2015, at a meeting of our board of directors with management and representatives of Proskauer and Wells Fargo Securities present, Wells Fargo Securities, in addition to reviewing the terms of the asset-level and entity-level proposals, discussed with our board of directors certain preliminary financial information regarding the Company’s estimated net asset value and potential costs and benefits of, and potential impediments to, selling all or substantially all of the Company’s assets pursuant to a plan of liquidation. Our board of directors also discussed the possibility that the asset-level proposals that were received had been potentially impacted by encouraging investors to pursue entity-level transactions as a preference over individual asset sales at that time. Our board of directors noted that asset bids potentially could be improved through a more extensive and lengthy solicitation process tailored to each of the Company’s individual assets, but that it might not be feasible to maintain momentum on an entity-level transaction while also conducting a more extensive individual asset sale process at that time.

On November 17, 2015, at a meeting of our board of directors with management and representatives of Proskauer present, Michael Happel, the Company’s chief executive officer, reviewed management’s estimate of the Company’s net asset value. This estimate was consistent with the preliminary financial information discussed by the Eastdil Secured group of Wells Fargo Securities with our board of directors at the meeting two days earlier. In addition, our board of directors discussed that, based on the limited asset-level proposals received by third parties for many of the Company’s assets, the potential increased value from a prolonged asset-level solicitation process did not serve as a sufficient basis to forego the potential to secure an entity-level transaction, which could represent higher and more certain value to stockholders of the Company relative to the potential market and execution risk of an asset-by-asset sale process at that time. Our board of directors directed Mr. Happel and Wells Fargo Securities to engage with Party A, Party B and Party C in an attempt to improve the terms of their respective proposals.

Following these meetings, in accordance with the directives of our board of directors, Wells Fargo Securities contacted each of Party A, Party B and Party C. Party A requested a meeting with Mr. Happel and Wells Fargo Securities to discuss Party A’s proposal. Party B was not willing to improve its proposal. Party C indicated that it could not improve the amount of consideration contemplated by its entity-level proposal or provide additional information regarding the potential source of capital that would be required to complete an entity-level transaction, but would be willing to discuss revisions to the verbal initial indication of interest it submitted on November 13, 2015.

Over the coming weeks, Mr. Happel and Randolph C. Read, the independent non-executive chairman of our board of directors, together with representatives of Wells Fargo Securities and, in one instance, Keith Locker, another independent member of our board of directors, met with representatives of Party A and its advisors in person and by telephone and exchanged emails with respect to Party A’s proposal and subsequent revisions thereof, including a potential alternative transaction structure excluding the Company’s interest in the Worldwide Plaza property and the Viceroy Hotel. Our board of directors was kept apprised of these discussions at various meetings and through other discussions and provided guidance and direction to Messrs. Happel and Read and Wells Fargo Securities to inform the substantive parameters of their discussions with Party A. Management, together with Proskauer and Wells Fargo Securities, also continued to review and evaluate a potential liquidation of the Company’s assets pursuant to a plan of liquidation as an alternative to an entity-level transaction with the Company.

Also during this period, Messrs. Read and Happel, together with representatives of Wells Fargo Securities, discussed other publicly traded REITs, in addition to Party A and Party C REIT, that could potentially be interested in an entity-level transaction with the Company. Based on these discussions, Messrs. Read and Happel or, at the request of Messrs. Read and Happel, representatives of Wells Fargo Securities contacted representatives of five publicly traded REITs that either previously had entered into non-disclosure agreements with the Company or declined to do so. None of these contacts led to any oral or written indications of interest, except with respect to Party D.

On November 27, 2015, Mr. Happel called Party D’s president, which led to meetings and discussions between Messrs. Happel and Read and Party D’s president and chief executive officer during December 2015 and January 2016. Following these discussions, on January 19, 2016, Party D sent a letter to Mr. Read proposing potential structures for a transaction in which Party D would acquire all outstanding shares of our common stock for consideration payable predominantly in Party D common stock, plus either contingent value rights or tracking stock to be issued to the Company’s stockholders with respect to the portion of the Company’s assets that Party D contemplated selling post-closing as part of its proposal. The letter did not, however, include a value for the Company or any of its assets, and Party D did not provide indications of value upon further requests.

On December 2, 2015, at a meeting of our board of directors with management and representatives of Proskauer and Wells Fargo Securities present, Wells Fargo Securities reviewed and summarized the potential transaction terms and discussions with each of Party A, Party B and Party C, as well as potential costs and benefits of, and potential impediments to, selling all or substantially all of the Company’s assets pursuant to a plan of liquidation. Also at this meeting, our board of directors unanimously authorized the retention by the compensation committee and the conflicts committee of our board of directors of Debevoise & Plimpton LLP (referred to herein as “Debevoise”), as special counsel to our independent directors in connection with matters related to the Advisor and the OPP as well as any other matters that might later be identified by the independent directors.

Following this meeting, Party A’s chief executive officer proposed orally to Mr. Read that Party A acquire all outstanding shares of our common stock in a merger transaction for approximately $11.25 per share, assuming the amount required to terminate the OP Units would be $26.0 million and that the Company would continue paying dividends at the then current rate for only three additional months following signing of a merger agreement (equivalent to approximately $0.12 per share), after which the Company would be required to suspend dividends. The proposal contemplated that $250 million of the purchase price would be paid in Party A common stock valued at not less than a fixed price per share that was slightly above the closing price of Party A common stock at that time. Party A also proposed that, if the Company sold the Viceroy Hotel after signing but before closing, excess net proceeds above certain thresholds could be distributed to stockholders of the Company prior to closing without reduction to the per share merger consideration.

On December 4, 2015, at a meeting of our board of directors with management and representatives of Proskauer and Wells Fargo Securities present, Mr. Read updated our board of directors on his discussions with Party A’s chief executive officer. In addition, our board of directors discussed Party B’s proposal and Party C’s proposal, which our board of directors concluded were both inferior to Party A’s proposal for various reasons, including the limited due diligence that Party B and Party C had conducted on the Company, the lower amount of consideration reflected in their proposals and the fact that their proposals lacked a clear and certain source of capital to finance a potential transaction. With respect to Party C’s proposal involving Party C REIT, our board of directors also considered that the consideration would be payable in Party C REIT common stock at an unspecified exchange ratio based on a price for Party C REIT common stock above the current trading level of Party C REIT common stock, the small size and low trading volume of Party C REIT’s public float, the portfolio of Party C REIT including multiple geographic markets and property types and the complexity of continuing to own and/or separately monetizing the Company’s interest in the Worldwide Plaza property. At this meeting, our board of directors also discussed the alternative of selling all or substantially all of the

Company’s assets pursuant to a plan of liquidation as an alternative to an entity-level transaction with the Company. Following these discussions, our board of directors unanimously authorized entering into an exclusivity agreement with Party A to pursue a merger at a price equal to $11.25 per share and on the other terms discussed between Mr. Read and Party A’s chief executive officer.

Also on December 4, 2015, a prominent business news organization published an article reporting that Party A was engaged in discussions to acquire the Company. On the next trading day, December 7, 2015, the price of Party A common stock declined by approximately 1.6% from its closing price on December 4, 2015 as compared to a 0.3% decline in the FTSE NAREIT U.S. Real Estate Index (the “REIT Index”) during the same period.

During the period from December 4, 2015 to December 9, 2015, discussions continued among the Company, Party A and their respective advisors regarding various terms of a potential transaction. Also during this period, Party A’s counsel sent Proskauer a due diligence request list and Proskauer sent Party A’s counsel a draft merger agreement and various other terms of a potential transaction were discussed and negotiated between Party A and the Company.

On December 9, 2015, Mr. Read and Party A’s chief executive officer discussed the status of negotiations, and Party A’s chief executive officer advised Mr. Read that he believed market reaction to the December 4 news report that Party A was pursuing a transaction with the Company was negative and he was instructing Party A’s counsel to suspend work on the transaction until further notice.

On or about December 14, 2015, Party A’s chief executive officer informed Mr. Read that Party A was formally withdrawing its proposal but would consider revisiting discussions during January 2016. The price of Party A common stock had declined by approximately 5.4% as of the market close on December 14, 2015 since the report of a potential transaction between Party A and the Company was published on December 4, 2015 as compared to a 2.0% decline in the REIT Index during the same period. From November 13, 2015 (the date of Party A’s initial indication of interest) through December 14, 2015, the price of Party A common stock had declined by approximately 3.3% as compared to a 1.1% increase in the REIT Index during the same period.

As a result of Party A’s withdrawal, during the remainder of December 2015 and into January 2016, management, together with Proskauer and Wells Fargo Securities, continued to review and evaluate the potential costs and benefits of, and potential impediments to, selling all or substantially all of the Company’s assets pursuant to a plan of liquidation. Management, with the assistance of Wells Fargo Securities, also engaged with other third parties regarding potential transaction at the asset or entity level during this period.

On December 14, 2015, Party E contacted Mr. Happel and representatives of Wells Fargo Securities regarding Party E’s potential interest in acquiring 1440 Broadway.

On December 17, 2015, at a meeting of our board of directors with representatives of Proskauer present, our board of directors discussed various potential strategic alternatives, including liquidation, given Party A’s decision to withdraw its proposal. Our board of directors was also informed at this meeting that management, with the assistance of and input from the Eastdil Secured group of Wells Fargo Securities, was continuing to review a plan of liquidation, which would be discussed further at a future meeting.

Mr. Read contacted a principal of Party F to gauge Party F’s interest in acquiring the Company, following which Mr. Happel, together with representatives of Wells Fargo Securities, held discussions with representatives of Party F about a potential entity-level transaction. In the course of these discussions, which extended into early January 2016, Party F conveyed an estimated value per share of the Company net of potential transaction costs of less than $10.00 and did not make any verbal or written indication of interest for a transaction.

On January 6, 2016, a representative of Party A contacted a representative of Wells Fargo Securities to express interest in restarting discussions regarding a potential transaction with the Company.

Also on January 6, 2016, a representative of Party G contacted a representative of Wells Fargo Securities to express interest in expanding Party G’s earlier indication of interest to potentially a greater number of the Company’s assets.

On January 8, 2016, Party E submitted a written indication of interest to acquire 1440 Broadway. Later that day, at a meeting of our board of directors with representatives of Proskauer and Wells Fargo Securities present, our board of directors discussed the status of potential asset-level transactions and agreed that the Company’s management, with the assistance of Wells Fargo Securities, should continue discussions with Party E, and received an update on the status of management’s review and evaluation, with input from the Eastdil Secured group of Wells Fargo Securities, of the potential costs and benefits of, and potential impediments to, selling all or substantially all of the Company’s assets pursuant to a plan of liquidation.

On January 12, 2016, Party H contacted Wells Fargo Securities to express interest in a potential transaction with the Company.

On January 14, 2016, the Company and Party E entered into a non-binding letter of intent for Party E to acquire 1440 Broadway at a price that was an improvement over the price included in Party E’s previously submitted indication of interest, subject to certain conditions. The Company’s board of directors preliminarily viewed the price as acceptable, and, as a result, the Company and Party E subsequently commenced negotiations on a definitive purchase and sale agreement for 1440 Broadway.

On January 15, 2016, Mr. Happel received a call from a principal of Party I expressing interest in a potential contribution of assets and cash into the Company in exchange for common stock and OP Units.

On January 20, 2016, Party A’s chief executive officer reconfirmed with Mr. Read that Party A was no longer interested in pursuing a potential transaction with the Company. From November 13, 2015 (the date of Party A’s initial indication of interest) through January 20, 2016, the price of Party A common stock had declined by over 16% as compared to a 4.1% decline in the REIT Index during the same period.

Also on January 20, 2016, at a meeting of our board of directors with management and representatives of Proskauer and Wells Fargo Securities present, representatives of management and Wells Fargo Securities each discussed their respective views regarding the potential costs, benefits and risks and other considerations of pursuing a plan of liquidation given the lack of firm entity-level proposals, including the estimated liquidating distribution amount per share. Our board of directors also discussed the potential disadvantages of continuing to operate the Company as a stand-alone entity, including the Company’s relatively small scale compared to other publicly traded REITs focused primarily on New York City, its limited internal growth prospects, its external management structure, the difficulty the Company faced in raising new capital and the difficulty of making accretive acquisitions relative to its cost of capital at the time.

On January 20, 2016, at the direction of the Company, the Eastdil Secured group of Wells Fargo Securities commenced a process to sell the Viceroy Hotel.

On January 21, 2016, Proskauer sent a draft plan of liquidation to our board of directors.

During the morning of January 22, 2016, Party E informed Mr. Happel that it would need to materially reduce its proposed purchase price for 1440 Broadway, citing a corporate level desire to revisit all of Party E’s in-process transactions in light of the increasingly volatile public market conditions since Party E had first made its proposal to acquire 1440 Broadway. Later that day, Party E informed Mr. Happel that it would not proceed with a transaction at any price.

On January 22, 2016, a JBG managing partner contacted a representative of Wells Fargo Securities to inquire about the potential for a business combination transaction involving JBG and the Company. Wells Fargo Securities thereafter apprised management of JBG’s inquiry, and, during late January and February, discussions regarding a potential business combination transaction involving JBG and the Company continued involving Messrs. Read and Happel, together with representatives of JBG, other representatives of the Company and representatives of their respective advisors. During February 2016, our board of directors was apprised of these discussions.

On January 28, 2016, Party G sent Wells Fargo Securities a non-binding written proposal to purchase all of the Company’s assets, excluding 1440 Broadway, Worldwide Plaza, the Viceroy Hotel and 1100 Kings Highway, which proposal was expressly subject to obtaining adequate financing. There were further discussions of a potential transaction with Party G, but no additional written proposals were received from Party G prior to termination of the discussions.

On February 16, 2016, a representative of Party J sent an email to a representative of Wells Fargo Securities to express Party J’s interest in a potential strategic investment in the Company.

On February 19, 2016, a JBG managing partner emailed a non-binding indication of interest to Mr. Read, Mr. Happel and representatives of Wells Fargo Securities proposing a series of transactions that would result in the Company acquiring real estate assets and management business assets from JBG in exchange for shares of our common stock and OP Units.

During late February 2016 and continuing throughout March 2016, the Company and JBG exchanged drafts of the non-binding preliminary indication of interest and ongoing discussions were held among Mr. Read and representatives of JBG, as well as other representatives of the Company and representatives of Proskauer, Wells Fargo Securities and JBG’s legal and financial advisors, on a range of matters relating to a potential transaction between the Company and JBG. Also during this period, representatives of the Company and JBG held multiple in-person meetings and telephonic discussions regarding JBG’s assets and financial condition, the Company’s assets and financial condition and other due diligence topics, and also exchanged related information. Representatives of the Company’s and JBG’s respective financial advisors also attended these meetings and discussions. With respect to due diligence on JBG, the Company, with the assistance of its advisors, reviewed detailed information regarding JBG’s business, with a focus on JBG’s largest operating assets, development projects and land parcels and the submarkets in which JBG operates.

Also during this period, continuing on from the point of initial contact in either January or February 2016, representatives of the Company, together with representatives of Wells Fargo Securities, held in-person meetings (including property tours) and telephone conversations, and also exchanged emails, with Party H, Party I and Party J regarding the Company’s assets and financial condition, as well as the structure and proposed terms of a potential transaction involving Party H, Party I and Party J, on the one hand, and the Company, on the other hand. Each of these three potential transactions was structured as a contribution of assets to the Company, a cash investment in the Company, together with an internalization of management, new directors, a change of control of the Company and other governance changes. The assets that were contemplated to be contributed to the Company by Party H, Party I and Party J were also discussed and reviewed from a financial perspective by the Company with input from Wells Fargo Securities as part of this process.

The following summarizes the final terms of the proposals received from JBG, Party H, Party I and Party J prior to the Company entering into exclusivity with JBG, as described below, on April 1, 2016.

•	JBG. The final terms of the proposal from JBG contemplated (i) a series of transactions that would result in the Company acquiring real estate assets and management business assets from JBG in exchange for newly issued shares of our common stock and OP Units in an amount that would result in a relative ownership percentage of the Company following completion of the transaction of approximately 65% owned by equity holders of JBG and 35% owned by equity holders of the Company, (ii) a nine-member board of directors, all of whom, except for Mr. Read, would be selected by JBG, with three principals of JBG serving as members, (iii) that current principals of JBG would be appointed as the executive officers of the Company at closing, (iv) internalization of the Company’s management with employees who were predominantly expected to be the current employees of JBG, as well as certain employees of the Advisor or its affiliates who previously were involved in the day-to-day management of the Company’s assets and who would become employees of the Company, (v) that the OPP and the Company’s advisory agreement with the Advisor would both be terminated at closing on terms to be negotiated, but that the Advisor would provide certain transition services to the Company following closing on terms to be negotiated, (vi) that the Company would reimburse JBG for its expenses in an amount to be negotiated if the required Company stockholder approval was not obtained, (vii) a customary “fiduciary out” provision enabling termination by the Company under certain circumstances upon payment of a customary fee in an amount to be negotiated to JBG, and (viii) that, at closing, the Company would change its name to “JBG Realty Trust, Inc.” and its headquarters would be moved from New York, New York to Chevy Chase, Maryland.

•	Party H. The final terms of the sole non-binding preliminary indication of interest received from Party H (which was submitted on March 18, 2016 and not subsequently improved) contemplated (i) the contribution by Party H of real estate assets valued at $496 million net of existing debt and between $300 million and $1.2 billion in cash in exchange for common stock and OP Units issued based on the then current market price per share of our common stock, which based on a price per share of $9.83 (the closing price of our common stock on the NYSE on March 16, 2016) would result in Party H owning 30% to 50% of the Company on a fully diluted basis depending on the amount of cash contributed, (ii) a change in the composition of our board of directors such that a majority of our board of directors would be designated by Party H and (iii) that Party H would appoint a new management team which was unidentified, except that Party H’s current chief executive officer would serve as chairman of our board of directors while remaining as chief executive officer of Party H’s active development and redevelopment operations, which would not be contributed to the Company.
•	Party I. The final terms of proposal from Party I contemplated (i) the contribution of New York City office real estate assets valued by Party I on a gross basis at $1.05 billion (without giving effect to debt or interests of joint venture partners) at an equity value to be mutually agreed upon in exchange for our common stock and OP Units based on the trading price per share of our common stock at the time of closing, (ii) the contribution of management assets by Part F valued by Party I at $95 million in exchange for common stock and OP Units issued based on a price per unit of $12.00, (iii) an unidentified institutional investor would make a $500 million commitment in joint venture co-investment capital on terms to be negotiated, although Party I did not provide a commitment letter with respect to this proposed investment, (iv) the potential for an additional $300 million in invested capital in the Company in an unidentified form and structure (which, in prior discussions and iterations of the proposal, had been funded through the issuance of a new series of convertible preferred stock), (v) internalization of the Company’s management with personnel of Party I assuming executive roles along with Mr. Happel, (vi) that the OPP and the Company’s advisory agreement with the Advisor would both be terminated at closing on terms to be negotiated, but that the Advisor would provide certain transition services to the Company following closing on terms to be negotiated, (vii) our board of directors expanded to nine members, three of whom would be appointed by Party I and one of whom would be an independent director approved by Party I, and (viii) Party I would conduct all future real estate activities through the Company.
•	Party J. The final terms of the proposal from Party J contemplated (i) the contribution of a New York City office property valued by Party J at $1.2 billion (free and clear of its existing debt but with new mortgage financing in an amount of $450 million to be incurred concurrent with the transaction closing) in exchange for common stock and OP Units issued based on a price per share of our common stock of $12.40 per share, (ii) an investment of $300 million in our common stock issued at $12.40 per share, (iii) internalization of the Company’s management with personnel of both Party J and the Advisor (including Mr. Happel) combining to manage the Company, (iv) that the OPP and the Company’s advisory agreement with the Advisor would both be terminated at closing on terms to be negotiated, but that the Advisor would provide certain transition services to the Company following closing on terms to be negotiated, (v) our board of directors would be expanded to ten members, four of whom would be appointed by Party J, (vi) the formation of an investment committee of four members empowered to monitor the overall investment activities of the Company, with two members nominated by Party J, and (vii) Party J would conduct all future real estate activities in New York through the Company. Party J’s valuation of the property at $1.2 billion represented more than a 50% premium to Party J’s purchase price for the property it acquired approximately two and a half years prior.

At various meetings during this period, at which management and representatives of Proskauer, Debevoise and Wells Fargo Securities participated, our board of directors was kept apprised of the status of this process, including the terms proposed by and discussed with JBG, Party H, Party I and Party J.

On March 2, 2016, in a letter to Mr. Read, Party D proposed to acquire the Company’s interest in the Worldwide Plaza property for an amount the Company did not find acceptable. No further discussions occurred given the low valuation ascribed to our interest in the Worldwide Plaza property.

On March 23, 2016, the Company received “first round” indications of interest to acquire the Viceroy Hotel. The two month third party solicitation process for the Viceroy Hotel included contacting approximately 1,000 potential parties regarding interest in the property, executing approximately 200 non-disclosure agreements and conducting property tours with over 20 potential investors. Discussions continued thereafter to improve and refine the terms of potential definitive transactions. None of the indications of interest rose to a level that the Company found acceptable.

On March 28, 2016, at a meeting of our board of directors with management and representatives of Proskauer, Venable LLP (“Venable”), Maryland counsel to the Company, Debevoise and Wells Fargo Securities present, our board of directors discussed the latest proposals received from JBG, Party H, Party I and Party J. With respect to Party I’s proposal and Party J’s proposal, our board of directors discussed issues raised by management and Wells Fargo Securities regarding the valuation of the assets to be contributed by Party I and Party J (including the fact the Party J’s valuation of the New York City office property to be contributed by Party J to the Company was more than 50% higher than Party J’s purchase price for the property made only approximately two and a half years earlier and was 30% higher than Party J’s basis in the property (i.e., purchase price plus capital invested since the date of purchase) even though occupancy at the property remained substantially unchanged since Party J’s purchase of the property), which our board of directors believed were too high, and, with respect to Party I’s proposal, the lack of commitments for the required financing. Our board of directors also discussed concerns with respect to Party H’s proposal, including the valuation of the asset to be contributed, the lack of clarity regarding financing and management arrangements, as well as potential conflicts of interest related to Party H’s current chief executive officer serving as chairman of our board of directors while remaining as chief executive officer of Party H’s active development operations. At this meeting, our board of directors also discussed updated information regarding an estimated liquidating distribution amount per share and potential costs and benefits of, and potential impediments to, selling all or substantially all of the Company’s assets pursuant to a plan of liquidation. Also at this meeting, following discussions, our board of directors unanimously authorized entry into an exclusivity arrangement with JBG and agreed that Mr. Read and Mr. Happel, together with representatives of Wells Fargo Securities, should continue to engage with Party I and Party J to seek to improve the terms of their respective proposals before an exclusivity agreement with JBG was executed.

On the morning of April 1, 2016, Mr. Read convened a teleconference with the board members who were able to attend to discuss the status of negotiations with JBG and Party I and Party J. Representatives of Proskauer and Wells Fargo Securities also participated in the teleconference. On the teleconference, the representatives of Wells Fargo were instructed to follow up with Party I and Party J regarding their respective revised proposals, which were expected by a deadline set for later that day. Prior to this deadline, revised proposals were received from Party I and Party J as described in more detail above.

During the evening on April 1, 2016, Mr. Read convened a teleconference with the board members who were able to attend to discuss the final revised proposals from Party I and Party J. Mr. Happel, as well as representatives of Proskauer and Wells Fargo Securities were present. The view of the members of our board of directors then present was that the improvements in Party I’s proposal and Party J’s proposal were not sufficient, in light of the issues with respect to both proposals discussed at previous meetings, to justify the risk that not entering into exclusivity with JBG could disrupt negotiations at a critical stage.

Following this discussion, on April 1, 2016, in accordance with the unanimous authorization of our board of directors on March 28, 2016, the Company entered into an exclusivity agreement with JBG.

During the period from the execution by JBG and the Company of the exclusivity agreement on April 1, 2016 until the execution of the JBG Combination Agreement on May 25, 2016, drafts of the JBG Combination Agreement and other documents contemplated thereby were exchanged among JBG, the Company and their respective advisors, and due diligence review and discussions regarding the potential business and strategy of the combined company were conducted. Our board of directors was kept apprised of these discussions and analysis at various meetings. In addition, on April 18, 2016, principals of JBG met with members of our board of directors at our offices in New York, with Mr. Happel and representatives of Proskauer present, to discuss JBG’s business and strategy and various elements of the proposed transaction, and the independent directors met in executive session following this meeting.

Also during this period, at meetings of the compensation committee and the conflicts committee of our board of directors with representatives of Debevoise present, the compensation committee and the conflicts committee discussed the proposed terms of the agreements with the Advisor and its affiliates (including our chief executive officer) contemplated by the JBG Combination Agreement.

On May 4, 2016, the Company received an unsolicited proposal from Party C contemplating an acquisition of all shares of our common stock in a merger transaction with Party C REIT, at an implied price per share of $10.80 payable $3.00 per share in cash and the balance payable in Party C REIT stock based on an exchange ratio that was calculated utilizing a 15% premium to the closing price of Party C REIT’s stock on May 4, 2016. The proposal also contemplated that an affiliate of Party C, the external manager of Party C REIT, would continue as the external manager of the combined company. This unsolicited proposal was the only proposal or indication of interest the Company received during the period commencing when the exclusivity agreement with JBG was first executed on April 1, 2016 until the JBG Combination Agreement was executed on May 25, 2016.

On May 8, 2016, at a meeting of our board of directors with management and representatives of Proskauer, Debevoise and Wells Fargo Securities present, our board of directors discussed open points in the potential transaction with JBG and updated information regarding an estimated liquidating distribution amount per share, as well as potential costs and benefits of, and potential impediments to, selling all or substantially all of the Company’s assets pursuant to a plan of liquidation. Also at this meeting, Wells Fargo Securities reviewed the May 4 proposal received from Party C and certain background information regarding Party C, including preliminary financial observations regarding the assets of Party C REIT, the form and amount of the consideration (particularly with respect to the small size of Party C REIT’s public float and the low trading volume of Party C REIT common stock) and the contemplated external management structure. Our board of directors also discussed that it would not be prudent to engage with Party C, or any other potential counterparty, at this time given the status of negotiations with JBG, which could have been materially and adversely disrupted by any such engagement. Following this discussion, our board of directors decided that negotiations should proceed with JBG and unanimously authorized a further extension of exclusivity with JBG.

The exclusivity agreement between the Company and JBG expired by its terms at midnight on May 10, 2016, but the parties continued their discussions and negotiations regarding the potential transaction without an exclusivity arrangement in effect.

On May 13, 2016, at a meeting of our board of directors with management and representatives of Proskauer, Debevoise, Venable and Wells Fargo Securities present, our board of directors directed representatives of Wells Fargo Securities and representatives of Proskauer to respond to Party C’s May 4 proposal by acknowledging its receipt.

On May 19, 2016, at a meeting of our board of directors with management and representatives of Proskauer, Debevoise, Venable and Wells Fargo Securities present, Proskauer and Wells Fargo Securities discussed the status of negotiations with JBG, and, in light of the progress made in the negotiations, our board of directors unanimously authorized reentry into an exclusivity agreement with JBG.

Between May 23, 2016 and May 25, 2016, our board of directors met, with management and representatives of Proskauer, Debevoise, Venable and Wells Fargo Securities present, and reviewed financial aspects of the proposed transaction and the terms of the JBG Combination Agreement and the agreements with the Advisor and its affiliates that would be executed in connection with the execution of the JBG Combination Agreement. Among the terms set forth in JBG’s final proposal before JBG and the Company entered into exclusivity that were clarified or changed in the final definitive form of the JBG Combination Agreement were (i) that equity holders of JBG would collectively own approximately 65.2% of the outstanding common stock of the combined company on a fully diluted basis and the existing stockholders of the Company and the existing limited partners of the OP would own approximately 34.8% of the outstanding common stock of the combined company on a fully diluted basis, (ii) that the size of the “topping fee” payable to JBG upon termination under certain circumstances, which was initially requested by JBG to be $70 million, would be $55 million and (iii) that the maximum amount of expenses payable to either JBG or the Company upon termination under certain circumstances, which was initial requested by the Company to be $2 million, would be $10 million.

In addition, the compensation committee and the conflicts committee of our board of directors met, with representatives of Debevoise present, and approved, and recommended that our board of directors approve, the agreements with the Advisor and its affiliates that would be executed in connection with the execution of the JBG Combination Agreement. Open points negotiated and finalized with respect to these agreements during this period included the amount and form of the consideration payable under the agreement terminating the OPP with respect to the period after April 15, 2016, which was initially requested by the Advisor to be $55 million in cash and ultimately agreed to be 2,865,916 shares of our common stock, which would be equivalent to approximately $28 million based on $9.77 per share, the closing price of our common stock on May 24, 2016, the last trading day prior to the date of the JBG Combination Agreement. The approval of the conflicts committee was unanimous and the approval of the compensation committee was not unanimous, with one member voting against. In approving these agreements, the compensation committee and the conflicts committee took into account, among other factors, (i) JBG’s requirement, which had been consistent since its initial proposal, that the OPP and the advisory agreement be terminated in connection with the JBG Combination Transactions, (ii) the belief of committee members that it was important to secure the cooperation of the Advisor in the effectuation of the JBG Combination Transactions and in the period after closing, including by the Advisor making available and waiving the non-compete restrictions on its personnel who were expected to become employees of the combined company after the closing, and (iii) the request by JBG that Mr. Happel provide post-closing assistance and the belief of committee members that Mr. Happel’s continued assistance after closing would be valuable to the combined company.

In the afternoon on May 25, 2016, our board of directors met, with management and representatives of Proskauer, Debevoise, Venable and Wells Fargo Securities present, to discuss the proposed transaction with JBG. Following this discussion, our board of directors approved the JBG Combination Agreement, the JBG Combination Transactions and the other transactions contemplated by the JBG Combination Agreement. This approval was by a vote of five directors voting for and one director voting against. All approvals by our board of directors of extensions to the exclusivity agreement between JBG and the Company, as well as the initial authorization to enter into the exclusivity agreement, had been unanimous (including the director who voted against at this meeting). The members of our board of directors voting to approve the JBG Combination Agreement took into account, among other factors, (i) their belief that the JBG Combination Transactions would enhance the value of the Company over the long term, (ii) their belief that the value of the JBG Combination Transactions was superior as compared to the net proceeds the Company would receive on liquidation based on its estimated net asset value, in the course of which our board of directors considered that the present value of the actual liquidating distributions would likely be materially less than the undiscounted estimated total gross liquidating distributions, (iii) the potential benefits to the Company that could result from the internalization of management, (iv) the strengths of JBG’s management team, (v) the opportunity for the Company’s current stockholders to participate in the enhanced internal growth opportunities of the combined company, (vi) the process and substance of the strategic alternatives review conducted by our board of directors with input from the Company’s outside advisors and (vii) the opinion of Wells Fargo Securities, based on and subject to the various matters, assumptions, qualifications and limitations set forth therein, as to the fairness, from a financial point of view and as of the date of such opinion, to the Company of the aggregate consideration to be paid by the Company in the JBG Combination Transactions.

Following this meeting, after the close of trading on the NYSE on May 25, 2016, the parties executed and delivered the JBG Combination Agreement and the other agreements contemplated thereby and issued a joint press release announcing their entry into the JBG Combination Agreement.

Following the announcement of the JBG Combination Agreement, both the Company and JBG received negative feedback regarding the JBG Combination Transactions. The Company and JBG met with a number of stockholders of the Company in the weeks following the announcement, who generally indicated that they would not support a vote for the JBG Combination Transactions. Among the concerns voiced by stockholders and considered by our board of directors were (i) the value ascribed to the assets to be contributed by JBG to the Company, (ii) the lack of consideration in cash or liquid securities payable to the Company’s stockholders, (iii) that the combined company would no longer be purely focused on New York City real estate, (iv) that the combined company would be more highly leveraged than the Company, and (v) that the combined company would be more heavily concentrated in land, development and construction assets, as compared to the largely stabilized assets held by the Company. At meetings of our board of directors held on June 10, 2016 and June 24, 2016, our board of directors discussed the concerns expressed by these stockholders.

Also during this period, Messrs. Read and Happel and representatives of JBG held informal discussions regarding potential changes that could be made to the JBG Combination Transactions to make them potentially more attractive to the Company’s stockholders. During this period, the parties also discussed a potential mutual termination of the JBG Combination Transactions although neither the Company nor JBG had the right to unilaterally terminate the JBG Combination Transactions.

On June 30, 2016, a JBG managing partner sent a letter proposing changes to the JBG Combination Transactions intended to make the JBG Combination Transactions potentially more attractive to the Company’s stockholders. The proposal contemplated that (i) nine of the Company’s properties (including the Worldwide Plaza property, assuming the exercise of the WWP Option) would be sold to an unidentified third party as a condition to and in connection with the closing of the JBG Combination Transactions, as amended, (ii) a distribution at closing of $3.75 per share in cash to the Company’s stockholders which represented part, but not all, of the expected net cash proceeds from the proposed sale of the nine properties to an unidentified third party, (iii) a change in the relative ownership percentage of the Company reflecting the cash distribution to approximately 78.7% owned by equity holders of JBG and 21.3% owned by equity holders of the Company, (iv) no change to the relative valuation of JBG and the Company, (v) that the OPP would not be terminated and would be paid out, if at all, in 2017 in accordance with its terms, thereby eliminating the negotiated $28 million payment to the Advisor due upon consummation of the JBG Combination Transactions, (vi) reducing the payment to the Advisor pursuant to the transition services agreement from $7 million over its term to cost plus 10% subject to a cap of $2.5 million, and (vii) changing the compensation payable to Mr. Happel after consummation of the JBG Combination Transactions from a fixed amount to an amount based on the performance of our common stock.

On July 2, 2016 and July 6, 2016, at meetings of our board of directors with management and representatives of Proskauer, Debevoise, Venable and Wells Fargo Securities present, our board of directors discussed JBG’s proposal, but remained concerned that the proposal did not fully address stockholder concerns. Our board of directors also discussed making a counterproposal to JBG and pursuing other alternatives such as selling all or substantially all of the Company’s assets pursuant to a plan of liquidation. Following this discussion, our board of directors asked representatives of Wells Fargo Securities and Proskauer to advise JBG that our board of directors was not interested in continuing discussions unless substantially all of the proceeds from the proposed asset sales were distributed to the Company’s stockholders and the allocation of ownership was revised to provide the Company’s stockholders with a greater interest. At the meeting held on July 6, 2016, our board of directors also reviewed and discussed an updated estimate of the range of proceeds from selling all or substantially all of the Company’s assets pursuant to a plan of liquidation.

On July 12, 2016, following several telephone calls and e-mail correspondence regarding the view of our board of directors, Messrs. Happel and Read, together with representatives of Wells Fargo Securities, met with representatives of JBG and its financial advisor. At this meeting, JBG orally proposed revisions to its proposal, including that the Company would conduct pre-closing asset sales and distribute the net proceeds to its stockholders and that JBG would provide financing to fund, in part, the exercise of the WWP Option. The terms of a potential termination of the JBG Combination Agreement were also discussed.

On July 13, 2016, at a meeting of our board of directors with management and representatives of Proskauer, Debevoise, Venable and Wells Fargo Securities present, our board of directors discussed the revisions proposed by JBG and a counterproposal to JBG contemplating that (i) the Company would identify a subset of its assets to be sold to third parties for cash and distribute the net sale proceeds to stockholders prior to the JBG Combination Transactions, (ii) the remaining assets would be valued at a premium to reflect the value to JBG of gaining access to the public markets through the JBG Combination Transactions, and (iii) JBG would offer the Corporation’s stockholders the option to receive cash at a fixed exchange ratio in lieu of retaining common stock in the combined company. At this meeting, the terms of a potential termination of the JBG Combination Agreement were also discussed.

Over the next few weeks, representatives of JBG and the Company and their respective legal and financial advisors discussed potential terms of amending the JBG Combination Agreement, as well as the terms of a potential termination of the JBG Combination Agreement in the event that the parties could not agree on revisions to the JBG Combination Agreement, and our board of directors was apprised of the status of these discussions at meetings held on July 20, 2016 and July 22, 2016.

On July 27, 2016, JBG delivered its final revised proposal, which did not offer the Company’s stockholders the option to receive cash at a fixed exchange ratio in lieu of retaining common stock in the combined company or lower the value ascribed to the assets to be contributed by JBG to the Company.

On July 29, 2016, at a meeting of our board of directors with management and representatives of Proskauer, Debevoise, Venable and Wells Fargo Securities present, our board of directors discussed the revised proposal received from JBG and concluded that a mutually agreeable revision to the terms of the JBG Combination Transactions could not be reached. At this meeting, our board of directors also discussed:

•	pursuing a strategy to begin the process of selling assets to the extent permitted under the Credit Facility and Maryland law, with the proceeds distributed to stockholders, and concurrently seeking to either amend the Credit Facility or obtain new financing to repay the Credit Facility in full, in order to provide additional capital for the Company to exercise the WWP Option, and provide the Company increased flexibility to sell assets and distribute the permitted proceeds to stockholders;
•	that the Company could remain open to pursuing an entity-level transaction if the opportunity arose while pursuing this asset sale and refinancing plan;
•	management’s estimate, with input from the Eastdil Secured group of Wells Fargo Securities, of the range of liquidating distributions if the Company were to adopt, subject to stockholder approval, a plan of liquidation to sell all or substantially all of the Company’s assets, and related considerations; and
•	the terms of a potential agreement (the “Termination Agreement”) with JBG to terminate the JBG Combination Agreement pursuant to which the parties would agree to release each other from claims and liabilities arising out of, or relating to, directly or indirectly, the JBG Combination Agreement or the events leading to the termination of the JBG Combination Agreement and various other related matters and the Company would pay JBG $9.5 million in cash as reimbursement for certain expenses incurred by JBG (with our board directors recognizing the Company would be obligated to pay JBG up to $10 million in expenses if the Company’s stockholders did not approve the JBG Combination Transactions).

On August 1, 2016, at a meeting of our board of directors with management and representatives of Proskauer, Debevoise, Venable and Wells Fargo Securities present, our board of directors approved the Termination Agreement and the asset sale and refinancing plan. This approval was by a vote of five directors voting for and one director (who was the same director that voted against the proposal to approve the JBG Combination Agreement) voting against. Our board of directors also unanimously approved the release of all entities (other than JBG) from their existing standstill obligations.

Before the opening of trading on the NYSE on August 2, 2016, the parties executed and delivered the Termination Agreement and the Company issued a press release announcing the entry into the Termination Agreement and the adoption by our board of directors of the asset sale and refinancing plan discussed at the July 29 meeting.

Following this announcement, management, with input from the Eastdil Secured group of Wells Fargo Securities and Proskauer, continued to consider and review implementing a potential plan of liquidation.

On August 17, 2016, the Company entered into an amendment to the Credit Facility modifying a representation in the Credit Facility, which previously prohibited the contemplation of a liquidation so that the modified representation would permit the Company to contemplate, and ultimately adopt, a plan of liquidation if the Company so desired.

On August 21, 2016, at a meeting of our board of directors with management and representatives of Proskauer, Debevoise, Venable and Wells Fargo Securities present, our board of directors received an update regarding the Company’s strategic alternatives process and a potential plan of liquidation, including the Total Liquidating Distributions Range, and related considerations. Following this discussion, our board of directors determined that the plan of liquidation was advisable and in the best interests of the Company, approved the plan of liquidation and recommended that the Company’s stockholders vote to approve the plan of liquidation. This approval was by a vote of five directors voting for and one director (who was the same director that voted against the proposal to approve the JBG Combination Agreement) voting against.

On August 22, 2016, the Company issued a press release announcing the approval of the plan of liquidation by our board of directors.

Subsequent to the termination of the JBG Combination Transactions, all parties (other than JBG) were released from their standstill obligations that were still effective from prior non-disclosure agreements. As of the date of the filing of this proxy statement, the Company has not received any proposals from other parties regarding an entity-level transaction.

Reasons for the Plan of Liquidation

In evaluating the plan of liquidation, our board of directors consulted with management and the Advisor, as well as outside legal and financial advisors. In reaching a determination that the plan of liquidation is advisable and in the best interests of the Company and approving the plan of liquidation and recommending that our stockholders vote to approve the plan of liquidation, our board of directors considered a number of factors, including, in the view of our board of directors, the following material factors:

•	our board of directors believed that the Company, with the assistance of Wells Fargo Securities, had checked the market for a sale of the entire Company or other entity-level transactions through the strategic review process conducted from October 2015 through May 2016, contacting over 100 parties, including foreign investors, publicly traded REITs, private equity funds and other real estate investors, to solicit potential interest in a strategic transaction at an asset or entity level, 85 of which signed a non-disclosure agreement at the asset or entity level or both, resulting in the following:
º	the Company, at the direction of our board of directors, negotiated a definitive agreement with JBG and negotiated with other potential counterparties regarding potential alternative transactions; and
º	other than the offer that led to the JBG Combination Agreement with JBG, no other offers on an entity level were received and not withdrawn on terms which our board of directors considered attractive relative to the alternatives at the time and which had a reasonable likelihood of closing;
•	our board of directors determined, based upon discussions with certain of our stockholders, that many of our stockholders preferred a liquidation of the Company’s assets or another transaction that provided our stockholders with cash or liquid securities for their shares of our common stock rather than having the Company operate as a going concern;
•	the tax benefits to certain of our stockholders from the fact that liquidating distributions will be non-taxable to a U.S. stockholder until cumulative liquidating distributions to that stockholder exceed the tax basis in the stockholder’s shares and then would be taxable at capital gains rates, rather than a portion of each distribution potentially being taxable at ordinary income rates if distributions were made in the ordinary course of business rather than as liquidating distributions;

•	our board of directors reviewed and considered pursuing a variety of potential strategic alternatives, including a sale or merger of the Company, continuing to operate the Company and transactions which would involve investments by third-party investors for minority or majority ownership of the Company with internalization of management;
•	discussions with JBG regarding potential changes that could be made to the JBG Combination Transactions to make them potentially more attractive to the Company’s stockholders led our board of directors to conclude that a mutually agreeable revision to the terms of the JBG Combination Transactions could not be reached and that termination of the JBG Combination Agreement was in the best interests of the Company;
•	during the course of its strategic alternatives review commencing in October 2015, our board of directors had extensively discussed and considered, based on review and evaluation by management and the Advisor, as well as outside legal and financial advisors, the potential costs and benefits of, and potential impediments to, selling all or substantially all of the Company’s assets pursuant to a plan of liquidation;
•	our board of directors discussed liquidation as a potentially attractive alternative given the potential disadvantages of continuing to operate the Company as a stand-alone entity, including the Company’s relatively small scale compared to other publicly traded REITs focused primarily on New York City, its limited internal growth prospects, its external management structure, the difficulty the Company faced in raising new capital and the difficulty of making accretive acquisitions relative to its cost of capital at the time at multiple meetings, including:
•	on November 15 and 17, 2015, when our board of directors was first considering the steps to take in connection with indications of interest received in the third-party solicitation process;
•	on January 20, 2016, following formal termination of the discussions with Party A;
•	on March 28, 2016, prior to our board of directors authorizing entry into an exclusivity agreement with JBG; and
•	on May 8, 2016, prior to our board of directors authorizing a further extension of exclusivity with JBG;
•	our board of directors considered the fact that if the Company were to continue to operate, the Company would require additional capital to grow its business and that raising additional capital and making accretive acquisitions relative to its cost of capital would be difficult at this time;
•	our board of directors considered the fact that the Company could still, if the opportunity arose, consider and pursue an entity-level transaction for consideration payable in cash or liquid securities during the course of implementing a plan of liquidation; and
•	following this review and consideration, our board of directors believes that the liquidating distributions that the Company will make to stockholders in connection with the plan of liquidation would likely maximize stockholder value relative to the other available strategic alternatives.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors related to the plan of liquidation. The risks and other countervailing factors relating to the plan of liquidation include, but are not limited to, the following:

•	the need to complete a refinancing of, or amend, the Credit Facility to enable the Company to proceed with the sale of all or substantially all the Company’s assets without breaching the Credit Facility;
•	the fact that the Credit Facility limits our ability to sell the 12 assets included in the borrowing base of the Credit Facility pursuant to a plan of liquidation or otherwise, unless the Credit Facility is repaid or amended or the Company substitutes additional unencumbered collateral with equal or greater value and equal or greater net operating income;

•	the requirement under the existing joint venture agreement related to the Worldwide Plaza property that the Company would need its joint venture partner’s consent in order to sell its existing 48.9% ownership interest in the Worldwide Plaza property or to sell the WWP Option;
•	the existing loans encumbering the Worldwide Plaza property include provisions which could limit the Company’s ability to assume those loans without lender consent upon the exercise of the WWP Option and could also indirectly limit the Company’s ability to sell assets prior to the exercise of the WWP Option due to the risk that the Company’s sale of assets prior to exercising the WWP Option could cause the Company not to meet the requirements for assuming the loans encumbering the Worldwide Plaza property without lender consent;
•	repayment of the existing loans encumbering the Worldwide Plaza property could result in a substantial defeasance cost, which, as of November 1, 2016, we estimate to be approximately $168.3 million;
•	that the Company would need to raise additional capital to exercise the WWP Option;
•	if the WWP Option is exercised, we may be liable for New York State and New York City real property transfer taxes on the sale of that portion of the Worldwide Plaza property that we would not have liability for had we sold the WWP Option directly;
•	it is possible we could become subject to the 100% excise tax on “prohibited transactions” if we are unable to avail ourselves of the safe harbor provided in the Code on the sales of our assets pursuant to the plan of liquidation or otherwise structure our property sales so that such tax would not be applicable;
•	we intend, for tax purposes, to transfer our remaining unsold properties to a liquidating trust if we are unable to sell all of our assets and distribute the net proceeds to our stockholders within 24 months of the plan of liquidation being approved by stockholders, which may cause stockholders to recognize taxable gain at the time of such transfer, prior to the receipt of cash, and may have adverse tax consequences on tax-exempt and non-U.S. stockholders;
•	the costs incurred by the Company in connection with implementing the plan of liquidation would be significant and may be greater than estimated;
•	that the price of our common stock is likely to decline or become more volatile due to the gradual liquidation of the Company and the distribution of proceeds from asset sales;
•	if we establish a liquidating trust, the trust will likely provide for a prohibition on the transfer of trust interests subject to certain limited exceptions;
•	the fact that following the adoption of the plan of liquidation and the sale of our assets, our stockholders will no longer participate in any earnings or growth from any additional investments or from acquisitions of additional assets; and
•	the other potential risks described in the section titled “Risk Factors” elsewhere in this proxy statement.

In addition, our board of directors was aware of and considered the interests of its directors and executive officers, including all of our executive officers and one of our directors in their capacity as executives or members of the Advisor, that are different from, or in addition to, the interests of our stockholders generally, including:

•	The following fees and expenses are payable to our Advisor and its affiliates under existing agreements with us:
•	if our Advisor provides a substantial amount of services as determined by our independent directors in connection with a sale of one or more properties, our Advisor may receive a brokerage commission in an amount not to exceed the lesser of 2% of the contract sales price of the property and one-half of the total brokerage commission paid if a third-party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission;
•	our Advisor is entitled to receive asset management fees and may receive reimbursement of expenses in connection with the implementation of the plan of liquidation; and
•	the Property Manager, which is under common control and ownership with the Advisor, is entitled to receive fees and reimbursements under a property management agreement that has a term expiring on September 1, 2017, although fees have historically been waived. Since we commenced active operations in June 2010, the Property Manager has waived property management fees and the Advisor declined to request general and administrative expense reimbursements until the third quarter of 2015 and has, in prior periods, waived certain other fees and expense reimbursements. During this period, the aggregate amount of all fees and expense reimbursements waived or not requested was approximately $13.7 million.

We expect that the new advisory agreement we enter into with the Advisor or a replacement advisor may have different terms to take into account the plan of liquidation.

•	all outstanding and unvested restricted shares, including 153,266 unvested restricted shares held by our directors and executive officers in the aggregate, will vest upon the sale of all or substantially all of our assets;
•	all outstanding and unvested earned LTIP Units issued under the OPP will vest upon the sale of all or substantially all of our assets, and there are currently 1,172,738 LTIP Units that have been earned but have not yet vested, 24,170 of which are held by Nicholas Radesca, our interim chief financial officer, and the remainder of which are held by the individual members of our Sponsor, which owns and controls our Advisor, including 229,714 earned LTIP Units held by Michael A. Happel, our chief executive officer and president, and 124,198 earned LTIP Units held by William Kahane, a member of our board of directors and a control person of the Advisor; and
•	additional LTIP Units issued under the OPP to the Advisor are eligible to be earned on the final valuation date under the OPP scheduled to occur in April 2017, based on the achievement of certain performance criteria, and the OPP provides that if a liquidation in the good faith judgment of the compensation committee of our board of directors necessitates action by way of equitable or proportionate adjustment in the terms of these LTIP Units to avoid distortion in the value of the LTIP Units, the compensation committee shall make equitable or proportionate adjustments and take such other action as it deems necessary to maintain the LTIP Unit rights under the OPP so that they are substantially proportionate to the rights of LTIP Units existing prior to the liquidation.

In view of the wide variety of factors considered, our board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate decision. In addition, individual members of our board of directors may have given different weight to different factors. In considering the various factors, individual members of our board of directors considered all of these factors as a whole and five of the six members of our board of directors concluded, based on the totality of information presented to them and the investigation conducted by them, that, on balance, the positive factors outweighed the negative factors and that they supported a determination to approve the plan of liquidation, declare its advisability and recommend that our stockholders vote to approve the plan of liquidation.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PLAN OF LIQUIDATION.

Estimated Liquidating Distributions

Timing and Amount of Liquidating Distributions

We will seek to sell most or all of our assets and make most or all of the liquidating distributions within six to 12 months after the plan of liquidation is approved by our stockholders, although there is no assurance such sales and such distributions will be made within that time period. Our board of directors has not established a specific timetable for paying liquidating distributions to stockholders under the plan of liquidation. Under the terms of the plan of liquidation and Maryland law, we may make one or more distributions from time to time, after providing or reserving for the payment of our obligations and liabilities, as we sell or otherwise liquidate our assets. We will be unable to pay liquidating distributions until we repay the amount required to be repaid under the new credit facility refinancing the Credit Facility, which may delay the timing of liquidating distributions or, depending on the terms of the new credit facility, prevent liquidating distributions until we repay our indebtedness in full. All distributions will be paid to stockholders of record at the close of business on the record dates to be determined by our board of directors, pro rata based on the number of shares owned by each stockholder.

The Company, with input from the Eastdil Secured group of Wells Fargo Securities, has estimated that the net proceeds that will be distributed to stockholders over time from the plan of liquidation, including regular monthly dividends through October 2016 and taking into account estimated transaction costs, will be between $8.73 and $11.50 per share, which we refer to herein as the Total Liquidating Distributions Range.

Our Total Liquidating Distributions Range is an estimate and does not necessarily reflect the actual amount that our stockholders will receive in liquidating distributions, and the actual amount may be more or less than the Total Liquidating Distributions Range, for various reasons discussed in this proxy statement, including in the section entitled “Risk Factors.” The actual amount that we will distribute to you in the liquidation will depend upon the actual amount of our liabilities, the actual proceeds from the sale of our properties, the actual fees and expenses incurred in connection with the sale of our properties, the actual expenses incurred in the administration of our properties prior to disposition, the actual general and administrative expenses of the Company, including contractual management fees paid to the Advisor or any replacement advisor and other liabilities that may be incurred by the Company, our ability to continue to meet the requirements necessary to retain our status as a REIT throughout the period of the liquidation process, our ability to avoid U.S. federal income and excise taxes throughout the period of the liquidation process and other factors. If our liabilities (including, without limitation, tax liabilities and compliance costs) are greater than we currently expect or if the sales prices of our assets are less than we expect, you will receive less than the estimated liquidation payment for each share of our common stock that you currently own.

We will make liquidating distributions in one or more payments. However, we cannot be sure how many liquidating distributions will be made, or when they will be made. The actual timing of the liquidating distributions we pay under the plan of liquidation is depends on a number of factors outside of our control depends on a number of factors outside of our control discussed in this proxy statement, including in the section entitled “Risk Factors.”

You may also receive an interest in a liquidating trust that we may establish under the circumstances discussed below. Distributions that you may receive from the liquidating trust, if any, are included in our estimates of the Total Liquidating Distributions Range. Further, if we establish a reserve fund to pay for liabilities following the liquidation, the timing and amount of your distributions in the liquidation may be adversely impacted.

Calculation of Estimated Liquidating Distributions

In estimating our Total Liquidating Distributions Range, we have relied on management’s estimate of the value of our assets, with input from the Eastdil Secured group of Wells Fargo Securities, and the costs we will incur as a result of and during the liquidation process. The range of estimated liquidating distributions is based in part on an estimated range of gross real estate sales prices of approximately $3.5 billion to

$3.9 billion (a percentage difference of approximately 11.4%), including the Worldwide Plaza property based on a sale of a 100% interest in the Worldwide Plaza property. This estimated range of gross real estate sales prices implies a capitalization rate range of 4.2% to 4.7% based on estimated annualized cash net operating income for the second quarter of 2016 of approximately $162 million, including the estimated annualized cash net operating income from Worldwide Plaza on a 100% basis. These estimates of the gross real estate sales prices of our assets are based, in part, on cash flow projections for our assets, taking into account market knowledge and experience of management and the Eastdil Secured group of Wells Fargo Securities. The reason the percentage differential shows a Total Liquidating Distributions Range of 31.7% ($8.73 to $11.50), when compared to an approximately 11.4% range in estimated gross real estate sales prices, is because, after deducting debt and the costs of selling the assets and liquidating, the approximately $400 million range in gross real estate sales prices is measured against a smaller base number.

Our estimated Total Liquidating Distributions Range was derived, in part, from estimated total gross real estate sales prices as described above, less the amount required to exercise the WWP Option, total debt, estimated asset sale transaction costs and estimated liquidation costs, but adjusted upwards for estimated interim operating cash flows, as well as existing cash and working capital.

Our estimated asset sale transaction costs included, among other costs, brokerage commissions, disposition fees to the Advisor (ranging from $168.3 million on the low end of the Total Liquidating Distributions Range and $183.0 million on the high end), legal fees, transfer tax liabilities and debt prepayment and assumption costs. Our estimate of liquidation costs included, among other costs, costs related to refinancing the Credit Facility and legal and administrative costs related to this proxy statement, the special meeting and other steps required to practically implement the plan of liquidation.

Our estimated Total Liquidating Distributions Range also assumes that our regular monthly dividends will be suspended in October 2016. If the plan of liquidation is approved, our board of directors will review whether to continue to pay monthly dividends, taking into consideration our capital needs, including the funds needed to exercise the WWP Option. In addition, as part of our continuing review of operating results and proposed asset sales, our board of directors will continue to review our future dividend policy. There is no assurance that we will continue paying a monthly dividend at the existing rate, if at all.

Our estimated Total Liquidating Distributions Range per share was based on the number of shares of our common stock outstanding as of June 30, 2016 on a fully diluted basis, including all outstanding OP Units and LTIP Units earned under the OPP through the date of this proxy statement but not LTIP Units that may, based on the achievement of certain total return performance criteria related to our absolute total return performance and our total return performance relative to our peers, be earned under the OPP at the final valuation date in April 2017. The OPP provides that if a liquidation in the good faith judgment of the compensation committee of our board of directors necessitates action by way of equitable or proportionate adjustment in the terms of these LTIP Units to avoid distortion in the value of the LTIP Units, the compensation committee shall make equitable or proportionate adjustments and take such other action as it deems necessary to maintain the LTIP Unit rights under the OPP so that they are substantially proportionate to the rights of LTIP Units existing prior to the liquidation. Accordingly, we are unable to estimate the number of LTIP Units that will be earned on the final valuation date or in connection with the implementation of the plan of liquidation, if any, at this time.

Under the limited partnership agreement of the OP, the holders of LTIP Units generally are entitled to share in distributions of net sales proceeds, whether or not the LTIP Units have been earned pursuant to the OPP. As of the record date, there are 1,172,738 earned LTIP Units held by Mr. Radesca and the individual members of the Sponsor, including Messrs. Kahane and Happel, and 7,707,841 unearned LTIP Units held by the Advisor. Any of the unearned LTIP Units not earned on April 15, 2017, the final valuation date under the OPP, will be forfeited and will no longer be entitled to any distributions. However, if real estate assets were sold and net sales proceeds distributed prior to April 15, 2017, the holders of LTIP Units generally would be entitled to a portion of those net sales proceeds with respect to both the earned and unearned LTIP Units (although the amount per LTIP Unit, which would be determined in accordance with a formula in the limited partnership agreement of the OP, would be less than the amount per OP Unit until the average capital account per LTIP Unit equals the average capital account per OP Unit). Our board of directors has discretion as to the timing of distributions of net sales proceeds.

We believe that we will have sufficient cash to pay all of our current and accrued obligations.

Uncertainties Relating to Estimated Liquidating Distributions

The preparation of these estimates involved judgments and assumptions with respect to the liquidation process and may not be realized. We cannot assure you that actual results will not vary materially from the estimates. As we have disclosed under “Risk Factors,” certain examples of uncertainties that could cause the aggregate amount of distributions to be less or more than our estimates include the following:

•	the value of our assets and the time required to sell our assets may change due to a number of factors beyond our control, including market conditions;
•	our Total Liquidating Distributions Range is based, in part, on estimates of the costs and expenses of the liquidation and operating our company, and, if actual costs and expenses exceed or are less than such estimated amounts, aggregate distributions to stockholders from liquidation could be less or more than our Total Liquidating Distributions Range;
•	our Total Liquidating Distributions Range is based, in part, on assumptions regarding our ability to successfully exercise the WWP Option and repay the Credit Facility on a timely basis, and there can be no assurance we will be able to do either;
•	our Total Liquidating Distributions Range is based, in part, on assumptions as to the timing for completing asset sales, and we may be delayed in completing asset sales for a variety of reasons, including considerations related to the Credit Facility, the assumption provisions included in the existing loans encumbering the Worldwide Plaza property that are applicable upon the exercise of the WWP Option and tax considerations;
•	our Total Liquidating Distributions Range is based, in part, on the assumption that no LTIP Units will be earned on the final valuation date under the OPP in April 2017;
•	if our assets are not sold by the times and at prices we currently expect, the liquidation may yield aggregate distributions less than or greater than the prevailing market price of our shares of common stock;
•	if liabilities, unknown or contingent at the time of the mailing of this proxy statement, later arise which must be satisfied or reserved for as part of the plan of liquidation, the aggregate amount of distributions to stockholders as a result of the plan of liquidation could be less than estimated; and
•	delays in consummating the plan of liquidation could result in additional expenses and result in actual aggregate distributions to stockholders being less than our estimated amount.

We do not anticipate updating or otherwise publicly revising the estimates presented in this proxy statement to reflect circumstances existing or developments occurring after the preparation of these estimates or to reflect the occurrence of anticipated events. The estimates have not been audited, reviewed or compiled by independent auditors.

Interests of Certain Persons in the Plan of Liquidation

In considering the recommendation of the board of directors to approve the plan of liquidation, our stockholders should be aware that our Advisor and our directors and executive officers, including all of our executive officers and one of our directors in their capacity as executives or members of the Advisor, may be deemed to have interests in the liquidation that are in addition to, or different from, your interests as a stockholder. Consequently, these individuals may be more likely to support the plan of liquidation than might otherwise be the case if they did not expect to receive those payments. Our board of directors is aware of these interests and considered them in making its recommendations.

Fees and Expenses to the Advisor

The following fees and expenses are payable to our Advisor and its affiliates under existing agreements with us:

•	if our Advisor provides a substantial amount of services as determined by our independent directors in connection with a sale of one or more properties, our Advisor may receive a brokerage commission in an amount not to exceed the lesser of 2% of the contract sales price of the property and one-half of the total brokerage commission paid if a third-party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission.
•	Our Advisor is entitled to receive asset management fees and may receive reimbursement of expenses in connection with the implementation of the plan of liquidation.
•	The Property Manager, which is under common control and ownership with the Advisor, is entitled to receive fees and reimbursements, although these fees have historically been waived. Since we commenced active operations in June 2010, the Property Manager has waived property management fees and the Advisor declined to request general and administrative expense reimbursements until the third quarter of 2015 and has, in prior periods, waived certain other fees and expense reimbursements. During this period, the aggregate amount of all fees and expense reimbursements waived or not requested was approximately $13.7 million.

We expect that the new agreement we enter into with the Advisor or a replacement advisor may have different terms to take into account the plan of liquidation.

Restricted Shares

All outstanding and unvested restricted shares, including unvested shares held by our directors and executive officers, will vest upon the sale of all or substantially all of our assets (or any transaction or series of transactions within a period of 12 months ending on the date of the last sale or disposition having a similar effect). Prior to an unvested restricted share vesting, the holder of the unvested restricted share receives liquidating distributions at the same time and in the same amount as the holders of any other shares of our common stock.

The following table sets forth the number of unvested restricted shares held by our directors and named executive officers as of the record date, as well as the approximate value of those awards. The dollar amounts set forth below were determined based on the average closing market price of our common stock over the first five business days following the first public announcement of the plan of liquidation on August 22, 2016, or $9.77 per share, in accordance with Item 402(t) of Regulation S-K. The amounts shown are prior to reduction for tax withholding.

Name	Unvested Restricted Shares (#)	Value ($)
William M. Kahane(1)	24,000	234,480
Nicholas Radesca(2)	37,242	363,854
Patrick O’Malley(3)	36,198	353,654
Robert H. Burns(4)(9)	30,739	300,320
P. Sue Perrotty(5)(9)	7,428	72,572
Randolph C. Read(6)(9)	9,039	88,311
Keith Locker(7)(9)	4,310	42,109
James Nelson(8)(9)	4,310	42,109

(1)	Includes unvested portion of 40,000 restricted shares granted on April 15, 2014 which vest annually over a five-year period in equal installments beginning with the anniversary of the date of grant.

(2)	Includes unvested portion of 9,656 restricted shares granted to Mr. Radesca on March 31, 2015 which vest over a four-year period following the grant date and unvested portion of 30,000 restricted shares granted to Mr. Radesca on November 3, 2015 which vest over a three-year period following the grant date.
(3)	Includes unvested portion of 48,264 restricted shares granted to Mr. O’Malley on March 31, 2015 which vest over a four-year period following the grant date.
(4)	Includes unvested portion of 40,000 restricted shares granted on April 15, 2014 which vest annually over a five-year period in equal installments beginning with the anniversary of the date of grant and 4,673 restricted shares granted to Mr. Burns on May 29, 2014 and 7,774 restricted shares granted on July 13, 2015 which vest over a three-year period following the grant date.
(5)	Includes unvested portion of 4,826 restricted shares granted to Ms. Perrotty on September 12, 2014 and 6,317 restricted shares granted on July 13, 2015 which vest over a three-year period following the grant date.
(6)	Includes unvested portion of 2,134 restricted shares granted to Mr. Read on January 21, 2015 which vest over a three-year period following the grant date, 6,317 restricted shares granted to Mr. Read on July 13, 2015 which vest over a three-year period following the grant date, and 5,107 restricted shares granted to Mr. Read which vest over a three-year period commencing on August 4, 2016.
(7)	Includes unvested portion of 4,310 restricted shares granted to Mr. Locker on November 8, 2015 which vest over a three-year period following the grant date.
(8)	Includes unvested portion of 4,310 restricted shares granted to Mr. Nelson on November 8, 2015 which vest over a three-year period following the grant date.
(9)	Does not include restricted shares expected to be granted in connection with our 2016 annual meeting as payment of $50,000 of the annual fee payable in restricted shares, or any cash compensation that an independent director may elect to receive in restricted shares, that we pay to independent directors in the ordinary course of business.

LTIP Units

All outstanding and unvested earned LTIP Units will vest upon the sale of all or substantially all of our assets. The following table sets forth the number of unvested earned LTIP Units held by our directors and named executive officers as of the record date, as well as the approximate value of those awards. The dollar amounts set forth below were determined based on the average closing market price of our common stock over the first five business days following the first public announcement of the plan of liquidation on August 22, 2016, or $9.77 per share, in accordance with Item 402(t) of Regulation S-K. The amounts shown are prior to reduction for tax withholding.

Name	Earned LTIP Units (#)	Value ($)
William M. Kahane	124,198	1,213,414
Nicholas Radesca	24,170	236,141
Michael A. Happel	229,714	2,244,305

Additional LTIP Units issued under the OPP to the Advisor are eligible to be earned on the final valuation date under the OPP scheduled to occur in April 2017, based on the achievement of certain performance criteria, and the OPP provides that if a liquidation in the good faith judgment of the compensation committee of our board of directors necessitates action by way of equitable or proportionate adjustment in the terms of these LTIP Units to avoid distortion in the value of the LTIP Units, the compensation committee shall make equitable or proportionate adjustments and take such other action as it deems necessary to maintain the LTIP Unit rights under the OPP so that they are substantially proportionate to the rights of LTIP Units existing prior to the liquidation. The Advisor shall be fully vested in any additional LTIP Units earned on the final valuation date upon liquidation. The Company is unable to estimate the number of LTIP Units that will be earned on the final valuation date or in connection with the implementation of the plan of liquidation, if any, at this time.

The 7,707,841 unearned LTIP Units held by the Advisor share in distributions (other than distributions of sales proceeds) in an amount equal to 10% of such distributions paid on other operating partnership units and will also be entitled to share in distributions of sales proceeds made prior to April 15, 2017. See “— Estimated Liquidating Distributions — Calculation of Estimated Liquidating Distributions” for further details.

Liquidating Distributions

Our directors and named executive officers will receive liquidating distributions for each share of common stock (including unvested restricted shares), each OP Unit and each earned LTIP Unit which they own on the same basis as other stockholders. The following table indicates, as of the record date, the aggregate number of shares of common stock, OP Units and earned but unvested LTIP Units owned by each of our directors and named executive officers, and the value of those securities based on the Total Liquidating Distributions Range.

Name	Shares or Units (#)(1)		Estimated Range of Distributions ($)
			Low	High
William M. Kahane	615,082	(2)	5,369,665	7,073,443
Michael A. Happel	1,099,061	(3)	9,594,802	12,639,202
Nicholas Radesca	76,395	(4)	666,928	878,543
Patrick O’Malley	44,509		388,564	511,854
Robert H. Burns	86,000		750,780	989,000
P. Sue Perrotty	11,143		97,278	128,145
Randolph C. Read	13,558		118,361	155,917
Keith Locker	4,310		37,626	49,565
James Nelson	4,310		37,626	49,565
All directors and executive officers as a group (nine persons)	1,954,368		17,061,633	22,475,232

(1)	Represents shares of common stock unless otherwise indicated.
(2)	Includes 124,198 earned LTIP Units.
(3)	Includes 826,347 OP Units and 229,714 earned LTIP Units.
(4)	Includes 24,170 earned LTIP Units.

The Plan of Liquidation

The following is a brief summary of the material provisions of the plan of liquidation. The following summary is qualified in its entirety by reference to the plan of liquidation, which we have attached as Exhibit A to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read the plan of liquidation in its entirety.

Purpose of the Plan of Liquidation; Certain Effects of the Liquidation

The principal purpose of the plan of liquidation is to maximize stockholder value within a reasonable period of time. In the liquidation we will sell or otherwise dispose of all or substantially all of our assets (including, without limitation, any assets held by the OP and its and our subsidiaries), and the purchasers of each of our assets will be the sole beneficiaries of any earnings and growth of that asset following the sale of such asset. Accordingly, we and our stockholders will neither benefit from any potential increase in the value of our assets, nor will we or our stockholders bear the risk of any potential decrease in the earnings or value of these assets following the sale of such assets.

Following the completion of the sale or transfer of all of our assets in accordance with the plan of liquidation, we will pay or provide for our liabilities and expenses, distribute the remaining proceeds of the liquidation of our assets to our stockholders, wind up our operations, and dissolve.

Our common stock is currently registered under the Exchange Act. Pursuant to our plan of liquidation, we expect to terminate the registration of our common stock under the Exchange Act. Also, as a result of implementing the plan of liquidation, shares of our common stock may be delisted from the NYSE.

Principal Terms of the Plan of Liquidation

Pursuant to the plan of liquidation we will, among other things, undertake to do the following:

•	Sell or otherwise dispose of all of our assets (including, without limitation, any assets held by the OP and its and our subsidiaries) in exchange for cash or such other assets as may be conveniently liquidated or distributed;
•	liquidate and dissolve the OP and its and our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of the organizational documents of such entities and the laws of the States of Maryland and Delaware, as applicable;
•	pay or provide for our liabilities and expenses, which may include establishing a reserve fund to provide for payment of contingent or unknown liabilities;
•	distribute our current cash and the remaining proceeds of the liquidation to you after the payment of or provision for our liabilities and expenses, in accordance with the provisions or our charter, our bylaws and the laws of the State of Maryland, and take all necessary or advisable actions to wind up our affairs;
•	if we cannot sell our assets and pay our liabilities within 24 months after your approval of the plan of liquidation, or if our board of directors otherwise determines that it is advisable to do so, we intend, for tax purposes, to transfer and assign our remaining assets and liabilities to a liquidating trust, and our stockholders will receive beneficial interests in the liquidating trust equivalent to their ownership interests in the Company; and
•	wind up our operations and dissolve our company, all in accordance with the plan of liquidation attached hereto as Exhibit A.

Liquidating Distributions and Procedures

We currently anticipate making one or more liquidating distributions to our stockholders. However, we cannot be sure how many liquidating distributions will be paid, or when they will be paid.

The plan of liquidation gives our board of directors, or the trustees of the liquidating trust, the authority to interpret the provisions of the plan of liquidation and to take any further actions, to execute any agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company, the OP and its and our subsidiaries and complete the liquidation. We will not engage in any business activities, except to (i) exercise the WWP Option, (ii) seek new financing to repay the Credit Facility and exercise the WWP Option, or (iii) otherwise to the extent necessary to preserve the value of our assets, wind up our business, pay or establish a reserve fund for our debts and distribute our assets to our stockholders, all in accordance with our charter and our bylaws, and the plan of liquidation. Our board of directors may authorize us to establish a reserve fund out of which to pay costs arising from any unknown or contingent liabilities. If a reserve fund is established, we would expect a final liquidating distribution to be made once we or the manager of the fund determines that no further claims are likely to be made upon the fund. Such a determination could be made, for example, upon the expiration of the time periods specified in the statutes of limitations applicable to the type of claims that may be made against the fund. If such a reserve fund is created, the final payout of the fund’s assets remaining after payment of claims against the fund to our stockholders may not occur for three or more years following the filing of our articles of dissolution.

The actual amounts and times of payment of the liquidating distributions to be made to you will be determined by our board of directors in its discretion. If you transfer your shares during the liquidation, the right to receive liquidating distributions will transfer with those shares.

Liquidating Trust

If all of our assets are not sold or distributed within 24 months after the approval of the plan of liquidation by our stockholders, or if unpaid liabilities remain outstanding, we intend, for tax purposes, to transfer and assign, and, as general partner, intend to cause the OP to transfer and assign, to a liquidating trust created under the laws of the State of Maryland or such other jurisdiction as our board of directors deems advisable all of our assets and the assets of the OP and its and our subsidiaries of every sort whatsoever, including unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. We may also create a liquidating trust prior to that time in order to avoid the costs of operating as a public company, or if our board of directors determines that it is otherwise advantageous or appropriate to do so. The creation of a liquidating trust is necessary for us, assuming we remain qualified as a REIT, to be eligible to deduct amounts distributed pursuant to the plan of liquidation as dividends paid and thereby meet our annual distribution requirement and not be subject to U.S. federal income tax on such amounts.

From and after the date of transfer and assignment of assets (subject to liabilities) to the liquidating trust, we, the OP and its and our subsidiaries shall have no interest of any character in and to any such assets and all of the assets shall thereafter be held by the liquidating trust. Shares of beneficial interests in the liquidating trust will not be transferrable (except by will, intestate succession or operation of law). Therefore, the recipients of interests in the liquidating trust will not realize any value from these interests unless and until the liquidating trust distributes cash or other assets to them, which will be solely in the discretion of the trustees. The initial trustees of the liquidating trust will be designated by our board of directors.

The documents governing the liquidating trust shall provide that the liquidating trust’s activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding the assets for the benefit of the holders of beneficial interests in the liquidating trust, temporarily investing the proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the liquidating trust, making liquidating distributions to the holders of beneficial interests in the liquidating trust and taking other actions as may be deemed necessary or appropriate by the trustees of the liquidating trust to conserve and protect the assets of the liquidating trust and provide for the orderly liquidation thereof.

The liquidating trust will have a finite life and will terminate upon the earlier of the complete distribution of the liquidating trust’s assets or three years from the date that our assets were first transferred to it, subject to extensions of determinate duration. Although neither the Code nor the Treasury Regulations provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s ruling guidelines call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations. We intend to comply with such IRS guidelines. The liquidating trust may distribute annual financial statements, which need not be audited, to holders of its beneficial interests (which statements, if prepared and distributed, will be filed under cover of Form 10-K under our company’s Commission file number to the extent the liquidating trust is required to do so) but need not prepare or distribute any quarterly financial statements.

Approval of the plan of liquidation will also constitute the approval by our stockholders of the transfer and assignment to the liquidating trust, the form and substance of the liquidating trust agreement as approved by our board of directors and the appointment of the liquidating trust’s trustees selected by our board of directors.

Dissolution

Upon assignment and conveyance of our assets to our stockholders or the liquidating trust, in complete liquidation of the Company, and the taking of all actions required under the law of the State of Maryland in connection with our liquidation and dissolution, the proper officers of the Company shall execute and cause to be filed with the SDAT, and elsewhere as may be required or deemed appropriate, such documents as may be required to dissolve the Company.

Vote Required

Approval of the plan of liquidation proposal will require the affirmative vote of the holders of at least a majority of the shares of our common stock issued and outstanding and entitled to vote on the proposal. A stockholder’s failure to return a proxy or give instructions to his or her broker or abstention from voting will have the same effect as an affirmative vote against this proposal and, consequently, the plan of liquidation.

Abandonment or Modification of Plan of Liquidation

Our board of directors may terminate, modify or amend the plan of liquidation without further action by our stockholders and for any reason both before and after approval of the plan of liquidation by our stockholders.

Termination of the Registration of Common Stock

Our common stock is currently registered under the Exchange Act. Pursuant to our plan of liquidation, immediately prior to the transfer to the liquidating trust, or at such other time as our board of directors considers appropriate, our board of directors and proper officers are authorized to cause us to file a Form 15 (or take other appropriate action) to terminate the registration of our common stock under the Exchange Act.

Cancellation of Shares of Common Stock

The distributions contemplated by the plan of liquidation will be in complete liquidation of the Company and, following our dissolution, all certificates representing such issued and outstanding shares of our common stock shall be canceled. Our board of directors will make such provisions as it deems appropriate regarding the cancellations, in connection with the making of distributions under the plan of liquidation, of outstanding certificates representing shares of our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary discusses the material U.S. federal income tax consequences of the liquidation to a holder of shares of our common stock who holds the shares as a capital asset within the meaning of section 1221 of the Code. The discussion is based upon the Code, Treasury regulations promulgated under the Code, which we refer to as the Treasury Regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this Proxy Statement, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this discussion.

The discussion does not address (i) U.S. federal taxes other than income taxes or (ii) state, local or non-U.S. taxes. In addition, this discussion does not purport to address all U.S. federal income tax consequences that may be relevant to you (including the potential application of the Medicare contribution tax) in light of your particular circumstances. Your tax treatment may vary depending upon your particular situation. The discussion below does not address the U.S. federal income tax consequences of the liquidation to all categories of stockholders, including stockholders subject to special treatment under U.S. federal income tax laws, including, for example:

•	financial institutions;
•	partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;
•	insurance companies;
•	pension plans or other tax-exempt organizations, except to the extent discussed below;
•	“qualified foreign pension funds” or entities wholly owned by a qualified foreign pension fund;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold their common stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	regulated investment companies;
•	REITs;
•	certain U.S. expatriates;
•	persons whose “functional currency” is not the U.S. dollar;
•	persons who acquired our shares of common stock through the exercise of an employee stock option or otherwise as compensation; and
•	persons who are Non-U.S. Stockholders (as defined below), except to the extent discussed below.

We did not obtain an opinion of legal counsel and we did not request a ruling from the IRS or other tax authority on the U.S. federal, state or local tax consequences relevant to the plan of liquidation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

The discussion assumes that we have qualified as a REIT for U.S. federal income tax purposes at all times commencing with our taxable year ended December 31, 2010 and will remain qualified as a REIT until such time, if at all, as we transfer any remaining assets and liabilities to a liquidating trust. This U.S. federal income tax discussion is for general information only and may not address all tax considerations that may be significant to a holder of our shares of common stock. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO YOU OF THE LIQUIDATION.

Tax Consequences to Our Company

For U.S. federal income tax purposes, we are taxed as a REIT under sections 856 through 860 of the Code. As a REIT, we are generally not subject to U.S. federal corporate income tax on the portion of our taxable income that we currently distribute to our stockholders in distributions that are eligible for the dividends paid deduction. If the plan of liquidation approved by our board of directors is approved by our stockholders, we expect to carry out the liquidation in a manner that will allow us to continue to meet the requirements for qualification as a REIT until we have distributed all our assets to our stockholders, which may include the transfer of assets to a liquidating trust.

In order to maintain our status as a REIT we must, among other things, continue to derive income from qualified sources, principally rents from real property, interest on mortgages secured by real property and gains from the sale or exchange of such real property or mortgages. In addition, our principal investments must continue to be in real estate assets.

So long as we remain qualified as a REIT, any net gain that we realize from “prohibited transactions” will be subject to a 100% tax. “Prohibited transactions” generally are sales of property held primarily for sale to customers in the ordinary course of a trade or business which is not foreclosure property. Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. The Code provides a “safe harbor” which, if all its conditions are met, would protect a REIT’s property sales from being considered prohibited transactions. The conditions include, among other things, that the property be held by a REIT for at least two years for the production of rental income and that the REIT does not have more than seven property sales in any taxable year (there are alternative conditions to this seven sales condition, but those alternatives could not be met in the context of a complete liquidation). Each of the properties we currently own has been held by us for at least two years for the production of rental income, and we may attempt to manage the timing of the sales of our properties so that we are able to meet the safe harbor in connection with our plan of liquidation. However, if we were to exercise the WWP Option (or were to acquire an additional real estate asset in order to preserve the value of our existing assets during the liquidation process) and if we are to completely liquidate within 24 months of approval of the plan of liquidation by our stockholders, we could not satisfy the safe harbor with respect to the portion of the Worldwide Plaza property we acquired through the exercise of the WWP Option (and any additional real estate asset acquired). Regardless of whether a transaction qualifies for the safe harbor, we believe, but cannot assure you, that all of our properties are held for investment and the production of rental income, should not be considered to be held for sale to customers in the ordinary course of our trade or business (including the Worldwide Plaza property and any additionally acquired real estate asset) and that none of the asset sales that we intend to make pursuant to the plan of liquidation should be subject to this tax. However, we cannot assure you that the IRS will not successfully challenge our position for purposes of applying the 100% tax.

Assuming we liquidate, distributions made pursuant to the plan of liquidation within the 24-month period after it is approved by our stockholders will be treated as dividends paid for purposes of computing our dividends paid deduction, but only to the extent of our earnings and profits, computed without regard to our capital losses, for the taxable year in which any such distributions are made. As a result, and provided that we continue to qualify as a REIT, we believe that we will not be subject to U.S. federal corporate income tax on gain recognized in connection with liquidating sales of our assets, nor will we be subject to U.S. federal corporate income tax on gains realized upon a liquidating distribution of any of our appreciated assets. We also will be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. In addition, if we should fail to distribute, or be deemed to distribute, during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually or deemed distributed.

While we expect to continue to qualify as a REIT for the period during our liquidation until the final liquidating distribution has been made to our stockholders, which includes the transfer of assets to a liquidating trust, no assurance can be given that we will not lose or terminate our status as a REIT as a result of unforeseen circumstances. Should we lose our status as a REIT, either inadvertently or because our board of directors deems such loss to be in the best interests of our stockholders, we would be taxable as a corporation for U.S. federal income tax purposes and would be liable for U.S. federal income taxes at corporate rates with respect to our entire net income from operations and any gain from liquidating sales and distributions of our assets for the taxable year in which our qualification as a REIT terminates and for any subsequent years.

Tax Consequences to U.S. Stockholders

Generally, for purposes of this discussion, a “U.S. stockholder” is a holder of shares of our common stock who is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the liquidation.

Liquidating distributions made by us will not be dividend income to U.S. stockholders, notwithstanding our treatment of such distributions as dividends for purposes of computing our taxable income. Distributions in liquidation, including a U.S. stockholder’s pro rata share of the fair market value of any assets that we transfer to a liquidating trust, will first reduce the tax basis of the U.S. stockholder’s shares of our common stock and be non-taxable to that extent. Any further liquidating distributions will be taxable to a U.S. stockholder as capital gain. If the sum of all liquidating distributions made to a U.S. stockholder is less than the U.S. stockholder’s tax basis in his, her or its shares of our common stock, the difference will constitute a capital loss to such U.S. stockholder at the time the U.S. stockholder receives the final liquidating distribution, which will include our distribution of any remaining assets and liabilities to a liquidating trust. (See “— Tax Consequences of Liquidating Trust” below.) A U.S. stockholder’s gain or loss and holding period will be calculated separately for each block of shares of our common stock held; with a block consisting of shares acquired at the same cost in a single transaction. Capital gain or loss will be long-term or short-term, depending on whether the U.S. stockholder’s shares of our common stock have been held for more than one year. However, if a U.S. stockholder recognizes a capital loss on the liquidation and has held shares of our common stock for six months or less, the U.S. stockholder’s loss will be treated as a long-term capital loss to the extent the U.S. stockholder previously received capital gain dividends from us with respect to his, her or its shares of our common stock.

Long-term capital gains of non-corporate U.S. stockholders may qualify for reduced U.S. federal income tax rates, while capital gains of corporate U.S. stockholders generally are taxable at regular U.S. federal income tax rates applicable to corporations. U.S. stockholders who are individuals, estates or trusts may be subject to a 3.8% Medicare tax on their gain from the liquidation, and should consult their tax advisors concerning the applicability of this tax. The deductibility of capital losses is subject to certain limitations.

Backup withholding (currently at a rate of 28%) may apply to payments made to a U.S. stockholder in connection with the liquidation unless the U.S. stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. stockholder is not subject to backup withholding or otherwise complies with the applicable requirements of the backup withholding rules, which generally may be done by providing us with a properly completed and signed IRS Form W-9. Individual U.S. stockholders who do not provide us with their correct taxpayer identification number may be subject to penalties imposed by the IRS. We may also be required to withhold on liquidating distributions made to any U.S. stockholders who fail to certify their non-foreign status. Backup withholding is not an additional tax. Any amount withheld will be creditable against such U.S. stockholder’s U.S. federal income tax liability.

Because liquidating distributions may be made in multiple tax years, if we were to abandon the plan of liquidation in a tax year subsequent to one in which we already made liquidating distributions, the timing and character of your taxation with respect to liquidating distributions made to you in the prior tax year could change, which may subject you to tax liability (which tax liability could be at ordinary income rather than capital gains rates) in the prior tax year to which you would not otherwise have been subject.

Tax Consequences to Tax-Exempt U.S. Stockholders

Liquidating distributions made by us generally will not be unrelated business taxable income (“UBTI”) to a tax-exempt U.S. stockholder that does not hold its shares of our common stock as “debt-financed property” within the meaning of the Code. (However, tax-exempt U.S. stockholders may recognize UBTI with respect to assets (if any) transferred to a liquidating trust; see “— Tax Consequences of Liquidating Trust” below.) Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Code sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, are subject to different UBTI rules which may require them to treat liquidating distributions as UBTI and as to which they should consult their tax advisors.

Tax Consequences to Non-U.S. Stockholders

Generally, for purposes of this discussion, a “non-U.S. stockholder” is any stockholder (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. stockholder. The rules governing United States federal income taxation of non-U.S. stockholders are complex, and no attempt will be made in this proxy statement to provide more than a limited summary of such rules. A non-U.S. stockholder should consult with his, her or its own tax advisor to determine the impact of U.S. federal, state, and local income tax laws with regard to our plan of liquidation and each non-U.S. stockholder’s receipt of liquidating distributions from us. Accordingly, this discussion does not address all aspects of the United States federal income taxation, nor state, local or foreign tax consequences (including treaty benefits, if any, that may be available in certain instances), that may be relevant to a non-U.S. stockholder in light of his, her or its particular circumstances.

The discussion below assumes that a non-U.S. stockholder’s investment in our shares of our common stock is not effectively connected with a trade or business conducted in the United States by the non-U.S. stockholder, or, if an applicable tax treaty so provides, that its investment in our shares is not attributable to a United States permanent establishment maintained by the non-U.S. stockholder. Also, special rules apply to a non-U.S. stockholder who is an individual who has been present in the United States for 183 days or more during the taxable year in which a liquidating distribution is made to such non-U.S. stockholder. We recommend that non-U.S. stockholders consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. income and other tax consequences to them of the liquidation.

The IRS takes the position that, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), liquidating distributions by a REIT that are attributable to gain from the REIT’s sale or exchange of U.S. real property interests (“FIRPTA distributions”) generally are taxable to non-U.S. stockholders as if such gain were effectively connected with a U.S. trade or business. Non-U.S. stockholders thus would be taxed on FIRPTA distributions at the same capital gain rates applicable to U.S. stockholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). We generally will be required to withhold U.S. tax equal to 35% from any such FIRPTA distributions. The 35% tax withheld may be claimed by a non-U.S. stockholder as a credit against its reported U.S. federal income tax liability. In addition, corporate non-U.S. stockholders may be subject to a 30% branch profits tax on FIRPTA distributions made by us unless such non-U.S. stockholder is entitled to treaty relief or other exemption. However, FIRPTA distributions made by us generally would not be treated as effectively connected income for a non-U.S. stockholder if (i) the FIRPTA distribution is received with respect to shares that are regularly traded on an established securities market located in the United States and (ii) the

non-U.S. stockholder has not owned more than 10% of our shares of our common stock at any time during the one-year period ending on the date of the distribution.

Generally, we will be required to report annually to the IRS the amount of FIRPTA distributions paid to a non-U.S. stockholder, such stockholder’s name and address, and the amount of U.S. tax withheld, if any. Liquidating distributions paid to a non-U.S. stockholder may be subject to backup withholding tax (currently at a 28% rate) unless such stockholder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or other applicable version of IRS Form W-8.

Tax Consequences of the Liquidating Trust

If we have not disposed of all our assets within 24 months of the approval by stockholders of the plan of liquidation, we intend to establish a liquidating trust to which we will transfer our unsold assets at the end of such 24-month period. This is necessary in order for us, assuming we remain qualified as a REIT, to be eligible to deduct amounts distributed pursuant to the plan of liquidation as dividends paid and thereby meet our annual distribution requirement and not be subject to U.S. federal income tax on such amounts. A trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with that purpose. Although neither the Code nor the Treasury Regulations provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s ruling guidelines call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations. If we establish a liquidating trust, we intend to comply with such IRS guidelines.

An entity classified as a liquidating trust generally is not subject to tax on any income or gain recognized by it. Instead, if you are a stockholder when a liquidating trust is established, you will be treated as the owner of your pro rata portion of each asset, including cash, received and held by the liquidating trust. Accordingly, you will be treated as having received a liquidating distribution equal to the amount of your share of the sum of any cash and the fair market value of any asset transferred to the liquidating trust, and will recognize gain at that time to the extent such amount is greater than your remaining tax basis in your shares of our common stock (as reduced by all prior liquidating distributions) notwithstanding that you may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. You will recognize taxable gain or loss when all or part of your pro rata portion of an asset held by the liquidating trust is disposed of for an amount greater or less than the fair market value of such asset at the time it was transferred to the liquidating trust. In addition, you will be required to take into account in computing your taxable income, your pro rata share of each item of income, gain and loss of the liquidating trust, the character of which items will pass through to you.

The liquidating trustee will file tax returns for the liquidating trust, and will send to each stockholder holding an interest in the liquidating trust a separate statement setting forth the stockholder’s share of items of income, gain, loss, deduction and credit. Each stockholder must report such items on its U.S. federal income tax return regardless of whether the liquidating trust makes current cash distributions. An individual U.S. stockholder who itemizes deductions may be unable to deduct his or her pro rata share of fees and expenses of the liquidating trust for regular U.S. federal income tax purposes except to the extent that such amount, together with the U.S. stockholder’s other miscellaneous itemized deductions, exceeds 2% of his or her adjusted gross income, and may be unable to deduct such expenses at all for alternative minimum tax purposes.

Because stockholders would be treated as owning their respective shares of the liquidating trust’s assets, they would be treated as directly engaging in the operations of the liquidating trust. As such, tax-exempt U.S. stockholders holding interests in the liquidating trust may realize UBTI with respect to the trust’s operations, and non-U.S. stockholders may be considered to derive income that is effectively connected with a U.S. trade or business. In that event, non-U.S. stockholders would be subject to U.S. federal income tax and, for corporate non-U.S. stockholders, branch profits tax. Accordingly, the liquidating trust will withhold 35% of any distributions made to non-U.S. stockholders. That amount will be creditable against the non-U.S. stockholder’s U.S. federal income tax liability. Tax-exempt U.S. stockholders and non-U.S. stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences that would apply to them if we were to transfer assets to a liquidating trust.

If the liquidating trust fails to qualify as such, the resulting tax consequences to the trust and the holders of trust interests will depend upon, among other things, the reasons for the trust’s failure to so qualify. If our board of directors avails itself of the use of a liquidating trust, it is anticipated that every effort will be made to ensure that the liquidating trust will be classified as such for U.S. federal income tax purposes.

Other Tax Considerations

State and Local Income Tax

You may be subject to state or local taxes with respect to liquidating distributions received from us. The state or local tax treatment of liquidating distributions received from us may differ from the U.S. federal income tax treatment described above. If we transfer assets to a liquidating trust, you may be required to file income tax returns in states or localities in which the liquidating trust owns properties. You should consult your tax advisors regarding such taxes.

Transfer Taxes

In general, New York City and New York State will impose transfer taxes in connection with sale of a controlling interest in each property pursuant to the plan of liquidation at a combined rate of 3.025% of the consideration paid.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of August 31, 2016 by:

•	each person known by us to be the beneficial owner of more than 5.0% of the outstanding shares of our common stock based solely upon the amounts and percentages contained in the public filings of such persons;
•	each of our directors and named executive officers; and
•	all of our directors and executive officers as a group.

For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that the person has the right to acquire within 60 days after August 31, 2016. For purposes of computing the percentage of outstanding common stock held by each person or group of persons named below, any shares that the person or persons has the right to acquire within 60 days after August 31, 2016 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of August 31, 2016, there were 165,854,418 shares of our common stock outstanding. SEC rules also generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(2)	23,313,305	14.1%
FMR LLC(3)	16,886,250	10.2
BlackRock, Inc.(4)	12,067,818	7.3
Vanguard Specialized Funds – Vanguard REIT Index Fund(5)	11,721,172	7.1
Prudential Financial, Inc.(6)	8,396,033	5.1
William M. Kahane(7)(17)	490,884		*
Michael A. Happel(8)(17)	869,347		*
Nicholas Radesca(9)(17)	52,225		*
Patrick O’Malley(10)	44,509		*
Robert H. Burns(11)	86,000		*
P. Sue Perrotty(12)	11,143		*
Randolph C. Read(13)	13,558		*
Keith Locker(14)	4,310		*
James Nelson(15)	4,310		*
Gregory Sullivan(16)	92,751		*
All directors and executive officers as a group (nine persons)(17)	1,576,286		*

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each individual or entity listed in the table is 405 Park Avenue, New York, New York 10022.
(2)	The business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. has sole voting power over 454,215 shares, shared voting power over 135,200 shares, shared dispositive power over 343,588 shares and sole dispositive power over 22,969,717 shares. The information contained herein respecting The Vanguard Group, Inc. is based solely on Amendment No. 2 to the Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 10, 2016.

(3)	The business address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR LLC has sole voting power over 11,539,647 shares and sole dispositive power over 16,886,250 shares. The information contained herein respecting FMR LLC is based solely on the Schedule 13G filed by FMR LLC with the SEC on August 10, 2016.
(4)	The business address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022. BlackRock, Inc. has sole voting power over 11,670,427 shares and sole dispositive power over 12,067,818 shares. The information contained herein respecting BlackRock, Inc. is based solely on Amendment No. 1 to the Schedule 13G filed by BlackRock, Inc. with the SEC on January 27, 2016.
(5)	The business address for Vanguard Specialized Funds — Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard Specialized Funds — Vanguard REIT Index Fund has sole voting power over all of the shares that it beneficially owns. The information contained herein respecting Vanguard Specialized Funds — Vanguard REIT Index Fund is based solely on Amendment No. 1 to the Schedule 13G filed by Vanguard Specialized Funds — Vanguard REIT Index Fund with the SEC on February 9, 2016.
(6)	The business address for Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102. Prudential Financial, Inc. has sole voting power over 1,285,196 shares, shared voting power over 7,110,837 shares, sole dispositive power over 1,285,196 shares and shared dispositive power over 7,110,837 shares. The information contained herein respecting Prudential Financial, Inc. is based solely on the Schedule 13G filed by Prudential Financial, Inc. on February 3, 2016.
(7)	Includes 24,000 unvested restricted shares.
(8)	Includes 826,347 OP Units, all of which are currently redeemable for shares of our common stock or the cash value of a corresponding number of shares, at the election of the OP, in accordance with the limited partnership agreement of the OP.
(9)	Includes 37,242 unvested restricted shares.
(10)	Includes 36,198 unvested restricted shares.
(11)	Includes 30,739 unvested restricted shares.
(12)	Includes 7,428 unvested restricted shares.
(13)	Includes 9,039 unvested restricted shares.
(14)	Includes 4,310 unvested restricted shares.
(15)	Includes 4,310 unvested restricted shares.
(16)	Mr. Sullivan resigned from his role as our chief financial officer effective as of June 3, 2015. The information contained herein respecting Mr. Sullivan is based solely on the Form 4 filed by Mr. Sullivan on May 6, 2015.
(17)	Does not include LTIP Units issued under the OPP. Under the terms of the OPP, subject to our Advisor’s continued service through the vesting date, LTIP Units will vest 1/3 on each of April 15, 2017, April 15, 2018 and April 15, 2019. At the time our Advisor’s average capital account balance with respect to an LTIP Unit is economically equivalent to the average capital account balance of an OP Unit, the LTIP Unit has been earned and it has been vested for 30 days, our Advisor, in its sole discretion, will be entitled to convert such LTIP Unit into an OP Unit in accordance with the provisions of the limited partnership agreement of the OP. Any earned and vested LTIP Units may be converted into OP Units, which may in turn be converted into shares of our common stock, in accordance with the terms and conditions of the limited partnership agreement of the OP. On April 15, 2014 our Advisor was issued 8,880,579 LTIP Units under the OPP, which owns and controls our Advisor. On April 15, 2015, 367,059 LTIP Units were earned by our Advisor under the terms of the OPP, and, on June 30, 2015, our Advisor transferred, in accordance with the applicable requirements of the OPP, these earned LTIP Units pro rata to the ultimate members of our Sponsor (including 39,691 to Mr. Kahane and 73,412 to Mr. Happel). On April 15, 2016, 805,679 LTIP Units were earned by the Advisor under the terms of the OPP, and, on May 25, 2016, our Advisor transferred, in accordance with the applicable requirements of the OPP, certain of these earned LTIP Units pro rata to the ultimate members of our Sponsor (including 84,507 to Mr. Kahane and 156,302 to Mr. Happel) and 24,170 of these earned LTIP Units to Nicholas Radesca pursuant to his employment agreement with our Advisor.

PROPOSAL TWO: ADJOURNMENT OF SPECIAL MEETING

We are asking our stockholders to authorize the adjournment of the special meeting to a later date or dates, if necessary, to solicit additional proxies in favor of the proposal to approve the plan of liquidation proposal if there are insufficient votes at the time of the adjournment to approve the plan of liquidation proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

If the stockholders approve the adjournment proposal, the special meeting may be adjourned and we may use the additional time until such later date to which the special meeting has been adjourned to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

ADDITIONAL INFORMATION

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us or your broker that we or they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by phone at (866) 902-0063 or send a written request to the Secretary of the Company at New York REIT, Inc., 405 Park Ave., 14th Floor, New York, New York 10022.

If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying NYRT as set forth above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at (800) SEC-0330. Our SEC filings, including this proxy statement, are also available to you on the SEC’s website, www.sec.gov. Electronic copies of this proxy statement and other information about us are available at www.NYRT.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

The SEC allows us to “incorporate by reference” the information that it files with the SEC, which means that we can disclose important information to you by referring you to other documents. The information we incorporates by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede that information. This information is available to you without charge on the SEC’s website, www.sec.gov. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) after the date of this proxy statement. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 10, 2016;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 9, 2016; and
•	Our Current Reports on Forms 8-K and 8-K/A, as applicable, filed with the SEC on January 5, 2016, April 26, 2016, May 25, 2016, May 26, 2016, June 3, 2016, June 17, 2016, August 2, 2016, August 22, 2016, and September 7, 2016.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this proxy statement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this proxy statement incorporates. You may request copies by telephoning us or by visiting our website at www.nyrt.com or by requesting them in writing using the following contact information or by writing to us at the following address:

New York REIT, Inc.
Attn: Secretary
405 Park Ave., 14th Floor
New York, New York 10022

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting To Be Held on [           ], 2016: The proxy statement and related materials are available at: [          ].

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [          ], 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO COMPANY STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

On December 6, 2015, our board of directors determined that our 2016 annual meeting of stockholders would be held on October 24, 2016, which represented a change of more than 30 days from the date of our 2015 annual meeting of stockholders.

Additional information about our 2016 annual meeting of stockholders, such as the time, location and record date, will be included in the related proxy statement and proxy card to be filed with the SEC (the “2016 Annual Meeting Proxy Statement”).

Pursuant to Rule 14a-8 under the Exchange Act, in order for a stockholder proposal to be considered for inclusion in the 2016 Annual Meeting Proxy Statement, the proposal must have been received at principal executive offices no later than June 26, 2016. Accordingly, no proposal submitted after the date of this proxy statement would be timely.

Pursuant to our bylaws, for any proposal that is not submitted for inclusion in the 2016 Annual Meeting Proxy Statement but is instead sought to be presented directly at our 2016 annual meeting of stockholders to be properly submitted for presentation at our 2016 annual meeting of stockholders, our secretary must have received written notice of the proposal at our principal executive offices during the period that began on May 27, 2016 and ended at 5:00 p.m., Eastern Time, on June 26, 2016. Accordingly, no proposal submitted after the date of this proxy statement would be timely.

All proposals should be sent via registered, certified or express mail to our secretary at our principal executive offices at: New York REIT, Inc., 405 Park Avenue, 14th Floor, New York, NY 10022, Attention: Nicholas Radesca (telephone: (212) 415-6500).

OTHER BUSINESS

No other business will be presented at the special meeting other than as set forth in the attached Notice of Special Meeting of Stockholders.

EXHIBIT A

NEW YORK REIT, INC.
PLAN OF LIQUIDATION AND DISSOLUTION

1.	This Plan of Liquidation and Dissolution (the “Plan”) of New York REIT, Inc., a Maryland corporation (the “Company”), has been approved by the Company’s Board of Directors (the “Board”) as being advisable and in the best interests of the Company. The Board has directed that the Plan, including the sale of all or substantially all of the Company’s assets, the Company’s liquidation and the Company’s dissolution, be submitted for approval to the holders (the “Shareholders”) of the outstanding shares of common stock, $0.01 par value per share (the “Common Shares”), of the Company. The Plan shall become effective upon approval of the Plan by the Shareholders holding at least a majority of the Common Shares. The date of the Shareholders’ approval is hereinafter referred to as the “Effective Date.”
2.	Within 30 days after the Effective Date, the proper officers of the Company shall file Form 966 with the Internal Revenue Service, together with a certified copy of the Plan, as advised and approved by the Board and approved by the Shareholders. Not less than 20 days before the filing of Articles of Dissolution with the State Department of Assessments and Taxation of Maryland (the “SDAT”), the proper officers of the Company shall mail notice to all known creditors of the Company, if any, at their respective addresses shown on the records of the Company as well as all employees of the Company, if any, either at their home addresses as shown on the records of the Company, or at their business addresses, that the dissolution of the Company has been approved (alternatively, the Board may determine that the Company has no employees or known creditors).
3.	As soon as practicable after the Effective Date, the Company shall be voluntarily liquidated and dissolved in accordance with Section 562(b)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the Plan, the Board shall cause the Company to sell, convey, transfer and deliver or otherwise dispose of any or all of the assets of the Company in one or more transactions, and acting for itself or in its capacity as the general partner of New York Recovery Operating Partnership, L.P. (the “OP”), cause the OP to sell, convey, transfer and deliver or otherwise dispose of any or all assets of the OP in one or more transactions, in each case without further approval of the Shareholders.

The Company, acting for itself or in its capacity as the general partner of the OP, as appropriate, shall not engage in any business activities, except to exercise the option to purchase the remaining equity interests in WWP Holdings, LLC, seeking new financing to prepay the Company’s existing credit facility, provide capital to exercise such option and for other purposes, or otherwise to the extent necessary to preserve the value of the Company’s assets, including but not limited to assets held in the OP and their subsidiaries, winding up the Company’s business and affairs, discharging, paying or setting aside reserves for all Company liabilities, including but not limited to contingent liabilities and the liabilities of the OP or its subsidiaries, distributing its assets, including, but not limited to, the assets of the OP to the limited and general partners of the OP in accordance with the OP’s Fourth Amended and Restated Agreement of Limited Partnership, dated April 15, 2014, as amended on April 15, 2015, and distributing the Company’s assets to its Shareholders, all in accordance with the Company’s Charter and the Company’s Amended and Restated Bylaws (collectively, the “Charter Documents”), and the Plan, including to satisfy any existing contractual obligations including any capital call requirements and acquisitions or dispositions pursuant to buy-sell provisions under existing venture documentation, pay for required tenant improvements and capital expenditures at the Company’s real estate properties (including real estate properties owned by joint ventures in which the Company owns an interest) if the Board so chooses and make protective acquisitions or advances with respect to the Company’s existing assets.

4.	The appropriate officers of the Company shall take all actions as may be necessary or appropriate to marshal the assets of the Company and convert the same, in whole or in parts, into cash or other form as may be conveniently distributed to the Shareholders.
5.	The Company shall (i) pay or make reasonable provision to pay all claims and obligations of the Company, the OP and its and their subsidiaries including all contingent, conditional or contractual claims known to the Company, the OP or its and their subsidiaries (ii) make all provisions that are reasonably likely to be sufficient to provide compensation for any claim against the Company, the OP or its or their subsidiaries in connection with any pending action, suit or proceeding to which any of the Company, the OP or its subsidiaries is a party and (iii) create, or cause the Liquidating Trust (as hereinafter defined) to create, a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Corporation, the OP and their subsidiaries. All claims shall be paid in full (except to the extent a lesser amount is agreed upon between the Company, the OP and its or their subsidiaries on the one hand and the applicable creditor on the other hand).
6.	Subject to Section 8 below and the Charter Documents, the distributions contemplated by the Plan shall be in complete liquidation of the Company and, following the dissolution of the Company, all certificates representing the issued and outstanding Common Shares shall thereupon be canceled. The Board shall make such provisions as it deems appropriate regarding the cancellations, in connection with the making of distributions hereunder, of certificates representing the Common Shares (or certificates representing interests in the Liquidating Trust as provided in Section 9 hereof) outstanding.
7.	In the course of the liquidation, the Board shall use commercially reasonable efforts to continue to cause the Company to maintain its status as a REIT; provided, however, the Board may, in its discretion, elect to terminate the Company’s status as a REIT if it determines that termination would be in the best interest of the Shareholders.
8.	Upon the complete distribution of all assets of the Company to the holders of outstanding Common Shares (the “Final Distribution”) and the dissolution of the Company, all Common Shares will be canceled and no longer deemed outstanding and all rights of the holders thereof as shareholders of the Company shall cease and terminate. The Company shall use commercially reasonable efforts to cause the liquidation and dissolution of the Company to occur and to make the Final Distribution to Shareholders no later than the second anniversary of the Effective Date.
9.	In the event that it should not be feasible, in the opinion of the Board, for (i) the Company to pay, or adequately provide for, all debts and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Company) at the time of the Final Distribution, or, if earlier, the latest applicable date to avoid payment by the Company of Federal income taxes, or (ii) the Board shall determine that it is not advisable to distribute at such time any of the property then held by or for the account of the Company because such property is not reasonably susceptible of distribution to Shareholders or otherwise, the Board may cause the Company to make the Final Distribution as a distribution in kind of beneficial interests in a trust (the “Liquidating Trust”), at such time as it deems appropriate in its sole discretion (provided only that any remaining outstanding limited partner unitholders in the OP have been completely redeemed prior to the transfer and assignment mentioned below):
a.	The Company may transfer and assign, and may, as general partner, cause the OP to transfer and assign, to the Liquidating Trust created under the laws of Maryland or such other jurisdiction as the Board deems advisable all of the assets of the Company, the OP and its and their subsidiaries of every sort whatsoever, including its unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Company, the OP and its and their subsidiaries shall have no interest of any character in and to any such assets and all of the assets shall thereafter be held by the Liquidating Trust.
b.	Upon such transfer and assignment to the Liquidating Trust, certificates for Common Shares (to the extent the liquidation preference with respect thereto has not previously been satisfied) will be deemed to represent ownership interests in the Liquidating Trust equivalent to those held in the Company immediately prior to the transfer and assignment.

c.	The Liquidating Trust shall be constituted pursuant to a declaration of trust or liquidating trust agreement (the “Liquidating Trust Agreement”) in such form as the Board may approve and consistent with the terms hereof.
d.	The initial trustees of the Liquidating Trust shall be designated by the Board.
e.	The documents governing the Liquidating Trust shall also provide that the Liquidating Trust’s activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding the assets for the benefit of the holders of beneficial interests in the Liquidating Trust, temporarily investing the proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Liquidating Trust, making liquidating distributions to the holders of shares of beneficial interest in the Liquidating Trust and taking other actions as may be deemed necessary or appropriate by the trustees of the Liquidating Trust to conserve and protect the assets of the Liquidating Trust and provide for the orderly liquidation thereof.
f.	The Liquidating Trust Agreement will, unless otherwise determined by the Board, also provide: (i) that shares of beneficial interest in the Liquidating Trust will not be transferable (except by will, intestate succession or operation of law); (ii) that beneficial interests in the Liquidating Trust will not be represented by certificates; (iii) that the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the Liquidating Trust’s assets or three years from the date that the Company’s assets were first transferred to it, subject to extensions of determinate duration; and (iv) that the Liquidating Trust may distribute annual financial statements, which need not be audited, to holders of its beneficial interests (which statements, if prepared and distributed, shall be filed under cover of Form 10-K under the Company’s Commission file number to the extent the Liquidating Trust is required to do so) but need not prepare or distribute any quarterly financial statements.
g.	Approval of this Plan shall constitute the approval by the Shareholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Liquidating Trust Agreement as approved by the Board and the appointment of the Liquidating Trust’s trustees selected by the Board.
10.	Upon assignment and conveyance of the assets of the Company to the Shareholders or the Liquidating Trust, in complete liquidation of the Company as contemplated hereby, and the taking of all actions required under the law of the State of Maryland in connection with the liquidation and dissolution of the Company, the proper officers of the Company shall execute and cause to be filed with the SDAT, and elsewhere as may be required or deemed appropriate, such documents as may be required to dissolve the Company.
11.	Immediately prior to the transfer to the Liquidating Trust, or at such other time as the Board considers appropriate, the Board and proper officers of the Company are authorized to cause the Company to file a Form 15 (or take other appropriate action) to terminate the registration of the Common Shares under the Securities Exchange Act of 1934, as amended.
12.	The Board, or the trustees of the Liquidating Trust, and the officers of the Company as the Board may direct, are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take any further actions, to execute any agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company, the OP and its and their subsidiaries and complete the liquidation thereof, including, without limitation, (i) the execution of any checks, contracts, deeds, assignments, notices or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company, the OP and its and their subsidiaries whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in any medium as the Board may deem appropriate, (iv) the entering into of agreements with, or modifying or amending existing agreements with New York Recovery Advisors, LLC, New York Recovery Properties, LLC or any other advisor, agent, employee, officer, trustee or representative of the Company, the OP or its and their subsidiaries and (v) the modification of the Plan as may be necessary to implement the Plan. The death, resignation or other disability of any director or officer of the Company shall not impair the authority of the surviving or remaining directors or officers of the Company (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon the death, resignation or other disability, the surviving or remaining directors shall have the authority to fill the vacancy or vacancies so created, but the failure to fill the vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in this Plan.
13.	Until the filing of the Articles of Dissolution with and acceptance for record of the Articles of Dissolution by the SDAT, the Board may terminate, modify or amend the Plan without further action by the Shareholders and for any reason both before and after approval of the Plan by the Shareholders.

PRELIMINARY — SUBJECT TO COMPLETION

WHITE PROXY CARD
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m., ET, on [Month] [Day], 2016.

_______________________________________________________________________
VOTE BY INTERNET	WWW.FCRVOTE.COM/NYRT
_______________________________________________________________________
Use the Internet to transmit your voting instructions up until 11:59 p.m., ET, on [Month] [Day], 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
OR
_______________________________________________________________________
VOTE BY TELEPHONE	1-866-250-6203
_______________________________________________________________________
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., ET, on [Month] [Day], 2016. Have your proxy card in hand when you call and then follow the instructions.
OR
_______________________________________________________________________
VOTE BY MAIL
_______________________________________________________________________
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: First Coast Results, Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

CONTROL NUMBER

↓ If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. ↓

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NEW YORK REIT, INC.

The Board of Directors recommends you vote FOR Proposals 1 and 2.	WHITE PROXY

	FOR	AGAINST	ABSTAIN
1. Plan of Liquidation. Approve a plan of liquidation and dissolution (the “plan of liquidation”) for the Company.	☐	☐	☐
2. Adjournment of the Special Meeting. Proposal to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies in favor of the proposal to approve the plan of liquidation proposal.	☐	☐	☐

______________________________________________________________ Signature
______________________________________________________________ Signature (Capacity)
______________________________________________________________ Date
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

PRELIMINARY — SUBJECT TO COMPLETION

SIGN, DATE AND MAIL YOUR PROXY TODAY,
UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN
AND RETURN THIS PROXY PROMPTLY. YOUR VOTE WHETHER BY INTERNET OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME,
[Month] [Day], 2016, TO BE INCLUDED IN THE VOTING RESULTS.

The Notice of the Special Meeting and the Proxy Statement are available at
www.fcrvote.com/nyrt

Continued and to be signed on the reverse side.

↓ If submitting a proxy by mail, please sign and date the card on reverse and fold and detach card at perforation before mailing. ↓

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NEW YORK REIT, INC. SPECIAL MEETING OF STOCKHOLDERS [Month] [Day], 2016, xx:00 a.m.	WHITE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints [*] and [*], or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of the Common Stock of NEW YORK REIT, INC. (the “Company”) owned by the undersigned at the Special Meeting of Shareholders to be held at [*], on [Month] [Day], 2016 at xx:00 a.m., Eastern Time, and any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side. The proposals described in this proxy have been submitted for stockholder approval by the Company.

This White Proxy Card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Special Meeting and any adjournment or postponement thereof.

CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.